                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a party other than the registrant [_]

Check the appropriate box:

[X]  Preliminary proxy statement

[_]  Definitive proxy statement

[_]  Definitive additional materials

[_]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                     Atlantic Gulf Communities Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


   (Name of Person(s) Filing Proxy Statement if Other Than Registrant)
--------------------------------------------------------------------------------

Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

-------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11/1/

-------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------

 [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

-------------------------------------------------------------------------


     (2) Form, schedule or registration statement no.:

-------------------------------------------------------------------------


     (3) Filing party:

-------------------------------------------------------------------------


     (4) Date filed:

-------------------------------------------------------------------------

-------------------------
     /1/ Set forth the amount on which the filing fee is calculated and state how it was determined.

                     ATLANTIC GULF COMMUNITIES CORPORATION
                           2601 SOUTH BAYSHORE DRIVE
                           MIAMI, FLORIDA 33133-5461

                                                                  April  , 1997

To Our Stockholders:

  On behalf of the Company's board of directors (the "Board"), I would like to extend to you a cordial invitation to attend the annual meeting of the Company's stockholders to be held on Wednesday, May 28, 1997 at 9:30 a.m.
(Florida time) at the               , Miami, Florida.

  The accompanying notice of annual meeting and proxy statement discuss the matters to be presented at the meeting. These matters include (a) a proposal to approve an Amended and Restated Certificate of Incorporation of the Company which, among other things, would authorize the Company's issuance of certain preferred stock and increase the amount of the Company's authorized common stock; and thereby enable the Company to effect certain transactions, including the investment of $25,000,000 in the Company by an Investor, (b) the election of three Class 2 directors and (c) a proposal to amend the Company's certificate of incorporation (which may be the Company's existing restated certificate of incorporation or, if it is approved by the stockholders and becomes effective, the above-mentioned Amended and Restated Certificate of Incorporation) which would authorize the Board to effect, in its discretion, a reverse stock split followed by a forward stock split of the Company's common stock.

  The Board has determined that the above-mentioned proposed (a) Amended and Restated Certificate of Incorporation and (b) amendment to the Company's certificate of incorporation to effect the reverse and forward stock splits are advisable and in the best interests of the Company and its stockholders and recommend that you vote "for" their approval.

  A copy of the Company's annual report for the fiscal year ended December 31, 1996 accompanies the notice of the annual meeting and proxy statement.

  YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, I URGE YOU TO PARTICIPATE BY COMPLETING AND RETURNING YOUR PROXY AS SOON AS POSSIBLE. IF YOU ATTEND THE MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AND VOTE YOUR SHARES PERSONALLY.

                                          J. LARRY RUTHERFORD,
                                          President and Chief Executive
                                           Officer

                     ATLANTIC GULF COMMUNITIES CORPORATION
                           2601 SOUTH BAYSHORE DRIVE
                           MIAMI, FLORIDA 33133-5461

                               ---------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 28, 1997

                               ---------------

  An annual meeting of stockholders of Atlantic Gulf Communities Corporation, a Delaware corporation (the "Company"), will be held on Wednesday, May 28,
1997 at 9:30 a.m. (Florida time), at the          ,          , Miami, Florida
for the following purposes:

    1. To consider and vote upon a proposal to approve an Amended and Restated Certificate of Incorporation of the Company (attached as Appendix A to the accompanying proxy statement) which would, among other things, (a) increase the Company's authorized common stock ("Common Stock") from 15,665,000 shares to 50,000,000 shares and (b) authorize the Company's issuance of 1,025,000 shares of preferred stock, of which (i) 25,000 shares would be 20% cumulative redeemable convertible preferred stock, designated as Series A Preferred Stock, with a liquidation preference of $1,000 per share, and (ii) 1,000,000 shares would be 20% cumulative redeemable convertible preferred stock, designated as Series B Preferred Stock, with a liquidation preference of $10 per share, all so that, upon effectiveness of such Amended and Restated Certificate of Incorporation, the Company would be able to effect a certain investment transaction involving, among other things, (a) the issuance to an Investor of 25,000 shares of Series A Preferred Stock in the aggregate amount of $25,000,000 and warrants to purchase up to 5,000,000 shares of Common Stock, (b) the granting to the Investor of representation on the Company's board of directors (the "Board"), and (c) subject to compliance with securities registration and other laws, the making available for sale to stockholders in a rights offering up to 1,000,000 shares of Series B Preferred Stock in the aggregate amount of $10,000,000.

    2. To elect three Class 2 directors ( of whom will resign if the investment transaction referred to in item 1 above is consummated).

    3. To consider and vote upon a proposal to approve an amendment to the Company's certificate of incorporation (which may be the existing restated certificate of incorporation or, if the investment transaction referred to in item 1 above is consummated, the Amended and Restated Certificate of Incorporation referred to therein) that would effect, if subsequently determined by the Board, a reverse stock split of the outstanding Common Stock as of 5:00 p.m. (Florida time) on the effective date of the provision, pursuant to which 100 shares or 200 shares, as determined by the Board, then outstanding will be converted into one share (the "Reverse Split"), and to effect a forward split of the Common Stock as of 6:00 a.m. (Florida time) on the day following the effective date of the Reverse Split, pursuant to which each share of Common Stock then outstanding as of such date which is owned by a stockholder who owns at least one whole share will be converted into 100 or 200 shares of Common Stock, as the Board shall have determined in connection with the Reverse Split, and each resulting fractional share which is owned by a stockholder who does not own at least one whole share will be converted into the right to receive a cash payment in lieu of a fractional share, all as set forth in the proposed amendment to the Company's certificate of incorporation attached as Appendix C to the accompanying proxy statement.

    4. To transact such other business as may properly come before the meeting and at any adjournment thereof.

  The Board has fixed the close of business on April 11, 1997 as the record date for determination of stockholders entitled to notice of, and to vote at, the annual meeting and at any adjournment thereof.

  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY AND MAIL IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES OF AMERICA. IF YOU ATTEND THE MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AND VOTE YOUR SHARES PERSONALLY.

                                       By Order of the Board of Directors,

                                       Joel K. Goldman
                                       Secretary
April 28, 1997

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
INTRODUCTION...............................................................   1
SUMMARY....................................................................   2
  Introduction.............................................................   2
  Recommendation of Board..................................................   2
  Opinion of Financial Advisor.............................................   2
  Loan.....................................................................   3
  Series A Preferred Stock.................................................   3
  Warrants.................................................................   4
  Series B Preferred Stock.................................................   4
  Board Representation, Voting Rights and Election of Directors............   4
  Consent Rights...........................................................   5
  Co-Investment Opportunity................................................   5
  Exclusivity and Fiduciary Out............................................   5
  Termination..............................................................   5
  Fees and Expenses........................................................   6
  Control of the Company...................................................   6
  Stockholders Approval....................................................   7
  Intention of Directors and Officers......................................   7
  Market Price of the Common Stock.........................................   7
  Reverse and Forward Stock Splits.........................................   7
FORWARD-LOOKING STATEMENTS.................................................   8
THE TRANSACTION............................................................   8
  Background...............................................................   8
  Certain Effects of the Transaction.......................................  10
  Use of Proceeds..........................................................  12
  Recommendation of the Board; Reasons for the Transaction.................  13
  Consequences if the Transaction is Not Approved..........................  15
  Absence of Appraisal Rights..............................................  15
  Interest of Certain Persons in the Transaction...........................  15
  Expenses of the Transaction..............................................  15
  Fairness Opinion of Financial Advisor....................................  16
    Analyses of Financial Advisor..........................................  17
    Status Quo--Liquidation................................................  17
    Status Quo--Growth Without Apollo......................................  18
    Transaction--Growth With Apollo........................................  18
    Other Considerations...................................................  19
      Sponsorship..........................................................  19
      Apollo's Ability to Generate Deal Flow...............................  19
      Potential Source of Additional Capital...............................  19
      Potential Source for Management Assignments..........................  19
      Alternative Transactions Considered..................................  19
    Conclusion.............................................................  19
  Loan and Note Agreement..................................................  20
    The Loan...............................................................  20
    Collateral.............................................................  21
    Fees...................................................................  22
    Guarantees.............................................................  22
    Representations and Warranties.........................................  22
    Conditions Precedent...................................................  23

                                                                            PAGE
                                                                            ----
    Affirmative Covenants..................................................  23
    Certain Negative Covenants.............................................  24
    Events of Default......................................................  25
    Expenses...............................................................  26
    Miscellaneous..........................................................  27
  Intercreditor Agreement..................................................  27
  Investment Agreement.....................................................  27
    Introduction...........................................................  27
    Series A Preferred Stock...............................................  28
      Number of Shares.....................................................  28
      Rank.................................................................  28
      Dividends............................................................  28
      Liquidation Preference...............................................  29
      Optional Redemption..................................................  29
      Voting Rights........................................................  30
      Repurchase Obligations...............................................  30
      Conversion...........................................................  31
    Warrants...............................................................  33
      General..............................................................  33
      Number and Classes of Warrants.......................................  33
      Exercise Price and Term..............................................  33
      Reservation of Warrant Shares........................................  33
      "Cash Flow Adjustment" of Exercise Price.............................  33
      Antidilution Adjustments.............................................  34
      Restrictions on Transfer.............................................  35
      Fees and Expenses....................................................  35
      Value Determination and Appraisal....................................  35
    Series B Preferred Stock...............................................  35
    Consent Rights.........................................................  36
    Co-Investment Opportunity..............................................  37
    Registration Rights....................................................  38
    Activities Prior to Closing............................................  39
    Certain Covenants......................................................  39
    Conditions to the Closing..............................................  40
    Representations and Warranties.........................................  41
    Indemnification........................................................  42
    Exclusivity and Fiduciary Out..........................................  43
    Termination............................................................  44
    Fees and Expenses......................................................  44
  Charter Amendments.......................................................  45
  Resigning Directors--Options and Indemnification.........................  47
  Stockholders Approval....................................................  48
ELECTION OF DIRECTORS......................................................  48
  Changes to the Board.....................................................  48
  Class 2 Nominees.........................................................  49
  Other Directors--Class 3.................................................  50
  Other Directors--Class 1.................................................  50
  Miscellaneous............................................................  51
  Directors Following the Closing..........................................  52

                                                                           PAGE
                                                                           ----
PROPOSAL TO AMEND THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO
 EFFECT A REVERSE STOCK SPLIT FOLLOWED BY A FORWARD STOCK SPLIT OF THE
 COMMON STOCK.............................................................   53
  Cash Payment in Lieu of Shares..........................................   54
  Effect of the Proposed Stock Splits.....................................   55
  Purpose of the Proposed Stock Splits....................................   56
  Exchange of Stock Certificates..........................................   57
  Federal Income Tax Consequences.........................................   57
  Recommendation and Vote.................................................   58
BENEFICIAL OWNERSHIP OF COMMON STOCK......................................   59
  Ownership by Directors, Nominees and Executive Officers.................   59
  Ownership by Persons Owning More Than Five Percent......................   60
  Ownership by Apollo.....................................................   60
COMPENSATION AND CERTAIN RELATED MATTERS..................................   61
  Executive Compensation..................................................   61
  Stock Options...........................................................   61
  Defined Benefit Retirement Plan.........................................   62
  Employment Agreements...................................................   62
  Director Compensation...................................................   63
  Related Party Transactions..............................................   64
  Indemnification Arrangements............................................   64
  Report to Stockholders on Compensation..................................   65
    Base Salary...........................................................   65
    Annual Incentives.....................................................   65
    Long-Term Incentives..................................................   66
  Performance Graph.......................................................   67
INDEPENDENT PUBLIC ACCOUNTANTS............................................   68
OTHER MATTERS.............................................................   68
STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING.............................   68
METHOD OF PROXY SOLICITATION..............................................   68
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................   68
APPENDIX A--PROPOSED AMENDED AND RESTATED CERTIFICATE OF INCORPORATION....  A-1
  Annex A--Statement of Preferences and Rights of 20% Cumulative
          Redeemable Convertible Preferred Stock, Series A................  A-4
  Annex B--Statement of Preferences and Rights of 20% Cumulative
          Redeemable Convertible Preferred Stock, Series B................ A-18
  Annex C--Form of Warrants for the Purchase of Common Stock of Atlantic
          Gulf Communities Corporation.................................... A-32
APPENDIX B--OPINION OF TALLWOOD ASSOCIATES, INC...........................  B-1
APPENDIX C--PROPOSAL TO AMEND THE COMPANY'S RESTATED CERTIFICATE OF
 INCORPORATION TO EFFECT THE PROPOSED REVERSE AND FORWARD STOCK SPLITS....  C-1

                     ATLANTIC GULF COMMUNITIES CORPORATION
                           2601 SOUTH BAYSHORE DRIVE
                           MIAMI, FLORIDA 33133-5461

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 28, 1997

                               ----------------

                                 INTRODUCTION

  This proxy statement is furnished in connection with the solicitation of proxies by the board of directors (the "Board") of Atlantic Gulf Communities Corporation, a Delaware corporation (the "Company"), for use at the annual meeting of the Company's stockholders to be held on Wednesday, May 28, 1997 at
9:30 a.m. (Florida time), at the          ,          , Miami, Florida, and at
any adjournment thereof (the "Meeting") for the purposes specified in the accompanying notice of the Meeting. See "Other Matters."

  On April 11, 1997 there were outstanding 9,721,720 shares of the Company's common stock, par value $.10 per share ("Common Stock"), including 13,290 shares held in a "disputed claims" reserve for subsequent distribution, as discussed below ("Reserved Shares"). Record holders of the outstanding Common Stock (except the Reserved Shares) at the close of business on April 11, 1997 are entitled to notice of, and to vote at, the Meeting. Such record holders will be entitled to one vote for each share of Common Stock held of record at the close of business on April 11, 1997. To take action, a quorum, composed of a majority of the outstanding Common Stock, excluding the Reserved Shares, must be represented by proxy or in person at the Meeting.

  Common Stock represented by valid proxies received by the Company in time for the Meeting will be voted as specified in such proxies. If no voting specification is made, Common Stock represented by proxies will be voted for the approval of the proposals in items 1 and 3 of the accompanying notice of the Meeting and for the election as Class 2 directors of the three nominees discussed below under "Election of Directors." Any holder of Common Stock ("Stockholder") giving a proxy has the right to revoke it at any time before it is exercised by attending the Meeting and voting in person or by filing with the Company's secretary an instrument of revocation or a duly executed proxy bearing a later date. See "Method of Proxy Solicitation."

  Votes cast by proxy or in person at the Meeting will be tabulated by the judge of elections appointed for the Meeting. The judge of elections will treat abstentions as Common Stock that is present and entitled to be voted for purposes of determining the presence of a quorum but as not voted for purposes of determining the approval of any matter submitted to Stockholders for a vote. If a broker indicates on a proxy that such broker does not have discretionary authority as to certain Common Stock to vote on a particular matter, such shares will not be considered as present and entitled to vote with respect to that matter.

  The mailing address of the Company's principal executive office is 2601 South Bayshore Drive, Miami, Florida 33133-5461. The Company's telephone number is (305) 859-4000. This proxy statement, the accompanying form of proxy and the Company's annual report to Stockholders for the fiscal year ended December 31, 1996 were first sent or given to Stockholders on or about April 28, 1997.

                                    SUMMARY

  The following is a brief summary that highlights selected information concerning certain matters described in this Proxy Statement in respect of the Stockholders considering and acting on (a) the proposal to approve an Amended and Restated Certificate of Incorporation of the Company in the form of Appendix A hereto (the "Charter Amendments"), which, among other things, would authorize the issuance of certain preferred stock and increase the amount of authorized Common Stock to enable the Company to effect certain transactions;
(b) the election of three Class 2 directors; and (c) a proposal to amend the Company's certificate which would authorize the Board to effect, in its discretion, a reverse stock split followed by a forward stock split of Common Stock, as set forth in Appendix C hereto. This summary is not intended to be complete and is qualified in all respects by reference to the detailed information contained elsewhere in this Proxy Statement and the appendices attached to this Proxy Statement ("Appendices"). Stockholders are urged to review carefully the entire Proxy Statement including the Appendices.

  INTRODUCTION. The Company has entered into an Investment Agreement dated as of February 7, 1997 (the "Investment Agreement"), and the Company and certain of its subsidiaries (the "Mortgagor Subsidiaries") have entered into a Note Agreement dated as of February 7, 1997 (the "Note Agreement") (collectively, the Investment Agreement and the Note Agreement are referred to herein as the "Agreements"), with AP-AGC, LLC ("Apollo" or the "Investor"). Apollo, a Delaware limited liability company, is an affiliate of Apollo Real Estate Investment Fund II, L.P. ("Apollo Fund II"), a private real estate investment fund, the general partner of which is Apollo Real Estate Advisors II, L.P., a New York-based investment fund. Apollo Fund II was formed in 1996 with investment capital of more than $570 million for the purpose of investing in direct and indirect real estate interests. Apollo Real Estate Advisors II, L.P., together with an affiliate, also serves as general partner of Apollo Real Estate Investment Fund, L.P., a fund formed in 1993, which manages a portfolio of real estate assets of in excess of $2 billion. Apollo's investments include multi-family properties, commercial and office properties, hotels, home development companies and other real estate management companies.

  Under the terms and conditions of the Agreements (a) the Company has the right to borrow up to $10 million from Apollo, for use in particular development projects approved by Apollo, and (b) subject to certain conditions, including the Stockholders prior approval of the Charter Amendments, Apollo will invest $25 million in the Company, including the conversion of the outstanding principal balance, if any, of the above-mentioned loan from Apollo, by purchasing 20% cumulative redeemable convertible preferred stock, Series A, of the Company ("Series A Preferred Stock") and five million warrants to purchase Common Stock (the "Warrants"). The approval at the Meeting of the Charter Amendments by the holders of a majority of the outstanding Common Stock ("Stockholders Approval") and its subsequent effectiveness under Delaware law will enable the Company to consummate the transactions contemplated by the Investment Agreement, including the Company's above-mentioned issuance of Series A Preferred Stock and Warrants (collectively, the "Transaction").

  RECOMMENDATION OF BOARD. A majority of the Board believes that the Charter Amendments and the Transaction are advisable and in the best interests of the Company and its Stockholders, and accordingly recommends to the Stockholders that they vote their Common Stock in favor of the Charter Amendments, which are required to consummate the Transaction. In arriving at a recommendation, the Board considered the advantages and disadvantages of the Transaction, the results of a review of the Company's strategic alternatives, the opinion of its financial advisor, Tallwood Associates, Inc. ("Tallwood"), the Company's financial condition and other factors, all as more fully discussed herein. Six of the Company's then nine directors voted in favor of the Charter Amendments and the Transaction, and three voted against it. See "The Transaction-- Background" and "--Recommendation of Board; Reasons for the Transaction" and "--Certain Effects of the Transaction."

  OPINION OF FINANCIAL ADVISOR. Prior to entering into the Agreements, the Board received an opinion of the Company's financial advisor, Tallwood, that the Transaction is fair, from a financial point of view, to the Stockholders. See "The Transaction--Fairness Opinion of Financial Advisor."

  LOAN. The Agreements provide, among other things, that subject to certain terms and conditions, including Apollo's approval of the use of the loan proceeds, Apollo will make a loan to the Company in a principal amount up to $10,000,000 (the "Loan"). The Company is not obligated to borrow any portion of the $10,000,000. At the consummation of the Loan (the "Funding"), Apollo will deliver to the Company the amount of the Loan to be made (the "Loan Amount") and the Company will execute and deliver to Apollo a secured convertible promissory note (the "Note") in the principal amount equal to the Loan Amount. The interest rate under the Note will be 20% per annum, subject to increase to 23% per annum if either (a) the Stockholders do not approve the Charter Amendments required to effect the Transaction or (b) the Company is in default under the Note Agreement.

  While circumstances may change, as of the date hereof, the Company does not expect to cause the Funding to occur. If, however, the Funding has occurred and no default has occurred and the conditions to the closing of the Transaction (the "Closing") have been satisfied, the Note will be converted into a portion of the Series A Preferred Stock to be issued at the Closing, as described below. If the Funding has occurred but the Closing has not occurred, the Note will mature on December 31, 1998, subject to acceleration upon certain defaults and to Apollo's right to require a mandatory redemption of up to 50% of the outstanding principal on December 31, 1997. The Note will be secured by (a) a junior lien on substantially all of the Company's assets, except for the capital stock of a special purpose wholly owned subsidiary of the Company (the "SP Subsidiary") formed to invest the net proceeds from the Funding and sale of the Series A Preferred Stock and Warrants in the Company's future real estate development projects and the assets of the SP Subsidiary and (b) a senior lien on the outstanding capital stock of the SP Subsidiary and on its assets. The Loan is not subject to or conditioned on the Stockholders Approval. See "The Transaction--Loan and Note Agreement" and "--Intercreditor Agreement."

  SERIES A PREFERRED STOCK. Subject to the prior satisfaction of certain conditions, including Stockholders Approval, at the Closing, Apollo will purchase from the Company, and the Company will issue and sell to Apollo, 25,000 shares of Series A Preferred Stock (20% cumulative redeemable convertible preferred stock, Series A of the Company) and the Warrants (to purchase up to 5,000,000 shares of Common Stock) for an aggregate purchase price of $25,000,000, payable as described below. If the Funding has not occurred, Apollo will deliver to the Company $25,000,000 in exchange for the Series A Preferred Stock and the Warrants. If the Funding has occurred, Apollo will present the Note for conversion into Series A Preferred Stock and will deliver to the Company an amount equal to $25,000,000 minus the outstanding principal amount of the Note. Accrued unpaid interest due on the Note will be paid by the Company at the Closing. See "The Transaction--Investment Agreement--Introduction."

  The Series A Preferred Stock will rank senior to the Common Stock with respect to dividends and distributions. Holders of the Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board, cash dividends on a quarterly basis at an annual rate equal to 20% of the liquidation preference, which is $1,000 per share, plus any accrued and unpaid dividends (as in effect at the time, the "Liquidation Preference"). If a payment default occurs on a Redemption Date (as defined below) or Purchase Date (as defined below), dividends will accumulate at an annual rate of 25%. The Series A Preferred Stock will be redeemable by the Company, in whole or in part, after three years from the issuance date at a redemption price in cash equal to the Liquidation Preference. Holders of the Series A Preferred Stock will have certain "put rights," which will entitle them to require the Company to repurchase the Series A Preferred Stock as follows: (a) up to one-third of the shares after the end of the fourth year following the issuance date and before the end of the fifth year, (b) up to two-thirds in the aggregate after the end of the fifth year following the issuance date and before the end of the sixth year, and (c) up to the entire amount after the sixth year following the issuance date, at a repurchase price in cash equal to the Liquidation Preference. Certain events of default, including certain change of control events in respect of the Company, would accelerate the exercisability of the put rights. The put rights will be secured by (a) a junior lien on substantially all of the Company's assets, except for the capital stock of the SP Subsidiary and the assets of the SP Subsidiary and (b) a senior lien on the outstanding capital stock of the SP Subsidiary and on its assets. See "The Transaction--Investment Agreement--Series A Preferred Stock" and "--Intercreditor Agreement."

  Holders of the Series A Preferred Stock will be entitled to elect three of the Board's seven members, but will have no other rights to vote on matters submitted to a vote of the Stockholders, except as may be required by applicable law. The Series A Preferred Stock will be convertible into Common Stock at a conversion price of $5.75 per share, subject to certain adjustments. Holders of the Series A Preferred Stock will have certain demand and piggy-back registration rights with respect to the Series A Preferred Stock and the Common Stock issuable upon conversion of the Series A Preferred Stock. As long as Apollo holds at least 5,000 shares of Series A Preferred Stock, Apollo will have certain consent rights in respect of the Company engaging in Major Transactions (as defined below). See "The Transaction--Investment Agreement-- Series A Preferred Stock" and "--Consent Rights."

  WARRANTS. The Investment Agreement provides that at the Closing, the Company will issue to Apollo Warrants to purchase up to an aggregate of 5,000,000 shares of Common Stock as follows: 1,666,667 Class A Warrants, 1,666,667 Class B Warrants and 1,666,666 Class C Warrants. The Warrants will have an exercise price of $5.75, subject to certain antidilution and other adjustments. The Class A, Class B and Class C Warrants are identical except that they have different minimum exercise prices. Unexercised Warrants will expire on the seventh anniversary of their issuance date. Apollo and its transferees will have certain demand and piggy-back registration rights with respect to the Common Stock issuable upon the exercise of the Warrants. See "The Transaction-- Investment Agreement--Warrants."

  SERIES B PREFERRED STOCK. The Company intends to conduct a rights offering, expected to commence promptly after Closing, whereby it will distribute to the holders of Common Stock nontransferrable rights to purchase, on a pro rata basis, an aggregate of 1,000,000 shares of 20% cumulative redeemable convertible preferred stock, Series B of the Company, with a liquidation preference of $10 per share ("Series B Preferred Stock") for a purchase price of $10 per share, all subject to compliance with applicable securities registration and other laws and regulations (the "Rights Offering"). The Series B Preferred Stock would be pari passu with the Series A Preferred Stock as to dividends and other rights of payment; except, however, (a) the put rights of the holders of the Series B Preferred Stock would not be secured by any lien on the assets of the Company or any Subsidiaries, and (b) the holders of the Series B Preferred Stock (i) would not be issued warrants to purchase Common Stock, (ii) would not be entitled to vote Series B Preferred Stock with respect to the election of Company directors, and (iii) would not have any "consent" rights in respect of Major Transactions. It is expected that for United States federal income tax purposes, holders of Common Stock will not be taxed upon receipt or exercise of the rights issued in the Rights Offering. The Company will send notice to its Stockholders at least 10 days prior to the proposed record date for determining the eligibility of Stockholders to participate in the Rights Offering. See "The Transaction--Investment Agreement--Series B Preferred Stock."

  BOARD REPRESENTATION, VOTING RIGHTS AND ELECTION OF DIRECTORS. The Investment Agreement provides that, until the Closing the Board will consist of 10 directors, one of whom will be designated by Apollo (the "Original Investor Designee"). In accordance with the foregoing, the Board on February 10, 1997 increased, pursuant to the Company's by-laws, the number of Class 1 directors from three to four and the size of the Board from nine to 10 members. Then, the Board appointed W. Edward Scheetz, the Original Investor Designee, as a Class 1 director, whose term will continue until the annual meeting of Stockholders to be held in 1999 (except as discussed below). If, however, a Funding has not occurred and the Investment Agreement is terminated in accordance with its terms, Apollo will cause the Original Investor Designee to resign promptly from the Board. Apollo will be entitled to have at least one designee on the Board so long as any amounts are owed by the Company under the Note.

  At the Meeting, the Stockholders will vote upon the election to the Board of Messrs. James W. Apthorp, Jerome J. Cohen and Lawrence B. Seidman, the three Class 2 directors whose terms of office expire at the

Meeting. If elected, the terms of the three Class 2 directors will expire at the meeting of Stockholders in the year 2000. However, pursuant to the Investment Agreement, as of and after the Closing, the Board will be reduced from 10 to seven directors and, as a result, five current directors, including
   Class 2 director[s] nominated to be reelected at the Meeting, will resign effective as of the Closing. As of the Closing, the seven directors of the Company will be: the three designees of Apollo; Mr. J. Larry Rutherford, the Company's current president and chief executive officer; and three independent directors selected by the incumbent Board with Apollo's approval. Apollo's three designees will be Mr. Scheetz and Messrs. Lee Neibart and Ricardo Koenigsberger. The Board, with Apollo's approval, has selected from the current
Board members, the three continuing independent directors: Messrs.     ,
and     . See "Election of Directors."

  As of the Closing, Mr. Scheetz will resign as a Class 1 director and will become a director having a term which will expire at the annual Stockholders meeting in 1998; Messrs. Koenigsberger and Neibart will have terms which will
expire at the annual meeting in 1998; Mr. Rutherford will be a Class   director
having a term which will expire at the annual meeting in    ; Mr.      will be
a Class   director having a term which will expire at the annual meeting in
   ; Mr.      will be a Class   director having a term which will expire at the
annual meeting in    ; and Mr.      will be a Class   director having a term
which will expire at the annual meeting in    . After the Closing, the member
of incumbent management on the Board and the three independent directors will continue to have staggered three-year terms. The three other directors will be elected by the holders of the Series A Preferred Stock and will have terms of one year. See "Election of Directors."

  CONSENT RIGHTS. From the date of the Investment Agreement and as long as Apollo holds at least 5,000 shares of Series A Preferred Stock, without Apollo's consent, the Company will not have the right to engage in or enter into any agreement with respect to certain significant actions and transactions ("Major Transactions"), including, among other things, any amendment of the Company's restated certificate of incorporation or by-laws, recapitalization or reclassification of the Common Stock, merger or consolidation, sale of a significant amount of assets not contemplated by an Approved Business Plan (as defined below), special dividend or distribution, significant new financing or refinancing, issuance of securities, unplanned major investments or capital expenditure, or transaction which would result in a change of control of the Company. See "The Transaction-- Investment Agreement--Consent Rights."

  CO-INVESTMENT OPPORTUNITY. Under the Investment Agreement, Apollo, subject to certain conditions and limitations, will have the opportunity to participate in new joint venture community development projects that the Company proposes to enter into, until Apollo has invested $60,000,000 or more in such projects. Except with respect to certain preexisting projects, Apollo will have a right of first offer to participate in such projects so long as it holds at least 5,000 shares of Series A Preferred Stock. See "The Transaction--Investment Agreement--Co-Investment Opportunity."

  EXCLUSIVITY AND FIDUCIARY OUT. The Investment Agreement contains certain exclusivity provisions that preclude the Company prior to the Closing from soliciting or initiating a transaction as an alternative to the Transaction. In addition, the Company has agreed that the Board will not withdraw or modify its approval or recommendation of the Investment Agreement or the Transaction, or approve or recommend or enter into any agreement with respect to an alternative proposal. If, however, the Board receives an unsolicited alternative proposal that, in the exercise of the Board's fiduciary obligations, it determines to be a Superior Proposal (as defined below), the Board may withdraw or modify its approval or recommendation of the Investment Agreement and the Transaction, approve or recommend such Superior Proposal and terminate the Investment Agreement, subject to the Company's obligation to pay certain fees to Apollo. See "The Transaction--Investment Agreement--Exclusivity and Fiduciary Out."

  TERMINATION. The Investment Agreement (other than certain provisions thereof, if and so long as the Note remains outstanding) can be terminated at any time prior to the Closing (a) by mutual consent of the Company and Apollo; (b) by the Company or Apollo if the Closing shall not have occurred on or before May 28, 1997;

provided, however, that such right to terminate shall not be available to any party whose breach of the Investment Agreement has been the cause of the failure of the Closing to occur on or before such date; (c) by Apollo if this Proxy Statement regarding the Investment Agreement and the Transactions has not been mailed to the Stockholders by May 8, 1997; (d) by the Company or Apollo if any judgment, injunction, order, or decree enjoining Apollo or the Company from consummating the Transaction is entered and such judgment, injunction, order, or decree shall become final and nonappealable; provided, however, that the party seeking to terminate the Investment Agreement shall have used all reasonable efforts to remove such judgment, injunction, order, or decree; (e) by Apollo or the Company if the other party is in material breach of the Investment Agreement and such breach is not cured within 30 days notice thereof; (f) by the Company in connection with its approval of a Superior Proposal provided that prior to or concurrently with such termination Apollo shall have received the termination fee discussed below; or (g) by either the Company or Apollo at any time from March 30, 1997 until April 5, 1997 if and until any necessary consent from the Company's senior secured lender, Foothill Capital Corporation ("Foothill"), has not been obtained on terms reasonable satisfactory to Apollo and the Company. See "The Transaction--Investment Agreement--Termination" and "The Transaction--Intercreditor Agreement."

  FEES AND EXPENSES. On January 21, 1997, the Company paid to Apollo a $1,000,000 commitment fee, which will be refunded to the Company at the Closing. If, however, the Investment Agreement is terminated or the Closing does not occur on or before May 28, 1997 for any reason other than a breach of the Investment Agreement by Apollo, the commitment fee will be forfeited and the Company will pay certain out-of-pocket expenses of Apollo and its affiliates (the "transaction expenses"). If the Closing does not occur on or before May 28, 1997 as a result of a breach of the Investment Agreement or the Note Agreement by the Company or as a result of the Stockholders Approval not having been obtained, the Company is required to pay to Apollo a $1,000,000 "break-up" fee plus Apollo's transaction expenses, in addition to forfeiting the commitment fee. If the conditions for the payment of the break-up fee are fulfilled and either the Company willfully breaches the Investment Agreement or the Company enters into an agreement for or consummates an Alternative Transaction (as defined below) within a specified period after termination of the Investment Agreement, the Company is required to pay to Apollo a $1,000,000 alternative transaction fee, in addition to the payment of the break-up fee and Apollo's transaction expenses and forfeiting the commitment fee.

  If the Investment Agreement is terminated by the Company as contemplated by the clause applicable to termination if Foothill's consent has not been obtained, and either (a) the Company willfully breached or breaches the Investment Agreement or the Note Agreement or (b) the Company enters into an agreement for, or consummates, an Alternative Transaction prior to the 180th day after the date of termination of the Investment Agreement, the Company shall pay an additional $2,000,000 Alternative Transaction fee to Apollo, in addition to the forfeiture of the commitment fee, plus Apollo's transaction expenses. If the Board withdraws its approval of the Investment Agreement, approves or recommends a Superior Proposal, enters into an agreement with respect to a Superior Proposal or terminates the Investment Agreement, the Company is required to pay to Apollo a $2,000,000 termination fee and Apollo's transaction expenses in addition to forfeiting the commitment fee. In that case, the Company will not be required to pay the break-up fee and the Alternative Transaction fee.

  The maximum amount of fees that Apollo will be entitled to receive as a result of the termination of the Investment Agreement will be $3,000,000 (inclusive of the $1 million commitment fee) plus Apollo's transaction expenses. As required by the Investment Agreement, as of the date hereof, the Company has reimbursed Apollo's transaction expenses in the approximate amount
of $   . See "The Transaction--Investment Agreement--Fees and Expenses."

  CONTROL OF THE COMPANY. So long as it holds at least 5,000 shares of the Series A Preferred Stock, Apollo will have the right to elect three of the seven Board members and to withhold its consent to the Company engaging in Major Transactions. If Apollo converts its Series A Preferred Stock and/or exercises the Warrants, it would become a substantial holder of the outstanding Common Stock. See "The Transaction--Certain Effects of the Transaction," "The Transaction--Investment Agreement--Series A Preferred Stock--Voting Rights;" "--Investment Agreement-- Consent Rights"; and "Beneficial Ownership of Common Stock--Ownership by Apollo."

  STOCKHOLDERS APPROVAL. The Closing is subject to a number of conditions, including the vote by the holders of a majority of the outstanding Common Stock having voted in favor of the Charter Amendments which will upon effectiveness, among other things, (a) authorize the Company's issuance of the Series A Preferred Stock, (b) authorize the Company's issuance of the Series B Preferred Stock, and (c) increase the amount of authorized Common Stock sufficient to permit the conversion of Series A Preferred Stock and Series B Preferred Stock and the exercise of the Warrants. In addition, the Charter Amendments will modify the dividend rights of the holders of Common Stock in certain respects. Additional conditions precedent to the Closing include (a) Foothill's consent to the Agreements and the transactions contemplated thereby, all on terms and conditions reasonably satisfactory to the Company and Apollo, and (b) the absence of any material adverse effect occurring in respect of the Company's business, operations, property, condition (financial or otherwise) or prospects. See "The Transaction--Investment Agreement--Conditions to the Closing" and "The Transaction--Charter Amendments" and "--Stockholders Approval."

  INTENTION OF DIRECTORS AND OFFICERS. Each of the directors and executive officers of the Company who owns Common Stock, other than the three directors who voted against the Charter Amendments and the Transaction, has indicated that he or she intends to vote in favor of the Charter Amendments and the Transaction. See "The Transaction--Background; and Recommendation of Board; Reasons for the Transaction." These directors and officers own, in the aggregate, 68,858 shares of Common Stock (representing 0.7% of the outstanding shares).

  MARKET PRICE OF THE COMMON STOCK. The closing sales price of the Common Stock, as quoted on the NASDAQ National Market, on February 10, 1997 (the last trading day prior to the public announcement of the Company's execution of the Investment Agreement) was $4.8125 per share. On April , 1997 (the last trading day before the date of this Proxy Statement), the closing sales price was $ per share.

  REVERSE AND FORWARD STOCK SPLITS. The Company proposes that the Stockholders approve an amendment to its certificate of incorporation which would authorize the Board in its discretion to effect, prior to the annual meeting of Stockholders in 1998, either of two different reverse stock splits of the Common Stock, followed by a forward stock split. Pursuant to the reverse stock split, each 100 shares or 200 shares, as determined by the Board, of the then outstanding Common Stock will be converted into one share. Stockholders who own fewer than 100 shares or 200 shares would be entitled to receive from the Company a cash payment based on the closing price of the Common Stock, in lieu of receiving less than one whole share. Pursuant to the forward stock split, on the day following the reverse stock split, Common Stock then outstanding will be converted into the number of shares of Common Stock that such shares represented prior to the reverse stock split. This proposal, if effected, would significantly reduce the number of holders of Common Stock based on the Company's estimate that more than 23,000 record holders own fewer than 100 shares and more than 28,000 record holders own fewer than 200 shares. As a result, it is expected that the cost of administering Stockholder accounts would be reduced. The Board unanimously recommends that Stockholders vote for the proposal. See "Proposal to Amend the Company's Restated Certificate of Incorporation to Effect a Reverse Stock Split followed by a Forward Stock Split of the Common Stock."

                          FORWARD-LOOKING STATEMENTS

  This Proxy Statement includes "forward-looking" statements that are subject to risks and uncertainties. Such forward-looking statements include (a) expectations and estimates as to the Company's future financial performance, including growth and opportunities for growth in revenues, net income and cash flow; (b) the advantages and benefits and disadvantages and costs of the Transaction; (c) the opportunities for cash flow growth through the use of the net proceeds from the Transaction; and (d) those other statements preceded by, followed by or that include the words "believes," "expects," "intends," "anticipates," "potential" or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors, in addition to those discussed elsewhere in this Proxy Statement, could affect the Company's future results and could cause those results to differ materially from those expressed in the forward-looking statements: (a) the inability to generate growth in revenues and net income; (b) the inability to generate sufficient cash flows from operations to fund capital expenditures and debt service; (c) unanticipated capital expenditures, including costs associated with real estate development projects; (d) the inability to realize significant benefits as a result of the Transaction or to realize increases in revenues, net income or cash flow as a result of such Transaction; (e) unanticipated costs, difficulties or delays in completing or realizing the intended benefits of development projects; (f) adverse changes in current financial markets and general economic conditions, including interest rate increases, and the real estate industry; and (g) actions by competitors.

                                THE TRANSACTION

BACKGROUND

  In August 1995, the Company retained BT Securities Corporation ("BTSC"), an affiliate of Bankers Trust Company of New York, as its financial advisor to assist the Company in developing a financing plan to deleverage and recapitalize the Company through new debt and possibly equity, and the repayment or refinancing of the Company's existing debt. For the past several years, the Company has operated under significant financial constraints as a result of devoting of substantially all of its operating cash flow to debt service. The Company's high degree of leverage, combined with the illiquid nature of the assets the Company had when it emerged from a bankruptcy proceeding in March 1992, have resulted in the Company having insufficient liquidity and capital resources to implement fully its business plan and generate net income and increase Stockholder value.

  In its marketing efforts, BTSC contacted approximately 60 potential lenders and investors. Thereafter, BTSC had discussions with 32 potential lenders and investors that indicated preliminary interest in the proposed recapitalization plan. Of the 32 that indicated preliminary interest, six, including Apollo and Foothill, submitted preliminary term sheets. In June 1996 Apollo and the Company entered into a letter of intent with respect to a proposed debt financing to be provided by Apollo to the Company. In July 1996 Foothill submitted to the Company a letter of intent with respect to a proposed debt financing and the Company determined to enter into a transaction with Foothill. The Company thereupon terminated the proposed debt financing transaction contemplated by the letter of intent with Apollo and, pursuant thereto, the Company paid Apollo a termination fee in the amount of $410,000. On September 30, 1996, the Company closed on three credit facilities with Foothill totaling $85 million. The credit facilities consisted of: (a) a two-year extension to December 1, 1998, of the Company's existing $20 million working capital facility with Foothill, at an annual interest rate of prime plus two percent (the "Working Capital Facility"); (b) a $40 million term loan to mature on June 30, 1998, at an annual interest rate of 15%; and (c) a reducing revolving facility of up to $25 million to mature on June 30, 1998, at an annual interest rate of prime plus four percent (collectively, the "Foothill Debt"). The Foothill Debt is secured by a senior lien on substantially all of the assets of the Company and its Subsidiaries. The $40 million term loan and $25 million reducing revolving facility require principal payments of approximately $21.67 million on June 30, 1997, December 31, 1997 and June 30, 1998. See "Intercreditor Agreement."

  In July 1996 representatives of BTSC, the Company and Apollo began to discuss a potential equity investment by Apollo in the Company. On July 25, 1996, the Company and Apollo agreed that (a) Apollo would continue its due diligence examination of the Company's assets and operations with a view to making an investment proposal to the Company and (b) the Company would reimburse Apollo for its actual out of pocket expenses in its due diligence examination. The Company subsequently reimbursed Apollo approximately $300,000 for its actual out-of-pocket expenses, in addition to $100,000 of such expenses previously paid. In August and September 1996, representatives of Apollo, BTSC and the Company had several meetings concerning Apollo's examination of the Company's assets and operations and a potential structure for an equity investment in the Company.

  At a Board meeting in September 1996, the directors reviewed possible scenarios involving an equity investment by Apollo and the Company's primary uses of the resulting proceeds. Such potential use of proceeds included (a) the Company's acquisition of new real estate development projects with its own capital, without other parties participating in the projects on a joint venture basis, thereby increasing the Company's potential financial return from such new projects; (b) the provision of additional financial liquidity as a secondary source for the Company to pay its unsecured 12% notes maturing on December 31, 1996 in the aggregate principal amount of $42 million (the "Unsecured 12% Notes"); (c) the possible repurchase at a discount of the Company's unsecured cash flow notes maturing on December 31, 1998 in the aggregate principal amount of $39.6 million ("Unsecured Cash Flow Notes"); and
(d) to increase the Company's ability to obtain the consent of its current lenders or other holders of the Company's debt to modify or extend existing debt.

  At several Board meetings in October and November 1996, the directors reviewed the then current status of negotiations regarding the proposed Apollo transaction, including proposed letters of intent, with term sheets, from Apollo.

  On November 20, 1996, as authorized by a majority of the Board on November 19, 1996, the Company and Apollo executed a letter of intent dated November 19, 1996 (which included a term sheet dated November 15, 1996) from Apollo (the "November 19, 1996 Letter of Intent").

  During several Board meetings in December 1996, the directors reviewed the status of the Apollo transaction as contemplated by the November 19, 1996 Letter of Intent.

  At a Board meeting on January 20, 1997, the directors reviewed (a) a revised letter of intent dated January 14, 1997 and term sheet providing for certain modifications to the November 19, 1996 Letter of Intent; (b) a financial report of Tallwood to the Board regarding the Transaction; and (c) a draft opinion of Tallwood as to the fairness, from a financial point of view, of the Transaction to the Stockholders. A Tallwood representative presented to the Board Tallwood's analyses and its opinion that, from a financial point of view, the Transaction is fair to the Stockholders. See "Fairness Opinion of Financial Advisor."

  At the end of the January 20, 1997 Board meeting, the Board authorized the Company to execute and deliver the letter of intent and term sheet dated as of January 14, 1997 (the "January 14, 1997 Letter of Intent") and the definitive agreements providing for consummation of the transactions contemplated thereby. Six of the Company's directors, Messrs. James W. Apthorp, Jerome J. Cohen, Raymond Ehrlich, W. D. Frederick, Jr., J. Larry Rutherford and John W. Temple, voted in favor of the action authorizing the Company's execution of the January 14, 1997 Letter of Intent and definitive agreements and three of the directors, Messrs. Gerald N. Agranoff, Allen A. Blase and Lawrence B. Seidman, voted against such action.

  The three directors who voted against the approval of the Company's execution and delivery of the January 14, 1997 Letter of Intent, and the Transaction indicated at several Board meetings their primary concerns as follows: (a) the $1 million fee being payable and the $1 million commitment fee being forfeited if the Stockholders Approval is not obtained and the additional $1 million fee being payable if an Alternative Transaction is consummated is, in their view, too high; (b) the potential dilutive effect on the existing Stockholders resulting from the conversion of the Series A Preferred Stock into Common Stock and the issuance of Common Stock pursuant to the exercise of the Warrants, particularly if the exercise price of the Warrants is adjusted downward during the first quarter of 1999; and (c) the Series B Preferred Stock expected to be offered in a Rights Offering to all Stockholders will not be accompanied by any warrants to purchase Common Stock and the Company's obligation to repurchase the Series B Preferred Stock will not be secured by any collateral.

  On January 21, 1997, the Company, as authorized by the Board on January 20, 1997, executed and delivered the January 14, 1997 Letter of Intent and paid the $1,000,000 commitment fee to Apollo, as required by such Letter of Intent.

  On February 7, 1997, the Company executed the Investment Agreement and Note Agreement providing for the transactions contemplated by the January 14, 1997 Letter of Intent, and pursuant to an agreement with Apollo, such Agreements were held in escrow, with effectiveness subject to the Board's approval on February 10, 1997.

  At a Board meeting on February 10, 1997, the directors discussed that the Investment Agreement and Note Agreement were being held in escrow, with effectiveness subject to the Board's approval because Foothill and Apollo had not, as of execution of the Agreements, agreed upon an intercreditor agreement regarding the relationship between the holder of the Foothill Debt and Apollo as a possible lender under the Note Agreement and holder of Series A Preferred Stock (the "Intercreditor Agreement"). The Board noted that the Investment Agreement contained a termination provision which permits either the Company or Apollo to terminate such agreement at any time from March 30, 1997 to April 5, 1997, if at such time Foothill, Apollo and the Company have not agreed upon an Intercreditor Agreement, subject, as a result of such termination, to the Company being obligated to pay a $2 million Alternative Transaction fee if within 180 days thereafter the Company either (a) enters into an Alternative Transaction agreement or (b) consummates an Alternative Transaction. After further discussion, the directors unanimously authorized and directed the release of the Agreements from escrow so that, as a result thereof, they became effective agreements. Directors Agranoff, Blase and Seidman noted that, while they approved the above-discussed resolution so that the Agreements and Transaction could be submitted to the Stockholders for their consideration and action, they were not changing their previous votes, including on January 20, 1997, against the approval of the January 14, 1997 Letter of Intent, the Agreements and the Transaction. See "Intercreditor Agreement."

  Also, the directors unanimously resolved that, pursuant to the Company's by-laws, effective as of adjournment of such meeting, the number of the Company's Class 1 directors would be increased from three to four, thereby increasing the total number of the Company's directors from nine to 10 and that, as required by the Investment Agreement, W. Edward Scheetz was appointed as a Class 1 director to fill the vacancy created by such increase in Class 1 directors, to serve until the annual meeting of the Stockholders in 1999, subject to Apollo's obligation to cause Mr. Scheetz to resign as a director if the Investment Agreement is terminated in accordance with its terms and if no Funding has occurred under the Note Agreement.

CERTAIN EFFECTS OF THE TRANSACTION

  As long as Apollo holds at least 5,000 shares of Series A Preferred Stock,
(a) the holder(s) of the Series A Preferred Stock will have the right to elect three of the seven directors on the Board and (b) without Apollo's consent, the Company will not have the right to engage in or enter into any agreement with respect to a Major Transaction. See "Investment Agreement--Series A Preferred Stock--Voting Rights" and "Consent Rights."

  The Board is empowered by the General Corporation Law of Delaware ("DGCL") to direct the management of the Company's business and to make numerous major decisions without the approval of Stockholders. Matters and decisions subject to Board control include, among other things, the purchase and sale of assets of the Company (other than a disposition of all or substantially all of the Company's assets outside of the ordinary course of business), the issuance of additional equity or debt securities (subject to limitations imposed by the Company's charter and debt agreements), the declaration of dividends in respect of the Company's capital stock, the election and removal of officers of the Company, capital expenditure decisions, strategic planning, by-law amendments, officer compensation matters, and the recommendation for Stockholder approval of certain major corporate transactions (including mergers, certain asset sales, charter amendments and dissolutions). While not constituting a majority of the entire seven-person Board, the three directors elected by

Apollo, if they vote together, may have the ability to control the outcome of a vote taken by the Board; and, in any event, if the matter under Board consideration involves a Major Transaction, Apollo will be able to withhold its required consent in respect of such transaction. Under applicable law, the directors elected by Apollo, like all directors, will have fiduciary obligations to the Company and all of the Stockholders, not just to Apollo. However, Apollo's representation on the Board could have the effect of delaying, deterring or preventing tender offers or takeover attempts that some or a majority of the Stockholders might consider to be in their best interests, including offers or attempts that might result in the payment of a premium over the market price of the Common Stock and the Series B Preferred Stock. Although the Company expects to benefit from the participation of the Investor's Board designees, there can be no assurances regarding the effect that the Investor's influence on and participation in the Company's management will have on the Company's financial condition and performance. See "Recommendation of the Board; Reasons for the Transaction."

  Apollo could also obtain sufficient ownership of Common Stock having, in addition to Apollo's right to elect three Board members, the power to elect one or more additional Board members, or otherwise significant voting power on matters other than the election of directors. On a fully diluted basis, giving effect to (a) Apollo's conversion of its 25,000 shares of Series A Preferred Stock into Common Stock and exercise of all five million of its Warrants; (b) the sale and conversion of all of the Series B Preferred Stock, (c) the conversion of all 1,500,000 Bank Warrants; and (d) the exercise of all 500,950 outstanding directors and employee options to purchase Common Stock, Apollo would own approximately 41% of the Company's voting shares, and therefore would be in a position to significantly influence actions that require the approval of the Stockholders.

  Under the DGCL and the Company's charter and by-laws, the following matters generally require the approval of the holders of a majority of the outstanding Common Stock entitled to vote (subject to any additional rights of the holders of any class or series of stock to vote on such matters separately as a class): (a) a merger of the Company with or into another corporation or other entity; (b) a sale, lease, exchange or disposition of all or substantially all of the Company's assets; (c) the amendment of the Company's charter; and (d) a dissolution of the Company. In addition, subject to certain exceptions, NASDAQ National Market ("NASDAQ") rules require that the following securities issuances by traded companies be approved by at least a majority of the votes cast on the proposal: (a) the establishment of a stock option or purchase plan or arrangement pursuant to which stock may be acquired by officers and directors, except for warrants or rights issued generally to security holders or broadly-based plans or arrangements including other employees; (b) in connection with the acquisition of assets or stock of another company, if any, a director, officer or substantial security holder of the Company has a substantial direct or indirect interest in such other company; (c) the issuance, other than in a public offering, of common stock or securities convertible into or exchangeable for common stock representing more than 20% of the common stock or voting power outstanding prior to the issuance, at a price less than the greater of book or market value of the Common Stock; and
(d) an issuance of securities that will result in a change of control of the Company. If the consummation of the Transaction would result in a change in control of the Company requiring approval under the NASDAQ Rules of the holders of a majority of the Common Stock voting on the proposal, such requirement would be satisfied by the obtaining of the Stockholders Approval.

  Holders of Series A Preferred Stock, will vote as a single class on (a) the creation or issuance of Senior Stock (as defined below) or Parity Stock (as defined below), (b) any reclassification of the Series A Preferred Stock, and
(c) any charter amendment that would adversely affect any of the specified rights of the Series A Preferred Stock or increase or decrease the authorized number of shares.

  Under the DGCL and the Company's charter, matters submitted to Stockholders generally require approval of the holders of a majority of the outstanding shares (or in certain cases, a plurality or majority of those voting). However, Article Tenth of the Company's charter provides that the provisions of such Article Tenth and of Article Fifth (regarding the management of the Company by the Board, the Company's by-laws governing the determination of the number of directors, and the Board's authority to amend the Company's by-
laws); Sixth (regarding the taking of action by Stockholders); Eighth (regarding the removal of directors from office); Ninth (regarding the indemnification of Company directors, officers, employees and agents); Eleventh (regarding the authority of the Board and Stockholders to modify the Company's by-laws); and Twelfth (regarding the exculpation of directors from certain liabilities) may not be amended except by the vote of the holders of not less than three-fifths of the outstanding Common Stock.

  The issuance of the Series A Preferred Stock and of Common Stock upon the conversion of the Series A Preferred Stock or the exercise of the Warrants could have the effect of diluting the economic interests and will have the effect of diluting the voting rights of the existing holders of Common Stock. As discussed above, the holders of the Series A Preferred Stock and the Series B Preferred Stock will have a preference as to dividends and other distributions, over the holders of Common Stock. Also, the holder(s) of Series A Preferred Stock will have the right to elect three out of seven directors so long as the Series A Preferred Stock is outstanding (provided, that if the Investor does not hold at least 5,000 shares of Series A Preferred Stock, the number of directors that the holders of Series A Preferred Stock will be entitled to elect will equal three multiplied by a fraction, the numerator of which is the number of shares of Series A Preferred Stock outstanding and the denominator of which is 25,000, rounded up to the nearest whole director). In addition, the Investor will have Consent Rights which will prohibit the Company, without the Investor's consent, from entering into Major Transactions including, among other things, a merger, business combination or transaction involving a change of control. Also the conversion of the Series A Preferred Stock or the exercise of the Warrants would increase the amount of Common Stock outstanding and thereby dilute the percentage ownership interests and voting rights of the holders of Common Stock immediately prior to such conversion or exercise. Further, as a result of the foregoing, the issuance of the Series A Preferred Stock, the Series B Preferred Stock and the Warrants could have certain anti-takeover effects. Such effects could discourage and frustrate an attempt to acquire the Company, thus depriving Stockholders of the benefits that could result from such an attempt including a merger or tender offer in which Stockholders might receive a premium over the market price of their Common Stock. The Company, however, did not enter into, and does not view, the Investment Agreement, including the Charter Amendments, the issuance of Series A Preferred Stock and the issuance of Warrants, as an anti-takeover measure. The Board is not aware of any current effort by any person or group to obtain control of the Company.

  Section 382 of the Internal Revenue Code of 1986, as amended, limits a corporation's ability to carry forward its net operating losses following a transfer of stock or changes in a corporation's equity structure which results in a "change of ownership." The determination of whether a change of ownership occurs is made by determining for each "5% shareholder" of the corporation the excess, if any, of his percentage ownership of the corporation's stock over his smallest percentage ownership during the three prior years. If the total of such increases exceeds 50 percentage points, there has been a change of ownership for purposes of Section 382. (For these purposes, persons who own less than 5% of this stock are grouped together with other less than 5% owners of stock issued in the same transaction as a single 5% shareholder.) At December 31, 1996, the Company had approximately $207 million of unused net operating loss ("NOL") carry forwards which expire in years 1999 through 2010. Included in this amount is approximately $24.1 million of net operating loss attributable to certain legal entities that may only be used against future taxable income of these same entities. Assuming the trading price of Common Stock is in excess of $3.50 when the Closing occurs and the absence of new 5% shareholders, the Company does not expect either the issuance of Series A Preferred Stock and Warrants to the Investor pursuant to the Investment Agreement or the issuance of Series B Preferred Stock in the Rights Offering to result in a change of ownership. However, the issuance of the Series A Preferred Stock, the Warrants and Series B Preferred Stock will create actual or deemed 5% shareholders who will have increased their ownership of the Company, thus increasing the risk that a subsequent transaction within three years would cause a change of ownership of the Company. If a change of ownership were to occur, the Company's ability to carry forward its existing NOLs to offset future income and gain would be limited. The impact of this limitation cannot be predicted with any certainty because the amount of the limitation would depend on the value of the Common Stock and on interest rates in effect at the time the change of ownership occurred. If the restriction on the utilization of the NOL did apply, a significant portion of the NOLs could expire before the Company was able to utilize them. Any unused annual NOL limitations as well as any tax operating losses, adjusted for tax attributes existing prior to the change of ownership date, which may be generated after the change of ownership, would carry forward for use in future years without restriction.

  Notwithstanding the foregoing, the Transaction is expected by a majority of the Board to have substantial benefits for the Company and its Stockholders. See "Background" and "Recommendation of Board; Reasons for the Transaction."

USE OF PROCEEDS

  The Company expects the net proceeds from the sale of the Series A Preferred
Stock and Warrants to the Investor to be approximately $   , after payment of
related expenses and fees. The Company expects to use such net proceeds in the acquisition and development, through the SP Subsidiary, of real estate projects in Florida and other areas of the Southeast United States. While as of the date hereof, the Company is considering several prospective new real estate development projects, the Company has not made any determination to invest net proceeds from the Transaction in such projects.

RECOMMENDATION OF THE BOARD; REASONS FOR THE TRANSACTION

  A majority of the Board believes that the Transaction and the Charter Amendments are advisable and in the best interests of the Company and its Stockholders, and accordingly, by a vote of six to three, the Board recommends to the Stockholders that they vote their Common Stock in favor of the Charter Amendments.

  For several years the Company has explored various strategic alternatives to improve its financial condition, with the primary goal being to reduce leverage by either creating equity value, raising additional equity or repaying or refinancing existing debt. A majority of the Board believes, as a result of an extensive and lengthy review process, that the Transaction is the most advantageous of the alternatives available to the Company principally because of the potential benefits, as discussed below, expected to result from the use of the net proceeds from the Transaction and Apollo's access on a national basis to new real estate development opportunities, and the expected benefits to the Company of the additional transactional and financial expertise of Apollo's designees on the Board.

  As part of its review in respect of the Transaction, the Board considered
(a) information concerning the Company's financial performance, condition, business operations and prospects; (b) the proposed terms and conditions of the Agreements, including the terms and conditions of the Series A Preferred Stock, the Warrants, and the Series B Preferred Stock, and the provisions of the Charter Amendments; (c) the negotiations that led to the terms and conditions of the Agreements, including the terms and conditions of the Series A Preferred Stock, the Warrants, and the Series B Preferred Stock, and the provisions of the Charter Amendments; (d) the related efforts of the Company's financial advisor, BTSC, to obtain financing proposals for the Company (see "Background") and the advice of BTSC in respect of the Transaction; (e) the fairness opinion and related analyses of the Company's financial advisor Tallwood regarding the Transaction, as discussed below; (f) the potential dilutive effect on the outstanding Common Stock resulting from the issuance of the Series A Preferred Stock and the conversion thereof into Common Stock and of the exercise of Warrants, including the potential downward adjustment to the exercise price of the Warrants; (g) the business advantages and benefits expected to result from the Company's use of the net proceeds from the Transaction, including the expectation that the availability of such funds will enable the Company to increase significantly its future cash flow, including the Company's use of such funds in new real estate development projects, without other parties participating on a joint venture basis, thereby increasing the Company's potential rate of return; (h) the expected cumulative benefits from the Transaction significantly enhancing the ability of the Company to satisfy its substantial payment obligations in respect of the Foothill Debt and the Unsecured Cash Flow Notes during 1997 and 1998; (i) the Company's expectation that because of the Investor's ownership of the Series A Preferred Stock and Warrants (or underlying Common Stock), the Investor may be inclined to making additional investments in the Company on a project specific basis, in accordance with the Investor's Co-Investment Opportunity rights under the Investment Agreement (see "Investment Agreement-- Co-Investment Opportunity"); (j) the Company's resulting enhanced financial liquidity which may increase the Company's ability to obtain, from time to time, particular modifications, consents and waivers from its lenders and other holders of the Company debt in respect of affirmative and negative covenants; (k) the possibility that the Investor's sponsorship will enable the Company to expand nationally its access to new real estate development opportunities; and (l) that as a result of the expected benefits to the Company from the Transaction, the market price of the Company Stock could increase.

  The Board also considered that for the past four years the Company's principal focus has been to liquidate assets to repay debt and meet overhead expense; and that considering the Company's existing asset base and high debt and overhead requirements and the declining price of the Common Stock, it is unlikely that the Company will be able to create Stockholder value by continuing the liquidation of assets and attempting to grow without a significant infusion of equity and a sponsor. A majority of the Board believes further that Stockholder value will only be developed with growth which requires access to capital resources on acceptable terms and sponsorship to improve the Company's access to development opportunities and negotiating strength. In addition, a majority of the Board believes that the Transaction will enhance the Company's ability to refinance the Company's outstanding debt in 1998, and may enhance the Company's ability to sell equity securities in the financial markets at more favorable prices. Further, a majority of the Board anticipates that a relationship with Apollo could provide the Company with additional access to real estate development opportunities and a potential source of management contracts. Accordingly, a majority of the Board concluded that the Transaction represents the best strategic alternative for the Company.

  The Board also considered that the "exclusivity" provisions of the Investment Agreement preclude the Company during a specified period of time from soliciting any Alternative Transaction (see "Exclusivity and Fiduciary Out" below). The Investment Agreement provides, however, that the Company may furnish information to and enter into discussions or negotiations with, any party that makes an unsolicited bona fide written proposal to consummate an Alternative Transaction on terms which, in the exercise of the Board's fiduciary duty, after the consideration of advice from the Company's legal and financial advisors, the Board determines is likely to be more beneficial to the Stockholders than the Transaction. This provision permits the Company to
(a) terminate the Investment Agreement, and enter into an agreement with respect to an Alternative Transaction subject to the Company's obligation to pay certain fees to the Investor. The Board also noted that the Investment Agreement provides for the forfeiture of the $1 million commitment fee the Company paid to the Investor and payment of the Investor's expenses if the Investment Agreement is terminated under certain circumstances and the payment to the Investor of a termination fee of $2 million if the Company enters into an Alternative Transaction with another party within a specified period of time. The majority of the Board believes that the Investor would not have agreed to enter into the Investment Agreement without those fee provisions. A majority of the Board concluded that, while the existence of the transaction expense and termination fee provisions might reduce the likelihood that a third party would propose an Alternate Transaction, the increased cost to a third party would not be material and the benefits of the Transaction outweighed the risks and costs.

  In considering the Transaction, the Board acknowledged that there are certain risks and costs associated with the Transaction, including (a) the possibility that the potential benefits to the Company and the Stockholders may not be realized, including the anticipated significant increase in cash flow and opportunities to acquire new real estate development projects, (b) the dilutive effect of the issuance of the Series A Preferred Stock and the Warrants, and of the issuance of Common Stock pursuant thereto, (c) the possible decrease in March 1999 of the exercise price of the Warrants, and (d) the possibility that the Closing may not occur, including as a result of not obtaining Stockholders Approval or otherwise, resulting in a potential adverse effect on the market price of the Common Stock. The Board also considered the concerns expressed by the three directors who voted against approval of the Agreements and the Transaction, being primarily that: (a) the $1 million fee being payable and the $1 million commitment fee being forfeited if the Stockholders Approval is not obtained and the additional $1 million fee being payable if an Alternative Transaction is consummated is, in their view, too high; (b) the potential dilutive effect on the existing Stockholders resulting from the conversion of the Series A Preferred Stock into Common Stock and the issuance of Common Stock pursuant to the exercise of the Warrants, particularly if the exercise price of the Warrants is adjusted downward during the first quarter of 1999; and (c) the Series B Preferred Stock expected to be offered in a Rights Offering to all Stockholders will not be accompanied by any warrants to purchase Common Stock and the Company's obligation to repurchase the Series B Preferred Stock will not be secured by any collateral.

  The majority of the Board concluded that the expected benefits and advantages described above and the likelihood of realizing such benefits, outweighed the risks, costs and disadvantages. The Board also considered the potential for increasing the value of the Common Stock with and without the Transaction, including (a) an orderly liquidation of the Company's assets with the proceeds used to cover overhead and debt (including the

$85 million of Foothill Debt and $39.6 million of principal under the Unsecured Cash Flow Notes) and (b) a "status quo" scenario under which the Company would attempt to expand by undertaking joint venture projects in the near term without making any significant capital contributions into new projects and, therefore, only retain a minority share of the residual interest of each project. Based on these considerations, the majority of the Board believes that the potential value of the Common Stock as a result of the Transaction should exceed the potential value of the Common Stock without the Transaction. The Board also believes that, as concerns about liquidity and a shortage of capital for reinvestment are alleviated, the market value of the Common Stock may improve.

  In view of the wide variety of factors considered in connection with its evaluation of the Investment Agreement, the Board did not find it practical to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determinations.

  A MAJORITY OF THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE CHARTER AMENDMENTS TO ENABLE THE COMPANY TO CONSUMMATE THE TRANSACTION. SEE "INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION."

CONSEQUENCES IF THE TRANSACTION IS NOT APPROVED

  If the Stockholders Approval is not obtained or the Transaction is not otherwise consummated, the Company will pursue other alternatives to address its liquidity issues, improve its financial condition and increase Stockholder value, including the possibility of soliciting other transactions similar to the Transaction. As discussed above, if the Stockholders Approval is not obtained or the Transaction is not otherwise consummated, the Company will be required to pay a $1 million fee to Apollo and the Company's $1 million commitment fee will be forfeited; and if an Alternative Transaction is consummated, the Company will be required to pay an additional $1 million fee to Apollo.

ABSENCE OF APPRAISAL RIGHTS

  Under Delaware law, objecting Stockholders will have no appraisal, dissenters' or similar rights (i.e., the right to seek a judicial determination of the "fair value" of the Common Stock and to compel the Company to purchase their Common Stock for cash in that amount) with respect to matters presented at the Meeting or otherwise with respect to the Transaction, nor will such rights be voluntarily accorded to Stockholders by the Company. Therefore, if the matters submitted for approval of the Stockholders at the Meeting are approved by the requisite number of shares, such approval will bind all Stockholders and objecting Stockholders will be able to liquidate their Common Stock only by selling it in the market.

INTEREST OF CERTAIN PERSONS IN THE TRANSACTION

  The Investment Agreement provides that (a) the Company's charter and by-laws, however amended, will contain provisions exculpating and indemnifying its directors to the fullest extent permitted under applicable law; and (b) the Company will maintain valid policies of directors and officers indemnity insurance, as are reasonable for the Company's business and assets. In addition, the Board members who have agreed to resign as directors as of the Closing so that the Board will have seven members, of whom three will be Investor designees, as required by the Investment Agreement, will have (a) certain indemnification rights under an agreement with the Company and (b) an extension of the exercise period of the stock options they hold under the 1994 Non-Employee Directors Stock Option Plan, as discussed under "Election of Directors" and "Compensation and Certain Related Matters--Director Compensation." Currently, under the Company's charter and by-laws all directors and officers, including former directors and officers, are entitled to indemnification to the fullest extent permitted by Delaware law.

  Other than as discussed under "Compensation and Certain Related Matters-- Employment Agreements," the Company does not have employment agreements with any of its executive officers or directors. After the Closing, the Company may enter into employment agreements with certain senior officers, including the Company's president and chief executive officer, J. Larry Rutherford.

EXPENSES OF THE TRANSACTION

  The Company expects to incur expenses incident to the Transaction of
approximately $    million, including (a) if the Closing occurs, fees payable
to BTSC of $   , (b) fees paid to Tallwood of $250,000, and (c) legal expenses and other transactional expenses.

FAIRNESS OPINION OF FINANCIAL ADVISOR

  The Company retained Tallwood as its financial advisor to render an opinion to the Board as to whether the Transaction is fair, from a financial point of view, to the Stockholders, on the date of execution of the Agreements. Tallwood delivered its oral opinion to the Board on January 20, 1997, during a Board meeting, and its written opinion dated February 7, 1997 (the date the Agreements were executed), to the effect that on the basis of and subject to the assumptions set forth therein, the Transaction is fair, from a financial point of view, to the Stockholders. In addition, on April , 1997, the date of this Proxy Statement, Tallwood confirmed its earlier opinion. A copy of Tallwood's written opinion dated February 7, 1997 is attached as Appendix B. Stockholders are urged to read the opinion carefully and in its entirety.

  In conducting its analyses and arriving at its opinion, Tallwood reviewed and considered, among other things: (a) the January 14, 1997 Letter of Intent (including the term sheet attached thereto), the Note Agreement and the Investment Agreement, including the Series A Statement of Designations (see "Investment Agreement--Series A Preferred Stock") and the form of Warrant Certificate (see "Investment Agreement--Warrants"); (b) Company cash flow projections and underlying assumptions reflecting a liquidation scenario; Company cash flow, income statement and balance sheet projections and underlying assumptions reflecting a growth scenario assuming the Transaction is not consummated; and Company cash flow, income statement and balance sheet projections and underlying assumptions reflecting a growth scenario assuming the Transaction is consummated; (c) the Company's Forms 10-K for the years ended December 31, 1993, 1994 and 1995, the Company's Forms 10-Q for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996, and unaudited financial information for the period ended December 31, 1996; (d) the terms and conditions of other transactions that Tallwood deemed similar to the Transaction; (e) reported market prices and trading volumes of the Common Stock for the past 25 months; (f) a list of prospective investors contacted by the Company's financial advisor BTSC in connection with a proposed recapitalization of the Company's debt; and (g) other information that Tallwood believed to be relevant to its analysis, that was publicly available or furnished by the Company, including information provided during discussions with its management, directors and advisors. In addition, Tallwood interviewed
(a) the Company's senior management in respect of the Company's business and prospects and the benefits of the Transaction; (b) certain members of Apollo's senior management in respect of the expected benefits of the Transaction; and
(c) senior executives of BTSC in respect of the expected benefits of the Transaction and BTSC's efforts since August 1995 to secure financing for the Company's proposed recapitalization. Tallwood also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria which it deemed relevant.

  In performing its analyses and rendering its opinion, Tallwood relied upon the accuracy and completeness of all information provided to it, whether obtained from private or public sources, including that from the Company and BTSC, and upon the assurances of members of the Company's management that they were not aware of any facts that would make such information materially inaccurate or misleading. Tallwood did not attempt to independently verify any such information or undertake an independent appraisal of the Company or its assets, nor was Tallwood furnished with any such appraisals. With respect to financial forecasts examined by Tallwood, it assumed that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the Company's management as to the Company's expected future financial performance. The Company does not publicly disclose internal management projections of the type provided to Tallwood in connection with Tallwood's analyses. Such projections were not prepared with the expectation of public disclosure or in accordance with guidelines of the American Institute of Certified Public Accountants or of the Securities and Exchange Commission ("SEC"). The projections were based on numerous variables and assumptions that are inherently uncertain. Accordingly, actual results could vary significantly from those set forth in the projections utilized by Tallwood in performing its analyses.

  Tallwood's opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of its opinion. Tallwood does not have any obligation to update, revise or reaffirm its opinion to reflect subsequent developments although such developments may materially affect its opinion.

  Tallwood's opinion does not address the Board's business decision to engage in the Transaction or constitute a recommendation to any Stockholder as to how such Stockholder should vote on the Charter Amendments. Tallwood has advised the Board that, based on the terms of Tallwood's engagement by the Company, Tallwood does not believe that any person (including any Stockholder), other than the Company and the Board, has the legal right to rely on Tallwood's opinion to support any claim against Tallwood arising under applicable state law and that, if any claim is brought against Tallwood by any such person, this assertion would be raised as a defense. In addition, Tallwood's opinion excludes any opinion as to the price or trading range of the Common Stock at any time whether or not the Transaction is effected.

  Notwithstanding the above, no limitations were imposed by the Company upon Tallwood with respect to the investigations made, the procedures followed or the methodologies used by Tallwood in rendering its opinion, except that Tallwood was not requested or authorized to seek any other potential investors in the Company.

  ANALYSES OF FINANCIAL ADVISOR. Set forth below is a summary of the principal financial and valuation analyses performed by Tallwood in connection with the preparation of its opinion. The summary of such analyses does not purport to be a complete description of the analyses performed and factors considered by Tallwood in arriving at its opinion. Tallwood believes that the preparation of a fairness opinion is a complex process and is not necessarily susceptible to a summary description. Tallwood also believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered, without a comprehensive consideration of all analyses and factors, could be materially misleading. Tallwood believes that the methodologies underlying its analysis are standard methodologies customarily used by investment bankers in the valuation of real estate companies.

  Tallwood considered and analyzed two "status quo" scenarios and two Transaction scenarios prepared by the Company. The status quo scenarios are called "Status Quo--Liquidation" and "Status Quo--Growth Without Apollo." The Status Quo--Liquidation scenario assumes that the Company would sell its existing assets over time and not undertake any significant new projects. The Status Quo--Growth Without Apollo scenario assumes that the Company would expand its business by undertaking significant new projects in a joint venture format, without any required capital contributions from the Company until such time as the Company generates sufficient cash flow from the initial new projects to fully fund future projects. The continuity of the Company's senior management is assumed in the Status Quo--Growth Without Apollo scenario.

  The Transaction scenarios are called "Proposed Transaction--Growth With Apollo--Redemption" and "Transaction--Growth With Apollo--Conversion." Both these scenarios assume the Company would use the proceeds from the issuance of the Series A Preferred Stock to the Investor to undertake new projects in which the Company would be the majority owner until the Company could fully fund its future projects. The Redemption scenario assumes the Company would redeem the Series A Preferred Stock in the year 2001. The Conversion scenario assumes the Investor would convert its Series A Preferred Stock into Common Stock at a conversion price of $5.75. The Conversion scenario was evaluated assuming three conversion dates: at the end of the years 2000, 2001 and 2002.

  In its evaluation of the Status Quo--Liquidation scenario, Tallwood used a net asset value analysis. In its evaluation of the Status Quo--Growth Without Apollo scenario, the Transaction--Growth With Apollo--Redemption scenario, and the Transaction--Growth With Apollo--Conversion scenario, Tallwood used two methodologies: a net asset value analysis and an analysis involving the application of multiples to projected earnings before interest and taxes.

  STATUS QUO--LIQUIDATION. The Status Quo--Liquidation scenario assumes an orderly liquidation of the Company's assets with the proceeds used to cover overhead and retire debt. The Status Quo--Liquidation scenario assumes that the Company will be able to obtain $48 million of new debt financing in 1998 when its Unsecured Cash Flow Notes in the aggregate principal amount of $39.6 million mature. As of December 31, 1998, under this scenario the Company projects the fair market value of its assets and liabilities to be approximately $107.1 million (the average of the Company's projected present value of the proceeds generated by the sale of substantially all of its assets using 15% and 20% discount rates) and $38.5 million, respectively, resulting in an unencumbered asset value of $68.6 million. The proposed $48 million of new debt financing would represent a loan to value ratio of approximately 70%. Tallwood noted that the Company's ability to refinance $48 million of debt with such level of asset coverage is questionable given the illiquid nature of the Company's assets. Tallwood also noted that absent the ability to refinance outstanding debt, the Company might be required to sell its remaining assets at substantial discounts to market value, thereby generating no additional Stockholder value.

  STATUS QUO--GROWTH WITHOUT APOLLO. The Status Quo--Growth Without Apollo scenario assumes the Company would attempt to expand by undertaking joint venture projects in the near term, without making any capital contributions into new projects and, therefore only retaining a minority share of the residual interest of each project. The Company assumes that after participating with a minority share of the residual interest in several of these projects, it would generate sufficient cash flow to invest in the ensuing projects. In addition, the Company's projections assume that it could undertake the same number of new projects without investing capital in the initial transactions, as the Company could undertake as a result of the Transaction which would provide it with capital to invest in new transactions. Continuity of the Company's senior management is assumed by Tallwood.

  The Status Quo--Growth Without Apollo scenario assumes that the Company will be able to obtain $48 million of new debt financing in 1998. As of December 31, 1998 the Company projects the fair market value of its assets and liabilities under this scenario to be approximately $107.1 million (the average of the Company's projected present value of the proceeds generated by the sale of substantially all of its assets using 15% and 20% discount rates) and $38.5 million, respectively, resulting in an unencumbered asset value of $68.6 million. The proposed $48 million of new financing would represent a loan to value ratio of approximately 70%. Tallwood noted that the Company's ability to refinance $48 million of debt with such level of asset coverage is questionable given the illiquid nature of the Company's assets. Tallwood also noted that absent the ability to refinance outstanding debt, the Company might be required to sell its remaining assets at significant discounts to their market value.

  Tallwood concluded that although this scenario produces better results than a liquidation, because the Company would not have any capital to invest in new projects, and would therefore only have a minority residual interest in each of the initial projects, the Company would not build a sufficient asset base or generate earnings levels necessary to increase the Company's value for many years.

  TRANSACTION--GROWTH WITH APOLLO. The Transaction--Growth With Apollo scenarios assume that the Company would attempt to grow by undertaking projects in which it would be the majority owner until such time as the Company could fully fund its future projects. The Transaction--Growth With Apollo--Redemption scenario assumes that the Company would redeem the Series A Preferred Stock in the year 2001. The Transaction--Growth With Apollo-- Conversion scenario assumes that the Investor would convert its Series A Preferred Stock into Common Stock at a conversion price of $5.75. The Conversion scenario was evaluated assuming three conversion dates: at the end of the years 2000, 2001 and 2002.

  The Transaction scenarios also assume that the Company will be able to obtain $48 million of new debt financing in 1998. As of December 31, 1998, the Company projects the fair market value of its assets and liabilities under both the redemption and conversion scenarios to be approximately $189.6 million (the average of the Company's projected present value of the proceeds generated by the sale of substantially all of its assets) and $50.7 million, respectively, resulting in an unencumbered asset value of $138.9 million. The proposed $48 million of new financing would represent a loan to value ratio of approximately 34.6%. Tallwood noted that although there can be no assurance, this level of asset coverage should support such a loan.

  Tallwood concluded that under this scenario the estimated per share values of the Common Stock are substantially higher than those of the other scenarios considered. Thus, the Transaction--Growth with Apollo scenario represents the alternative which should produce the greatest Stockholder value and is, therefore, the preferred alternative from a financial point of view.

  OTHER CONSIDERATIONS. In analyzing the Transaction, Tallwood considered several factors described below in addition to the financial analyses.

  SPONSORSHIP. Tallwood noted that Apollo is a highly successful and nationally respected corporate and real estate investor. Tallwood believes that the Apollo name should provide the Company with additional credibility and recognition. Tallwood noted that BTSC reported that in several instances, the stock prices of companies in which Apollo has invested have increased significantly upon the public disclosure of Apollo's involvement. Tallwood also noted that Apollo indicated to Tallwood that Apollo's investment strategy in the real estate industry has been to invest in or acquire operating companies within a property category to use as vehicles for Apollo's acquisitions in that category, rather than investing in multiple transactions with different operators/partners. Apollo's investment in the Company would be Apollo's first major investment in a community developer. Accordingly, Tallwood noted that Apollo seems committed to the Transaction and a long-term relationship with the Company.

  APOLLO'S ABILITY TO GENERATE DEAL FLOW. Tallwood noted that due to Apollo's visibility within the real estate development industry and the funds at its disposal, Apollo is presented with a significant number of development investment opportunities to consider and often provides many of these opportunities to its affiliated companies for evaluation. Currently, the Company and Apollo are investigating possible transactions.

  POTENTIAL SOURCE OF ADDITIONAL CAPITAL. Tallwood noted that Apollo represents a significant potential source of additional growth capital for the Company.

  POTENTIAL SOURCE FOR MANAGEMENT ASSIGNMENTS. Tallwood also noted that Apollo indicated that it would consider contracting with the Company for its provision of management services for some of Apollo's future real estate acquisitions, thereby providing the Company with an additional potential source of fee revenue.

  ALTERNATIVE TRANSACTIONS CONSIDERED. Tallwood noted that in August 1995, the Company retained BTSC to act as exclusive financial advisor to effectuate a debt recapitalization for the Company. Of the approximately 60 potential investors contacted by BTSC, 32 indicated preliminary interest and only six thereof, including Foothill and Cypress, submitted term sheets. In September 1996, the Company closed on three credit facilities totaling $85 million with Foothill, and in June 1996, Cypress purchased the Company's Julington Creek Plantation project for a sale price of approximately $24 million. The minimum target returns for the debt facilities proposed in the term sheets submitted by the four potential investors with which transactions were not consummated were found to range from approximately 22% to 24%. According to the Company's management, since closing on the Foothill credit facilities, the Transaction is the only proposal the Company received for a capital infusion with deferred "current pay" terms acceptable to the Company's management. If the Transaction is not consummated, there can be no assurance that the Company will be able to raise capital on terms it deems acceptable.

  CONCLUSION. Tallwood noted that while over the past four years the Company has been able to enter into several joint ventures for new projects without making significant capital contributions, the Company's principal focus has been to liquidate assets to repay debt and meet overhead expense. Tallwood also noted that given the Company's existing asset base and high debt and overhead requirements and, as reflected by its declining stock price, it is unlikely that the Company will be able to create Stockholder value by continuing in this fashion. Tallwood further noted that Stockholder value will only be developed with growth which requires access to capital on acceptable terms and sponsorship to improve both deal flow and negotiating leverage. Tallwood concluded that the Transaction provides the Company with the capital that it requires to invest in new projects which the Company projects to generate high enough returns to increase Stockholder value. Based on the Company's projections, Tallwood believes that the Transaction will generate the highest per share values of the scenarios considered. In addition, Tallwood concluded that the Transaction will enhance the Company's ability to
(a) sell Common Stock at prices higher than the price of $4.69 (the per share closing trading price on February 5, 1997, two days before the Investment Agreement was executed), in part due to Apollo's sponsorship, which proceeds could be used to deleverage the Company's debt and (b) refinance its outstanding debt in 1998. Further, a relationship with Apollo could potentially provide the Company with additional access to real estate development opportunities and a potential source of management contracts. Accordingly, Tallwood concluded that the Transaction represents the best strategic alternative for the Company of those analyzed and, based on the foregoing, is fair to the Stockholders from a financial point of view.

  Tallwood is an investment and merchant banking firm. As part of its investment banking and financial advisory business, Tallwood is regularly engaged in the valuation of businesses, including businesses in the real estate industry, and their securities in connection with mergers and acquisitions, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for other purposes. Tallwood is familiar with the Company. Tallwood has provided financial advisory and other investment banking services to the Company with respect to several other matters since 1993, for which Tallwood received customary compensation. The Company selected Tallwood as financial advisor to render an opinion regarding the Transactions based on Tallwood's qualifications and experience and the Company's prior experience with Tallwood.

  As compensation for services performed in rendering its opinion, the Company agreed to pay and paid Tallwood a fee in the total amount of $250,000, of which $150,000 was paid upon execution of the retainer agreement with Tallwood and $100,000 was paid at the time Tallwood delivered its written opinion. The Company agreed to reimburse Tallwood for its reasonable out-of-pocket expenses incurred in connection with this matter, including any fees and expenses of its counsel. In addition, the Company agreed to indemnify Tallwood against certain liabilities that arise out of Tallwood's engagement.

LOAN AND NOTE AGREEMENT

  THE LOAN. The Note Agreement provides that the Investor will make a loan to the Company and to certain of its Subsidiaries, in a principal amount to be specified by the Company up to $10,000,000 (the "Loan"). The Company is not obligated to borrow any or all of the $10,000,000. The borrowing is subject to the approval of Foothill and the State of Florida Division of Land Sales. Under the Investment Agreement, if the Company wishes to borrow under the Note Agreement, the Company will give the Investor a request for such loan, including the amount of funds the Company wishes to borrow and a description of its proposed use of such funds. The Investor will notify the Company within 10 business days of such request whether or not the Investor, in its absolute discretion, approves such use of funds. If the Investor does not approve such use of funds, it will have no obligation to make such Loan. If the Investor approves the Company's proposed use of such funds, the Funding will occur on the 20th business day following the notice from the Investor, subject to all of the conditions to the Funding having been satisfied (or waived). At the Funding the Investor is obligated to deliver to the Company the amount of the loan to be made (the "Loan Amount") and the Company and its Subsidiaries that are parties to the Note Agreement (the "Mortgagor Subsidiaries") will execute and deliver to the Investor the Note in the principal amount equal to the Loan Amount. There will be only one borrowing under the Note Agreement and if the initial Loan is less than $10,000,000 the Investor's commitment will terminate with respect to any remaining portion of such $10,000,000. As of the date hereof, the Company does not intend to cause the Funding to occur.

  Under the Note Agreement, the then outstanding principal amount of the Note will be due and payable, and will be paid in full by the Company and the Mortgagor Subsidiaries, on December 31, 1998 (the "Maturity Date"). In addition, a principal installment in an amount designated by the Investor in its sole discretion to the Company on or before December 2, 1997, not to exceed the lesser of (a) the outstanding amount due under the Note and (b) $5,000,000, will be due with respect to the Note on December 31, 1997, provided that if the Investor fails to designate any amount by such date, the amount of such installment will be the lesser of (a) the outstanding amount due under the Note and (b) $5,000,000. If the maturity of any of the principal of the Note is accelerated pursuant to applicable provisions of the Note Agreement or the Note, such accelerated principal will be immediately due and payable. The principal of the Note may, in whole or in part, be prepaid from time to time, without premium or penalty. On any date that any principal is due and payable, all accrued and unpaid interest with respect to such principal likewise will be due and payable on such date.

  The outstanding principal amount of the Note will be convertible into Series A Preferred Stock on the terms and conditions set forth in the Investment Agreement. All interest and other amounts (other than principal) accrued and owing under the Note Agreement or under the Due Diligence Fee Agreement (described below) must be paid in full prior to or concurrent with such conversion. If the Note is converted into Series A Preferred Stock and the Investor purchases Series A Preferred Stock in an amount equal to $25 million less the outstanding principal amount of the Note converted into Series A Preferred Stock, as set forth in the Investment Agreement, the Company will be obligated to repurchase all such Series A Preferred Stock on the occurrence of certain conditions. After such conversion of the Note into Series A Preferred Stock, the Note will no longer evidence indebtedness for borrowed money, but the Note will remain in full force and effect to evidence the Company's repurchase obligation with respect to the Series A Preferred Stock and the obligations of the Company and each Mortgagor Subsidiary to pay all other Secured Obligations (as defined below) then outstanding. See "Investment Agreement--Introduction" and "--Repurchase Obligations."

  The Note will bear interest at an annual rate equal to 20%. If, however, an Event of Default (as defined below) occurs and continues, the Stockholders vote on but fail to approve the Charter Amendments or such Stockholders Approval is not obtained on or before May 28, 1997, all amounts due under the Note and Note Agreement and not paid shall at all such times bear interest at an annual rate equal to 23% (the "Default Rate").

  COLLATERAL. To secure the prompt payment of the Secured Obligations, together with all costs, expenses, fees and other obligations payable by the Company or the Mortgagor Subsidiaries under the Agreements with respect to the Secured Obligations, the Company will grant, and will cause each Mortgagor Subsidiary to grant, to the Collateral Agent, a continuing lien, junior to the lien created by, and securing the obligations of the Company and Subsidiaries under, the Foothill Loan Documents, on substantially all of the assets of the Company and its Subsidiaries except, as discussed below, for the capital stock and assets of a wholly owned, special purpose Subsidiary ("SP Subsidiary"), and Apollo will be subject to "payment" subordination provisions, on terms mutually satisfactory to Apollo and Foothill, in respect of Apollo's junior lien on the above-mentioned assets of the Company and its Subsidiaries. Apollo will have a senior lien on all of the capital stock of SP Subsidiary and on all of its assets, but such lien will be subject to subsequent subordination to project specific loans on SP Subsidiary's projects funded by non-Apollo lenders, provided that Apollo has approved the terms of the subordination and of the project specific loan. Foothill will have a junior lien on all capital stock of SP Subsidiary and on all of its assets; and Foothill will agree to payment subordination provisions in respect of such lien that are substantially identical to Apollo's payment subordination provisions. All net proceeds from (a) the Loan, (b) Apollo's $25 million investment in Series A Preferred Stock, and (c) up to $60 million of additional Apollo investments in specific Company development projects will, except as Apollo may otherwise agree, only be used by SP Subsidiary, whether directly or through wholly owned Subsidiaries thereof. Except as discussed above, the junior lien securing the Secured Obligations will be on all of the following property of the Company and its Subsidiaries (except certain excluded property), whether owned or existing at the time of execution of the Note Agreement or thereafter acquired or arising and all proceeds thereof (the "Collateral"): (a) the capital stock of all Subsidiaries (the "Subsidiary Stock"); (b) all contracts for deed, promissory notes, mortgages, deeds of trust and other agreements, pursuant to which the Company or any Subsidiary has the right to receive payment in any form for the sale of single-family home sites (excluding commercial receivables); (c) all promissory notes and mortgages and deeds of trust payable to, or held by, the Company or any Subsidiary, and all other documents, instruments and agreements executed in connection therewith, arising from the sale of single-family home sites or arising from the sale of other Real Property and all cash and non-cash proceeds thereof; (d) all real property and fixtures and interests in real property and fixtures, owned or acquired by the Company or any Subsidiary (the "Real Property"); and (e) all personal property of the Company or any Subsidiary. "Secured Obligations" means collectively, all obligations owed under the Note Agreement, the Due Diligence Fee Agreement or any Secured Note Document together with, after the issuance of the Series A Preferred Stock, all repurchase obligations owed to the holders of Series A Preferred Stock or, after the occurrence of an Event of Default (as defined in the Series A Statement of Designations) all indemnification obligations owed to the Investor pursuant to the Investment Agreement. "Collateral Agent" refers to the collateral agent for the Investor and, after the issuance of the Series A Preferred Stock, the collateral agent for the holders of Series A Preferred Stock under the Security Documents. See "Intercreditor Agreement."

  FEES. Under the Note Agreement, the Company is obligated to pay to the Collateral Agent such fees as may be required under any agreement between the Company and the Collateral Agent with respect to compensation in respect of its services and to each other person or entity to whom the Company has agreed to pay a fee in connection with the Note Agreement or the other Transaction Documents and the transactions contemplated thereby. "Transaction Documents" means the Investment Agreement, the Warrants, the Amended and Restated Certificate of Incorporation, the Loan Documents and each exhibit, schedule, certificate and document to be executed or delivered pursuant thereto. "Loan Documents" means the Note Agreement and each instrument or document required to be executed and delivered by the Company or any Subsidiary pursuant thereto.

  GUARANTEES. The payment and performance by the Company of its obligations under the Note Agreement and the other Transaction Documents, and any and all other liabilities of the Company to the Secured Creditor or Collateral Agent, whether existing at the time of execution of the Note Agreement or thereafter created or acquired, are and will continue to be guaranteed by all Subsidiaries. "Secured Creditor" means collectively the holder or holders from time to time of the Secured Obligations.

  REPRESENTATIONS AND WARRANTIES. The Note Agreement contains representations and warranties by the Company concerning, among other things: (a) the financial statements of the Company and its consolidated Subsidiaries; (b) the Business Plan update for the period 1996-1998; (c) since September 30, 1996, the absence of an undisclosed development or event which has had or could reasonably be expected to have a Material Adverse Effect, the absence of dividends or other distributions upon the capital stock of the Company, and the absence of any redemption, retirement or purchase by the Company of its capital stock; (d) due organization, existence and good standing of the Company and its Subsidiaries and similar corporate matters; (e) the Company's power and authority to enter into the Note Agreement, the Note and the other Transaction Documents; (f) the validity and enforceability of the Note Agreement and the other Transaction Documents; (g) the authority of the Subsidiaries with respect to the Transaction Documents; (h) the absence of any violation of any legal requirement or contractual obligation; (i) the absence of any litigation, investigation or proceeding with respect to the Note Agreement, the Note or other Transaction Documents or any of the transactions contemplated thereby or which is likely to have a Material Adverse Effect and has not been disclosed; (j) the absence of default by the Company or any of its Subsidiaries likely to have a Material Adverse Effect, the absence of a Default (defined below) or Event of Default (defined below) that is continuing, the absence of a default that is continuing under the Foothill Loan Documents or the Unsecured Cash Flow Notes; (k) ownership of and title to the Collateral and other property; (l) intellectual property; (m) taxes; (n) Federal regulations; (o) Employment Retirement Income Security Act of 1974, as amended; (p) the Investment Company Act; (q) the Subsidiaries and the Joint Ventures; (r) environmental matters; (s) indebtedness; (t) guarantee obligations; (u) compliance with Restitution Program and Final Judgment, as defined in the Reorganization Plan; (v) the absence of broker's fees, finder's fees or commissions with respect to the Note Agreement or the other Transaction Documents, except for the fee payable by the Company to BTSC pursuant to an engagement letter dated August 3, 1995, as amended by a letter agreement dated February 29, 1996, which the Company agreed to pay; (w) absence of untrue statements or omissions of material facts in any representation or warranty of the Company or its Subsidiaries; (x) insurance;
(y) compliance with development orders with respect to certain Real Property;
(z) the Company's Reorganization Plan and Confirmation Order entered on March 27, 1992, and; (aa) zoning. With respect to the Note Agreement, "Material Adverse Effect" means a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under the Note Agreement, the Note, the security documents executed by the Company and its Subsidiaries as contemplated by the Note Agreement (the "Security Documents"), or the other Transaction Documents or (c) the validity or enforceability of the Note Agreement, the Notes, the Security Documents or the rights or remedies of the Collateral Agent or the Secured Creditor thereunder. "Business Plan" means the business plan of the Company and its Subsidiaries dated October 23, 1996, and thereafter the business plan of the Company and its Subsidiaries delivered to and approved by the Investor in December of each year in accordance with the Note Agreement. "Joint Ventures" means any and all of (a) the joint ventures identified on a specified schedule to the Note

Agreement and (b) other partnership, joint venture, limited liability company, or other entity in which a Subsidiary acquires equity interests therein representing 50% or less of such entity's contributed capital. Certain of the representations and warranties are subject to exceptions and limitations.

  CONDITIONS PRECEDENT. Under the Note Agreement, the Investor's obligation to make the Loan is subject to the following conditions precedent to be satisfied (or waived) by the Investor on or before May 28, 1997: (a) the Investor will have received (i) the Note, the other Secured Note Documents, the other Transaction Documents, the Security Documents and an agreement regarding certain collateral-related services to be provided to the Investor and Collateral Agent; (ii) certain Board resolutions; (iii) certain corporate documents and certificates; (iv) the Unsecured Cash Flow Note indenture, Foothill Loan Documents and the Business Plan and the book prepared by the Company dated December 1994 setting forth the fair market value of the Real Property of the Company and its Subsidiaries; (v) certain legal opinions; (vi) a certificate as to environmental matters; (vii) certain mortgages, title insurance policies, appraisals and other Real Property matters; (viii) certificates of insurance; (ix) a certificate that no Material Adverse Effect has occurred since September 30, 1996; (x) the Intercreditor Agreement executed by the Investor, Foothill and the Company; and (xi) a borrowing request from the Company specifying the amount of the borrowing requested and the date such borrowing is to be made and certifying, as of the date of such certificate and the date of such borrowing, that no Default or Event of Default has occurred and that each representation and warranty of the Company or any Subsidiary was materially true and correct when made and as of the dates of such certificate and such borrowing; (b) the consummation of the transactions contemplated by the Note Agreement and the other Transaction Documents will not violate or conflict with, or involve Secured Creditor in any violation of, any legal requirement; (c) the Company and its Subsidiaries will have taken all such actions deemed necessary or desirable by the Collateral Agent to ensure that Collateral Agent or Secured Party has a valid and perfected priority security interest in the Collateral subject to the liens permitted pursuant to the Note Agreement and the Security Documents; (d) the Company will have paid all fees, costs and expenses of the Investor and its counsel and the Collateral Agent and its counsel, incurred in connection with the preparation, negotiation and execution of the Note Agreement and the other Transaction Documents; (e) any consents necessary under the Security Documents and other Foothill Loan Documents in connection with the transactions contemplated by the Transaction Documents will have been obtained; (f) the Company will have made available to the Investor such other documents and information or taken such other actions, as the Investor may reasonably request; (g) satisfactory provision will have been made for delivery to the Investor and Collateral Agent of all reports and information delivered to the holders of the Foothill Debt pursuant to any tax servicing contracts in favor of such holders in respect of Real Property located in Florida and Tennessee; (h) the Company and the Investor will have executed and delivered the Due Diligence Fee Agreement; (i) the Investor will have received a certificate from the Company describing the use to be made of the proceeds of the issuance of the Note and the Investor will have approved such use, in its sole and absolute discretion; and (j) a person reasonably satisfactory to the Investor will have agreed to serve as Collateral Agent under the Transaction Documents. Certain of the conditions precedent are subject to exceptions and limitations.

  AFFIRMATIVE COVENANTS. The Company has agreed that until the Closing Date and thereafter at any time while there is due and owing and unpaid any Repurchase Obligation (see "Investment Agreement--Series A Preferred Stock-- Repurchase Obligations"), the Company will, and will cause its Subsidiaries to: (a) furnish to the Investor by specified dates (i) annual, quarterly and monthly financial statements of the Company and its Subsidiaries; (ii) projections of the operating cash flow budget of the Company and its Subsidiaries; (iii) annual, quarterly and monthly financial statements of certain Company joint ventures; (b) furnish to the Investor by specified dates
(i) certificates regarding the occurrence of a Default or Event of Default and the performance of covenants and other agreements and the satisfaction of conditions; (ii) financial statements and reports sent to Stockholders, holders or trustee of any Unsecured Cash Flow Notes, and the SEC; (iii) financial statements, material reports, management letters and other financial information prepared for the Board; (iv) on a monthly basis, a calculation of the Company's "borrowing base" under the Foothill Debt, a summary listing of the Real Property included in such borrowing base and of the Company's investments of certain joint ventures, an aging of certain receivables and a summary aging of accounts payable; (v) monthly management Business Plan updates; (vi) land sales reports; and (vii) such other information as the Investor may reasonably request; (c) pay all its obligations at or before maturity or before they become delinquent;
(d) continue to (i) engage in business of the same general type as now conducted by it, maintain in effect its corporate existence and (ii) comply with all its contractual obligations and requirements of law; (e) maintain all its property in good working order and condition and maintain insurance on all its property; (f) (i) keep proper books of records and account, (ii) permit Investor representatives to inspect the Collateral, examine the Company's books and records, and discuss the business, properties and financial condition of the Company with officers and employees of the Company and its certified public accountants, and (iii) permit the Investor to obtain appraisal reports; (g) give notice to the Investor of (i) the occurrence of any Default or Event of Default, (ii) any default or event of default under certain contractual obligations of the Company or any of its Subsidiaries or litigation, investigation or proceeding between the Company or any of its Subsidiaries and any government authority, (iii) any litigation or proceeding affecting the Company or any of its Subsidiaries in which the amount involved is $250,000 or more or in which injunctive relief is sought, (iv) the occurrence of any event expected to result in liability of the Company or any Subsidiary in excess of $100,000, and (v) any development or event which could reasonably be expected to have a Material Adverse Effect; (h) comply with and use its best efforts to insure compliance by all tenants, with all environmental laws and all lawful orders and directives of government authorities respecting environmental laws, and indemnify, defend and hold Secured Creditor harmless against violation of any environmental laws applicable to the real property owned or operated by the Company or any of its Subsidiaries; (i) furnish to the Investor a Business Plan of the Company and its Subsidiaries and any amendment, modification or update, setting forth a projected balance sheet, income statement and cash flow; (j) conduct their business substantially in accordance with the Business Plan and not materially modify or deviate from the Business Plan without the Investor's prior approval; (k) comply with all of the Transaction Documents; (l) cause the Subsidiaries to pay dividends to the Company from the net cash proceeds of any sales of assets; (m) furnish to the Investor supplemental title reports on the Real Property as the Investor may reasonably request and deliver to the Investor certain third party appraisals, environmental reports, surveys and title policies to the extent such were not required to be delivered prior to the Funding; (n) comply with all applicable legal requirements and orders of any government authority; (o) give notice to the Investor with respect to certain matters; (p) maintain in effect the Company's cash management system; and (q) deliver to the Investor all reports, documents or information delivered to the Investors pursuant to the Foothill Loan Documents. Certain of the affirmative covenants of the Company and its subsidiaries are subject to exceptions and limitations.

  CERTAIN NEGATIVE COVENANTS. The Company has agreed that, until the Closing Date and thereafter, at any time while there is due and owing and unpaid any Repurchase Obligation (see "Investment Agreement--Series A Preferred Stock-- Repurchase Obligations"), the Company will not, and will not permit any Subsidiary to: (a) permit (i) the consolidated net worth of the Company and its Subsidiaries to be less than the sum of $23,500,000 and 50% of the annual net income for the prior fiscal year or (ii) the interest charges coverage ratio to be less than 1.5; (b) create or incur any indebtedness except (i) indebtedness of the Company under the Transaction Documents, (ii) indebtedness under the Foothill Revolving Loan Agreement and any replacement of the revolving loans not to exceed $45,000,000 in the aggregate principal amount outstanding at any time (unless increased to $50,000,000 pursuant to an increase in the Foothill Working Capital Facility commitments from $20,000,000 to $25,000,000 in accordance with the Intercreditor Agreement), (ii) the Secured Floating Rate Note Agreement and any replacement indebtedness, (iii) indebtedness of the Company in respect of the Unsecured Cash Flow Notes, (iv) indebtedness of the Company and its Subsidiaries at any time outstanding, not exceeding $55,000,000 in the aggregate (subject to certain exclusions and limitations), (v) indebtedness of the Company to any Subsidiary or of any Subsidiary to the Company provided that indebtedness of Subsidiaries to the Company will not exceed $20,000,000, (vi) indebtedness of the Company and its Subsidiaries outstanding on the date of the Note Agreement and disclosed in a schedule thereto, (vii) notwithstanding (v) above, indebtedness of any Subsidiary to Persons extending acquisition or project development financing in connection with certain property under development of the Subsidiary, subject to certain limitations, (viii) indebtedness of Subsidiaries for the development of infrastructures, common areas or recreational facilities owing to quasi-governmental entities such as community development and special districts to the extent financed through industrial revenue bonds or other similar public financing; (c) create or incur any lien upon any of its property, assets or revenue, with certain exceptions; (d) create or incur any guarantee obligation, with certain exceptions; (e) enter into any merger or consolidation or liquidate, wind-up or dissolve or sell, lease, transfer or assign all or substantially all of its property, business or assets with certain exceptions; (f) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, sell, lease, transfer or assign any of its property, business or assets, with certain exceptions; (g) declare or pay any dividend on or make any payment on account of or set apart assets for a sinking fund; (h) enter into any agreement the performance of which would require the Company or any Subsidiary to make capital expenditures in excess of $25,000,000 during any 12-month period; (i) make any advance, loan, capital contribution to or investment in any person with certain exceptions;
(j) make any optional payment or prepayment on or redemption of any indebtedness or amend or modify the terms of any Unsecured Cash Flow Notes or any indebtedness outstanding under the Foothill Loan Documents or any other indebtedness, or amend any subordination provisions of any indebtedness; (k) enter into any transaction with any affiliate (other than any Subsidiary), with certain exceptions; (l) enter into any sale and leaseback to the extent the aggregate book value of all assets sold and leased exceeds $2,000,000; (m) enter into any agreement, other than the Foothill Loan Documents and certain other financing, which limits the ability of the Company and its Subsidiaries to create or incur any lien; (n) allow the Company's actual net operating cash flow during any fiscal year to deviate from the net operating cash flow projected under the Business Plan by a negative margin equal to 30% or more as of the end of each quarter on a cumulative basis, or allow the Company's total actual net cash flow for any year to deviate from the annual net cash flow projected under the Business Plan for such year by a negative margin equal to 40% or more; (o) permit unsold housing inventory to exceed $10,000,000 in the aggregate; (p) allow cash and cash equivalents maintained in bank accounts other than in the Company's cash collateral account to exceed $5,000,000 in the aggregate; (q) permit certain Subsidiaries to have any asset or revenue other than the joint venture interests owned by such Subsidiaries or create or incur any lien on such Subsidiaries properties, assets or revenues; or (r) permit any or certain Subsidiaries to own any assets, have any revenues or such liabilities or conduct any business. "Secured Floating Rate Note Agreement" means the Second Amended and Restated Secured Floating Rate Note Agreement dated as of September 30, 1996 among the parties to the Revolving Loan Agreement, together with all amendments, modifications, extensions, substitutions and renewals thereof. "Revolving Loan Agreement" means the Second Amended and Restated Revolving Loan Agreement dated as of September 30, 1996 by and between the Company and Foothill, together with all amendments, modifications, extensions, substitutions and renewals thereof. Certain of the negative covenants of the Company and its Subsidiaries are subject to exceptions and limitations.

  EVENTS OF DEFAULT. Any of the following events will be an "Event of Default" provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied: (a)(i) the Company and the Mortgagor Subsidiaries fail to pay any principal when due of the Note or (ii) the Company and the Mortgagor Subsidiaries fail to pay any interest due on the Note or any other amount payable under the Note Agreement or under any other Transaction Document, thereby giving rise to a Default and fail to cure such Default within five days after such interest or other amount becomes due, provided that if any event described in this clause (ii) occurs and continues, it will not constitute an Event of Default until the Investor provides the Company with a notice that such event constitutes an Event of Default; (b) any representation or warranty by the Company or any of its Subsidiaries proves to have been incorrect in any material respect when made or deemed made; (c) the Company defaults in the observance or performance of any negative covenant in the Note Agreement; (d) the Company defaults in the performance of any other agreement in the Note Agreement (other than as provided in (a)-(c) above) or in any other Transaction Document, and such default continues unremedied for 30 days; (e) the Company fails to pay any obligations under the Foothill Loan Documents or any principal of or interest on any Unsecured Cash Flow Notes and such failure continues after the applicable grace period, if any; (f) any Foothill Debt or any Unsecured Cash Flow Note is declared to be due and payable, or required to be prepaid, prior to the stated maturity thereof; (g) any Subsidiary fails to pay any principal of, or interest on, any indebtedness or any guarantee obligation (other than any guarantee obligation created pursuant to any Transaction Document) in excess of $1,000,000 when due and payable and such failure continues after the applicable grace period, if any, and, if such agreement or instrument permits the acceleration of the maturity of such indebtedness or guarantee obligation as a result of such failure, such indebtedness or guarantee obligation is declared to be due and payable, or required to be prepaid prior to the stated maturity; (h) the Company
(i) defaults in any payment of principal of or interest on any indebtedness (other than the Note, the Foothill Debt or any Unsecured Cash Flow Notes) or in the payment of any guarantee obligation in excess of $1,000,000 beyond the grace period, if any, or (ii) defaults in the performance of any other agreement or condition relating to any such indebtedness or guarantee obligation or any other event occurs or condition exists the effect of which default or other event or condition is to cause, with the giving of notice if required, such indebtedness to become due prior to its stated maturity or such guarantee obligation to become payable;
(i)(i) the Company or any of its Subsidiaries commences any action (A) under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or (B) seeking appointment of a receiver or trustee for any substantial part of its assets, or the Company or any of its Subsidiaries makes a general assignment for the benefit of its creditors, or (ii) there is commenced against the Company or any of its Subsidiaries any action referred to in clause (i) above which results in the entry of an order for relief or an adjudication or appointment or remains undismissed or undischarged for 60 days; or (iii) there is commenced against the Company or any of its Subsidiaries any action seeking an attachment or execution against any substantial part of its assets which results in the entry of an order for any such relief which is not vacated, discharged or stayed within 60 days after entry; or (iv) the Company or any of its Subsidiaries takes any action in furtherance of or consenting to any of the acts in clauses (i), (ii), or (iii) above or, (v) the Company or any of its Subsidiaries generally fails to pay its debts as they become due, or (vi) the Company or any of its Subsidiaries causes the Reorganization Proceedings/1/ to be reinstated; (j) the Confirmation Order entered in March 1992 by the Bankruptcy Court is reversed, withdrawn or modified; (k) there occurs one or more events or conditions relating to the provisions of the Employment Retirement Income Security Act of 1974, as amended, which result in liability of the Company or any "commonly controlled entity" in excess of $4,600,000; (l) one or more judgments is entered against the Company or any of its Subsidiaries involving liability of $500,000 or more and such judgments are not vacated, discharged, stayed or bonded pending appeal within 60 days after entry; (m) a Subsidiary Guaranty (see "Miscellaneous" below) or any Security Document ceases to be in full force and effect or any Security Document ceases to be effective to grant a perfected lien on the Collateral; (n) other than Secured Creditor or any of its affiliates, any person that is not a transferee of Secured Creditor or of any affiliate or two or more such persons acting in concert acquire beneficial ownership of 30% or more of the outstanding capital stock of the Company or no member of the Board is a designee of the Investor; (o) any event or change occurs that has caused or evidences a Material Adverse Effect; or (p) the Total Unsecured Claims as defined in the Reorganization Plan exceeds $1.5 billion.

  If an Event of Default occurs under subclauses (i), (ii), (iv), (v) or (vi) of clause (i) above, then the principal amount of the Note with accrued interest and all other amounts owing under the Note Agreement and Note will immediately become due and payable and will accrue interest at the Default Rate. If any other Event of Default occurs, the Investor may, by notice of default, declare the principal amount of the Note with accrued interest and all other amounts owing under the Note Agreement and the Note to be due and payable, and such amount will accrue interest at the Default Rate. In any such case, the Investor and Collateral Agent will have all rights and remedies pursuant to the Security Documents and under applicable law.

  "Default" means any of the events specified as an "Event of Default" whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied. "Payment Default" means a Default referred to in any of clauses (a), (e), (g) or (h) above, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition thereto, has been satisfied.

  EXPENSES. The Company has agreed (a) to pay or reimburse Secured Creditor and Collateral Agent for all out-of-pocket costs and expenses incurred in connection with the Note Agreement, the Note, the Intercreditor Agreement and the other Transaction Documents, including the reasonable fees and disbursements of counsel, including the reasonable allocated costs of in-house counsel, to Secured Creditor and Collateral Agent, (b) to pay or reimburse Secured Creditor and Collateral Agent for all costs and expenses incurred in connection with the enforcement or preservation of any rights under the Note Agreement, the Note, the Intercreditor Agreement
--------
/1/ Pursuant to a plan of reorganization, effective as of March 31, 1992 (the
    "Reorganization Plan"), as confirmed by an order of the Bankruptcy Court entered on March 27, 1992 (the "Confirmation Order"), the Company is the successor to General Development Corporation, which commenced reorganization proceedings under the Bankruptcy Code in April 1990 (the "Reorganization Proceedings").

and the other Transaction Documents including the reasonable allocated costs of in-house counsel, to Secured Creditor and Collateral Agent, (c) to pay, indemnify, and hold Secured Creditor and Collateral Agent harmless from recording and filing fees, and any and all taxes which may be payable in connection with the execution and delivery of the Note Agreement, the Note and the other Transaction Documents, (d) to pay the costs of furnishing all opinions of counsel for the Company, (e) to pay the costs of obtaining any required consents, amendments, and waivers to the Foothill Loan Documents and the agreements governing the Unsecured Cash Flow Notes, (f) to pay the costs and expenses incurred to continue the perfection of any liens in favor of Secured Creditor and Collateral Agent pursuant to any of the Security Documents, and (g) to pay, indemnify and hold Secured Creditor and Collateral Agent harmless from and against any and all other liabilities, obligations, losses, damages, suits and expenses with respect to the execution, delivery, enforcement, and performance of the Note Agreement, the Note, the Intercreditor Agreement, and the other Transaction Documents, provided that the Company will have no obligation to Collateral Agent or Secured Creditor under this clause with respect to indemnified liabilities arising from the (i) gross negligence or willful misconduct of Collateral Agent or Secured Creditor or (ii) legal proceedings commenced against Secured Creditor by any transferee of the Note.

  MISCELLANEOUS. All of the Mortgagor Subsidiaries are jointly and severally liable as primary obligors and not merely as sureties for the due and punctual payment in full of the Secured Obligations, provided that the obligations of each Mortgagor Subsidiary is limited to the largest amount that would not render its obligations subject to avoidance as a fraudulent transfer or conveyance under applicable law. The Mortgagor Subsidiaries are also parties to a Subsidiary Guaranty among Subsidiaries and pursuant thereto have allocated among themselves liability for the Secured Obligations and provided contribution from one another in amounts designed to ensure that each bears only its "fair share" of the obligations. Such allocation, however, will not limit the liability of any Mortgagor Subsidiary under the Note Agreement or the Subsidiary Guaranty.

INTERCREDITOR AGREEMENT

  Both the Funding and the Closing are subject to, among other things, Foothill and Apollo having entered into an Intercreditor Agreement regarding the enforcement (a) of the security interests and other liens in the collateral securing the Foothill Debt and (b) of the security interests and other liens in the collateral securing the obligations under Note Agreement and the Repurchase Obligations. Currently, Foothill, as the holder of the Foothill Debt, has a senior lien on substantially all of the assets of the Company and of its Subsidiaries. If the Funding or the Closing occurs, Apollo will have (a) a junior lien securing the obligations of the Company and Subsidiaries under the Note Agreement, if the Funding occurs, and, if the Closing occurs, in respect of the Repurchase Obligations, on substantially all of the assets of the Company and its Subsidiaries, except for the capital stock and assets of a special purpose wholly owned subsidiary of the Company ("SP Subsidiary") and (b) a senior lien on all of the capital stock of SP Subsidiary and on all of its assets (subject to subsequent subordination to project specific loans on SP Subsidiary's projects funded by non-Apollo lenders, provided that Apollo has approved the terms of the subordination and of the project specific loan). Also, if the Funding or the Closing occurs, Foothill will have a junior lien on all capital stock of SP Subsidiary and on all of its assets. Under the expected form of the Intercreditor Agreement, Apollo's above-mentioned junior lien would be subject to certain payment subordination provisions in respect of the Foothill Debt and Foothill's junior lien on the capital stock and assets of SP Subsidiary would be subject to payment subordination provisions that are substantially identical to Apollo's payment subordination provisions.

INVESTMENT AGREEMENT

  INTRODUCTION. On the terms and conditions in the Investment Agreement, including the obtaining of Stockholders Approval, at the Closing the Investor will purchase from the Company, and the Company will issue and sell to the Investor, 25,000 shares of Series A Preferred Stock and the Warrants, for a purchase price of $25,000,000 payable as follows. If the Funding has not occurred, the Investor will deliver to the Company $25,000,000. If the Funding has occurred, the outstanding principal amount of the Note will be converted into Series A Preferred and the Investor will deliver to the Company an amount equal to $25,000,000, reduced by the outstanding principal amount of the Note, and pay to the Investor the amount of accrued and unpaid interest due thereon. The Company will issue and deliver to the Investor certificates representing the Series A Preferred Stock and the Warrants. The Investor will deliver to the Company $1,000,000 representing the return of the Commitment Fee paid by the Company to the Investor pursuant to the Letter of Intent. After the Closing, the Note will not evidence indebtedness for borrowed money of the Company, but will evidence the Repurchase Obligations and certain other obligations of the Company and the Mortgagor Subsidiaries to the holders of the Series A Preferred Stock.

  All net proceeds from (a) the Funding, if any, (b) the Investor's purchase of Series A Preferred Stock, and (c) up to $60 million of additional investments by the Investor in specific development projects of the Company, will only be used by SP Subsidiary, whether directly or through wholly owned subsidiaries thereof, except as the Investor may otherwise permit. Prior to the fourth anniversary of the issuance date of the Series A Preferred Stock, SP Subsidiary can, to the extent of its earnings and subject to Apollo's approval in its sole discretion, pay dividends to the Company provided that neither (a) an Event of Default under the Note Agreement, if there is outstanding principal thereunder, nor (b) an "Event of Default" under the Series A Preferred Stock exists. After the fourth anniversary of the issuance date of the Series A Preferred Stock, provided no Event of Default exists under the Series A Preferred Stock, [ ]% of SP Subsidiary's income, on a cumulative basis, can be paid as dividends to the Company. See "Intercreditor Agreement."

  SERIES A PREFERRED STOCK. The following is a summary of the preferences, powers, and rights of the Series A Preferred Stock set forth in a Statement of Preferences and Rights ("Series A Statement of Designations"). The summary is qualified in its entirety by reference to the full text of the Series A Statement of Designations, which is Annex A to the Charter Amendments, which is attached hereto as Appendix A.

  NUMBER OF SHARES. The number of authorized shares of Series A Preferred Stock will be 25,000 shares.

  RANK. With respect to dividends and distributions upon the voluntary or involuntary liquidation, winding-up or dissolution of the Company, the Series A Preferred Stock will rank senior to the Common Stock and pari passu with any Parity Stock. Parity Stock means any class or series of stock the terms of which provide that it is entitled to participate pari passu with the Series A Preferred Stock with respect to any dividend or distribution or upon voluntary or involuntary liquidation, dissolution or winding-up of the Company. Parity Stock includes the Series B Preferred Stock that is to be issued. See "Series B Preferred Stock."

  DIVIDENDS. The holders of record of the Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board, out of funds legally available therefor, cash dividends on each share of Series A Preferred Stock at an annual rate (the "Dividend Rate") equal to 20% of the Liquidation Preference in effect from time to time. Liquidation Preference means, at any time, $1,000 per share of Series A Preferred Stock, plus accumulated and unpaid dividends thereon through the date of such determination, whether or not declared and whether or not funds are legally available therefor. All dividends will be cumulative, whether or not declared, on a daily basis from the date on which the Series A Preferred Stock is originally issued by the Company (the "Original Issue Date") and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (the "Dividend Payment Date"), commencing on June 30, 1997.

  Dividends will cease to accumulate in respect of Series A Preferred Stock on the Redemption Date (see "Optional Redemption" below), the Conversion Date (see "Conversion" below) or the Repurchase Date (see "Repurchase Obligations" below) for such shares, as the case may be, unless, in the case of a Redemption Date or Repurchase Date, the Company defaults in the payment of the amounts necessary for such redemption, or in its obligation to deliver certificates representing Common Stock issuable upon such conversion, as the case may be, in which case, dividends will continue to accumulate at an annual rate of 25% of the Liquidation Preference in effect from time to time (the "Default Dividend Rate") until such payment or delivery is made. If the Company defaults in the payment of amounts due upon a Repurchase Date, interest will accrue on the amount of such obligation at the Default Rate until such payment is made (with all interest due).

  Following an Event of Default, the holders will be entitled to receive dividends on each share of Series A Preferred Stock at an annual rate equal to the Default Dividend Rate, payable in cash. Event of Default, as defined in the Series A Statement of Designations, means (a) any event of default (whatever the reason for such event of default and whether it is voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any governmental authority) under any instrument creating, evidencing, or securing any indebtedness for borrowed money of the Company or any Significant Subsidiary in an amount in excess of $2,500,000 that would enable the creditors or secured parties under such instrument to declare the principal amount of such indebtedness due and payable prior to its scheduled maturity, which event of default has not been waived, (b) the occurrence of a Default Change of Control (as defined below), or (c) any of the bankruptcy-related events giving rise to each holder of Series A Preferred Stock being deemed automatically to have delivered a Repurchase Notice as described below under "Repurchase Obligations." "Significant Subsidiary" means a subsidiary which meets any of the following conditions: (a) the Company's and its other Subsidiaries' investments in and advances to the subsidiary exceed 10% of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; (b) the Company's and its other Subsidiaries' proportionate share of the total assets of the subsidiary exceeds 10% of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; and (c) the Company's and its other Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the subsidiary exceeds 10% of such income of the Company and its Subsidiaries consolidated for the most recently completed fiscal year.

  While any Series A Preferred Stock is outstanding, the Company will not declare, pay or set apart for payment any dividend on any Junior Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Stock, or any warrants, rights, calls or options exercisable for any Junior Stock or make any distribution in respect thereof and will not permit any Subsidiary to do any of the same in respect of such Junior Stock unless and until all dividend arrearages, if any, on the Series A Preferred Stock have been paid in full in cash and the Company is not in default of any of its redemption obligations or Repurchase Obligations. "Junior Stock" means all classes of capital stock of the Company and series of preferred stock of the Company after the Closing Date which is not Senior Stock or Parity Stock.

  LIQUIDATION PREFERENCE. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders or the Series A Preferred Stock will be entitled to be paid out of the Company's assets available for distribution to its Stockholders an amount in cash equal to the then Liquidation Preference, for each share outstanding, before any payment will be made or any assets distributed to the holders of any Junior Stock. If the Company's assets are not sufficient to pay in full the liquidation payments payable to the holders of the Series A Preferred Stock and the holders of any Parity Stock outstanding, then, subject to the rights of the holders of Series A Preferred Stock to require the Company to purchase their shares as described under "Repurchase Obligations" below, the holders of all such shares will share ratably in such distribution of assets. For the purposes of the foregoing, neither the sale, conveyance, exchange or transfer of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more corporations will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Company.

  OPTIONAL REDEMPTION. At the Board's option, the Company may redeem, upon 30 days notice, at any time on or after the third anniversary of the Original Issue Date, from any source of funds legally available therefor, in whole or in part, any or all of the Series A Preferred Stock, at a redemption price in cash equal to the then Liquidation Preference. No optional redemption will be made unless full dividends have been or contemporaneously are declared and paid or declared and a sum set apart sufficient for such payment, on the Series A Preferred Stock for all dividend periods terminating on or prior to the redemption date. In addition, no partial redemption will be made (a) for an amount of shares less than such number of shares of Series A Preferred Stock as have an aggregate Liquidation Preference equal to the lesser of $1,000,000 or the aggregate Liquidation

Preference of all outstanding Series A Preferred Stock or (b) if after consummation of any such partial redemption there would remain outstanding fewer than 5,000 shares of Series A Preferred Stock.

  In the event of a redemption of only a portion of the then outstanding shares of Series A Preferred Stock, unless the holders of a majority of such outstanding Series A Preferred Stock agree to waive the proration requirement, the Company will effect such redemption pro rata according to the number of shares held by each holder of Series A Preferred Stock, except that the Company may redeem such shares held by holders of fewer than 100 shares.

  VOTING RIGHTS. The holders of Series A Preferred Stock voting together as a single class will be entitled to elect, out of a seven-member Board, three directors to the Board (who will serve for terms of one year). The holders of Series A Preferred Stock will otherwise not vote on any matters submitted for a vote of the holders of the Common Stock, except as may be required by applicable law; provided that if the Investor does not hold at least 5,000 shares of Series A Preferred Stock, the number of directors that the holders of the Series A Preferred Stock will be entitled to elect will be equal to three multiplied by a fraction, the numerator of which is the number of shares of Series A Preferred Stock outstanding and the denominator of which is 25,000, rounded up to the nearest whole director.

  So long as any Series A Preferred Stock is outstanding, the Company will not take any of the following actions, without the affirmative vote or consent of holders of at least a majority of the outstanding Series A Preferred Stock, voting or consenting, as the case may be, as one class: (a) issue, or reclassify any authorized stock of the Company into, or issue any obligation or security convertible into or evidencing a right to purchase, any Senior Stock or Parity Stock or any preferred stock having voting rights senior or equal to those of the Series A Preferred Stock (other than Series B Preferred Stock), (b) reclassify the Series A Preferred Stock, or (c) amend its charter or the Series A Statement of Designations or the Series B Statement of Designations so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of Series A Preferred Stock or Series B Preferred Stock or to increase or decrease the number of authorized shares of Series A Preferred Stock or Series B Preferred Stock. "Senior Stock" means any class or series of stock the terms of which provide that it is entitled to a preference to the Series A Preferred Stock with respect to any dividend or distribution or upon voluntary or involuntary liquidation, dissolution or winding-up of the Company.

  In any case in which the holders of Series A Preferred Stock will be entitled to vote as a separate class, each holder will be entitled to one vote for each share of Series A Preferred Stock then held.

  REPURCHASE OBLIGATIONS. Beginning on the fourth anniversary of the Original Issue Date, each holder of Series A Preferred Stock will have the right, at such holder's option, exercisable by notice (a "Repurchase Notice") to require the Company to purchase Series A Preferred Stock then held by such holder, at a repurchase price in cash equal to the Liquidation Preference in effect at such time. Prior to the fifth anniversary of the Original Issue Date, however, the number of shares required to be repurchased by the Company from any holder pursuant to the foregoing provision (the "Put Shares"), will not exceed one-third of the total number of shares of Series A Preferred Stock issued by the Company and, prior to the sixth anniversary of the Original Issue Date, the number of Put Shares will not exceed two-thirds of the total number of shares of Series A Preferred Stock issued by the Company. The Repurchase Date will be the 30th day following the date of the Repurchase Notice relating thereto. If the Company defaults in its obligation to pay the Repurchase Price, interest will accrue on the amount of such obligation at the Default Rate until such payment is made (with all interest due).

  Notwithstanding the foregoing, if an Event of Default occurs at any time on or after the Original Issue Date, each holder of Series A Preferred Stock will have the right, at such holder's option exercisable by notice at any time within 60 days after the happening of each such Event of Default or, if later, receipt of notice from the Company of such Event of Default, to require the Company to purchase all or any part of the Series A Preferred Stock then held by such holder as such holder may elect, at the Repurchase Price.

  Notwithstanding any of the foregoing, if any of the following events shall occur and be continuing, then automatically each holder of Series A Preferred Stock will be deemed to have delivered on the date immediately preceding such event, a Repurchase Notice with respect to all Series A Preferred Stock held by such holder, all such shares will be Put Shares and the aggregate Repurchase Price in respect of each such share will immediately become due and payable in full. Such events are: (a) the Company or any of its Subsidiaries shall commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; (b) there shall be commenced against the Company or any Subsidiary any case, proceeding or other action of a nature referred to in clause (a) above which results in the entry of an order for relief or any such adjudication or appointment remains undismissed, undischarged or unbonded for a period of 60 days; (c) there shall be commenced against the Company or any Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; (d) the Company or any Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (a),
(b) or (c) above; (e) the Company or any Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; (f) the Company or any Subsidiary shall cause to be reinstated the Reorganization Proceedings; or (g) the Confirmation Order shall be reversed, withdrawn, modified (in any manner adverse to Company or any Subsidiary), or any rehearing shall be ordered with respect thereto by the Bankruptcy Court or by any court having jurisdiction over the Company.

  CONVERSION. The holder of each share of Series A Preferred Stock will have the right at any time prior to the 30th day after receipt of a notice of redemption by the Company, at such holder's option, to convert such share into Common Stock. Subject to provisions for adjustment, each share of Series A Preferred Stock will be convertible into such number of shares of Common Stock, as is obtained by dividing the Liquidation Preference by the Conversion Price, in each case as in effect at the date any Series A Preferred Stock is surrendered for conversion. If any Series A Preferred Stock is called for redemption, the right to convert such Series A Preferred Stock will terminate on the 30th day following the date of the Redemption Notice. Conversion Price means, initially, $5.75 and, thereafter, such price as adjusted.

  The Conversion Price will be subject to adjustment from time to time upon the following events: (a) if the Company declares a dividend or makes a distribution on the outstanding Common Stock in capital stock of the Company, subdivides or reclassifies the outstanding Common Stock into a greater number of shares (or into other securities or property), or combines or reclassifies the outstanding Common Stock into a smaller number of shares (or into other securities or property); (b) if the Company fixes a record date for the issuance of rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase Common Stock (or securities convertible into or exchangeable for Common Stock) (other than Series B Preferred Stock) at a price per share less than the Current Market Price of Common Stock on such record date; (c) if the Company fixes a record date for the making of a distribution to all holders of Common Stock of shares of any class other than Common Stock, of evidences of indebtedness of the Company or any Subsidiary, of assets or other property or of rights or warrants (excluding those rights or warrants resulting in an adjustment pursuant quire Series B Preferred Stock in the Rights Offering thereof); (d) if the Company issues Common Stock (other than certain Common Stock issued (i) to the Company's employees or former employees or their estates under certain employee benefit plans, (ii) pursuant to the Bank Warrants (as defined below), (iii) to the Investor pursuant to the Warrants and (iv) upon conversion of the Series A Preferred Stock or Series B Preferred Stock) for a consideration per share less than the Current Market Price per share on the date the Company fixes the offering price of such additional shares; (e) if the Company issues any securities convertible into or exchangeable for Common Stock (excluding securities issued in transactions resulting in adjustments pursuant to clauses (b) and

(c) above, Series B Preferred Stock, Warrants and upon conversion of any such securities) for a consideration per share of Common Stock deliverable upon conversion or exchange of such securities less than the Current Market Price per share in effect immediately prior to the issuance of such securities. Current Market Price per share at any date means the average of the daily closing price for the Common Stock for the 10 consecutive trading days commencing 14 trading days before such date. Bank Warrants means the 1,500,000 warrants for the purchase of Common Stock issued by the Company on September 30, 1996 pursuant to the Prepayment Agreement dated as of September 30, 1996 among certain financial institutions and the Company.

  In the event of any consolidation with or merger of the Company into another corporation, or in the event of any sale, lease or conveyance of assets to another corporation of the property of the Company as an entirety or substantially as an entirety, then adequate provisions will be made whereby each holder of Series A Preferred Stock will have the right to receive, from such successor, leasing or purchasing corporation, as the case may be, in lieu of the Common Stock immediately prior thereto receivable upon the conversion of such Series A Preferred Stock, the kind and amount of shares of stock, other securities, property or cash or any combination thereof receivable upon such consolidation, merger, sale, lease or conveyance by a holder of the number of shares of common stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such consolidation, merger, sale, lease or conveyance.

  In the event of any reclassification or change of the Common Stock issuable upon conversion of Series A Preferred Stock, or in the event of any consolidation or merger of another corporation into the Company in which the Company is the continuing corporation and in which there is a reclassification or change of the Common Stock, adequate provisions will be made whereby each holder of Series A Preferred Stock will have the right to receive, in lieu of the Common Stock immediately prior thereto receivable upon the conversion of Series A Preferred Stock, the kind and amount of stock, other securities, property or cash or any combination thereof receivable upon such reclassification, change, consolidation or merger, by a holder of the number of shares of Common Stock into which such Series A Preferred Stock might have been converted immediately prior to such reclassification, change, consolidation or merger.

  The Conversion Price will be adjusted if the Company repurchases (by way of tender offer, exchange offer or otherwise) any Common Stock for a per share consideration which exceeds the Current Market Price of a share of Common Stock on the date immediately prior to such repurchase.

  The formulas for calculating the foregoing adjustments are set forth in the Series A Statement of Designations, Annex A to Appendix A.

  In addition to the adjustments required in accordance with the foregoing, the Company may make such reductions in the Conversion Price as it considers to be advisable so that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients.

  If any event occurs as to which the foregoing provisions are not strictly applicable or, if strictly applicable, would not, in the Board's good faith judgment, fairly protect the conversion rights of the Series A Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board will make adjustments in the application of such provisions, in accordance with such essential intents and principles, as shall be reasonably necessary, in the Board's good faith opinion, to protect such conversion rights as aforesaid, but in no event will any adjustment have the effect of increasing the Conversion Price, or otherwise adversely affect the holders of the Series A Preferred Stock.

  The Company will at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued stock, for the purpose of effecting the conversion or redemption of Series A Preferred Stock, such number of its authorized shares of Common Stock as will from time to time be sufficient for the conversion of all outstanding Series A Preferred Stock into Common Stock. See "Charter Amendments." The Company will, from time to time and in accordance with Delaware law, cause the authorized number of shares of Common Stock to be increased if the aggregate of the number of authorized shares of Common Stock remaining unissued and the issued shares of such Common Stock reserved for issuance in any other connection will not be sufficient for the conversion of all outstanding Series A Preferred Stock into Common Stock at any time.

  WARRANTS. The Investment Agreement provides that at the Closing, the Company will issue to the Investor Warrants to purchase up to 5,000,000 shares of Common Stock. The following is a summary of certain terms and conditions of the Warrants. The summary is qualified in its entirety by reference to the full text of the form of Warrant Certificate. The form of Warrant Certificate, which sets forth the terms of the Warrants, is attached as Annex B to the Charter Amendments, which is attached hereto as Appendix A.

  GENERAL. Each Warrant entitles the holder, subject to the terms and conditions of the Warrant, to purchase one share of Common Stock at the Exercise Price.

  NUMBER AND CLASSES OF WARRANTS. The Warrants will be issued in three classes: 1,666,667 Class A Warrants, 1,666,667 Class B Warrants, and 1,666,666 Class C Warrants.

  EXERCISE PRICE AND TERM. The Warrants will have an Exercise Price of $5.75 per share, subject to certain antidilution and other adjustments described below. Unexercised Warrants will expire on the seventh anniversary of the Original Issue Date.

  RESERVATION OF WARRANT SHARES. In the Warrant Certificate, the Company represents that it has sufficient Common Stock reserved for issuance upon exercise of all outstanding Warrants and the Company agrees that, during the term of the Warrant, there will be reserved for issuance upon exercise of the Warrants, free from preemptive rights, such number of shares of authorized but unissued or treasury Common Stock, as will be required for issuance upon exercise of the Warrants. See "Charter Amendments." The Company also agrees
(a) that it will not, by amendment of its restated certificate of incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed under the Warrant by the Company and (b) to take promptly all action as may from time to time be required to permit the holder to exercise the Warrants and the Company duly and effectively to issue Common Stock issuable upon the exercise of the Warrants (the "Warrant Shares").

  "CASH FLOW ADJUSTMENT" OF EXERCISE PRICE. The Exercise Price is subject to downward adjustment as described below by March 31, 1999 (the "Cash Flow Adjustment"). The Exercise Price will be adjusted downward by $0.0175 for every $100,000 by which Actual Cumulative Operating Cash Flow is less than Targeted Cumulative Operating Cash Flow, on a cumulative basis for 1997 and 1998. Actual Operating Cash Flow in 1998 in excess of Target Operating Cash Flow for 1998 will be applied at a 15% discount for such excess in the cumulative calculation. Notwithstanding the Cash Flow Adjustment provisions, the Exercise Price as adjusted will in no event be less than $2.00 per share for the Class A Warrants, $3.00 per share for the Class B Warrants and $4.00 per share for the Class C Warrants. Also, no Cash Flow Adjustment will be made if, on December 31, 1998, and on an average basis during the three months ending on December 31, 1998, the average Closing Price for the Common Stock is greater than $9.75, which is equal to the original Exercise Price plus $4.00 per share (adjusted in accordance with certain antidilution provisions).

  Target Cumulative Operating Cash Flow equals $62,443,000. Actual Cumulative Operating Cash Flow equals the sum of the Actual Operating Cash Flow for the year ending December 31, 1997 and the Actual Operating Cash Flow for the year ending December 31, 1998, minus 0.15 times the Excess 1998 Operating Cash Flow. Actual Operating Cash Flow for any year means the net cash proceeds derived by the Company from the operation in the ordinary course of its business and from the bulk asset sales contemplated by the Business Plan, calculated the same as, and using the same accounting principles and practices and classification systems and techniques as were used in, the calculation of the Target Cumulative Operating Cash Flow. Excess 1998 Operating Cash Flow means the Actual Operating Cash Flow for the year ending December 31, 1998 minus $3,028,000.

  The Company will cause the financial statements for the Company and its consolidated Subsidiaries for the fiscal year ending on December 31, 1998, to be audited by Ernst & Young, LLP, or another national independent accounting firm, and a manually signed copy of such financial statements to be delivered to the holders of the Series A Preferred Stock as soon as practicable following December 31, 1998, but in no event later than March 31, 1999 (the date such financial statements are so delivered, the "Adjustment Date"). Any reduction of the Exercise Price will be effective as of the Adjustment Date.

  ANTIDILUTION ADJUSTMENTS. The Exercise Price and the number of shares of Common Stock purchasable upon the exercise of the Warrants will be subject to adjustment from time to time upon the following events: (a) if the Company (i) declares a dividend or makes a distribution on the outstanding Common Stock in capital stock of the Company, (ii) subdivides or reclassifies the outstanding Common Stock into a greater number of shares (or into other securities or property), or (iii) combines or reclassifies the outstanding Common Stock into a smaller number of shares (or into other securities or property); (b) if the Company fixes a record date for the issuance of rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase Common Stock (or securities convertible into or exchangeable for Common Stock) (other than Series B Preferred Stock) at a price per share less than the Current Market Price of a share of Common Stock on such record date; (c) if the Company fixes a record date for the making of a distribution to all holders of Common Stock (i) of shares of any class other than Common Stock, (ii) of evidences of indebtedness of the Company or any Subsidiary, (iii) of assets or other property or (iv) of rights or warrants (excluding rights or warrants resulting in an adjustment pursuant to paragraph (b) above, and the right to acquire Series B Preferred Stock in the Rights Offering thereof); (d) if the Company issues its Common Stock (other than certain Common Stock issued (i) to the Company's employees or former employees or their estates under certain employee benefit plans, (ii) pursuant to the Bank Warrants, (iii) pursuant to the Warrants, and (iv) upon conversion of the Series A Preferred Stock or Series B Preferred Stock) for a consideration per share less than the Current Market Price per share on the date the Company fixes the offering price of such additional shares; and (e) if the Company issues any securities convertible into or exchangeable for Common Stock (excluding securities issued in transactions resulting in an adjustment pursuant to clauses (b) and (c) above, Series A Preferred Stock, Series B Preferred Stock and upon conversion of any of such securities) for a consideration per share of Common Stock deliverable upon conversion or exchange of such securities less than the Current Market Price per share in effect immediately prior to the issuance of such securities. Current Market Price per share at any date means the average of the daily closing price for the Common Stock for the 10 consecutive trading days commencing 14 trading days before such date.

  In the event of any consolidation with or merger of the Company into another corporation, or in the event of any sale, lease or conveyance of assets to another corporation of the property of the Company as an entirety or substantially as an entirety, then such successor, leasing or purchasing corporation, as the case may be, will be bound by the Warrant Certificate and will execute and deliver a new Warrant Certificate providing that the holder of each Warrant then outstanding will have the right to exercise such Warrant solely for the kind and amount of shares of stock, other securities, property or cash or any combination thereof receivable upon such consolidation, merger, sale, lease or conveyance by a holder of the number of shares of Common Stock for which such Warrants might have been exercised immediately prior to such consolidation, merger, sale, lease or conveyance.

  In the event of any reclassification or change of the Common Stock issuable upon exercise of the Warrants, or in the event of any consolidation or merger of another corporation into the Company in which the Company is the continuing corporation and in which there is a reclassification or change of the Common Stock, the Company will execute and deliver to the holder of the Warrant a new Warrant Certificate providing that the holder of each Warrant then outstanding will have the right to exercise such Warrant solely for the kind and amount of shares of stock, other securities, property or cash or any combination thereof receivable upon such reclassification, change, consolidation or merger, by a holder of the number of shares of Common Stock for which such Warrant might have been exercised immediately prior to such reclassification, change, consolidation or merger.

  If the Company repurchases any Common Stock for a per share consideration which exceeds the Current Market Price of a share of Common Stock on the trading day immediately prior to such repurchase, then the Company will issue to the holder additional Warrants having the Exercise Price in effect on the trading day immediately prior to such repurchase.

  The formulas for calculating the foregoing adjustments are set forth in the form of Warrant Certificate, Annex C to Appendix A.

  In addition to the adjustments required in accordance with the foregoing, the Company may make such reductions in the Exercise Price as it considers to be advisable so that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients.

  If any event occurs as to which the foregoing provisions are not strictly applicable or, if strictly applicable, would not, in the Board's good faith judgment, fairly protect the purchase rights of the Warrants in accordance with the essential intent and principles of such provisions, then the Board will make adjustments in the application of such provisions, in accordance with such essential intents and principles, as shall be reasonably necessary, in the Board's good faith opinion, to protect such purchase rights as aforesaid, but in no event will any adjustment have the effect of increasing the Exercise Price or decreasing the number of shares of Common Stock subject to purchase upon exercise of the Warrants, or otherwise adversely affect the holders of the Warrants.

  RESTRICTIONS ON TRANSFER. Until such time as an appropriate registration statement covering the Warrants or the Warrant Shares has become effective under the Act, the holder will not dispose of either the Warrants or the Warrant Shares, as the case may be, unless (a) the transferee has agreed to be bound by the restrictions contained in the Warrant Certificate on such Warrants or Warrant Shares, as the case may be, and (b) except in the case of a transfer by the holder to an affiliate, the Company will have received an opinion of counsel (which will be reasonably satisfactory to the Company) to the effect that the sale or other proposed disposition of the Warrants or Warrant Shares may be accomplished without such registration under the Act.

  FEES AND EXPENSES. All fees and expenses incurred by the holder in connection with the holder's ownership of Warrants and securities or other property received upon exercise thereof which relate to (a) any required regulatory filings, (b) registration fees, (c) stock exchange or NASDAQ listing fees, and (d) reasonable fees and expenses of counsel in connection with the foregoing, will be paid by the Company.

  VALUE DETERMINATION AND APPRAISAL. Upon each determination of fair market value or other evaluation or calculation required under the Warrants (including calculation of the Cash Flow Adjustment Amount), the Company will promptly give notice thereof to all holders, setting forth the calculation of such fair market value or valuation (or Cash Flow Adjustment Amount) and the method and basis of determination thereof, as the case may be. If any holders of Warrants to purchase at least 100,000 shares of Common Stock (including, for purposes of determining such level of ownership, all Warrants owned by affiliates of such holders) disagree with such determination, they may elect to dispute such determination, and such dispute shall be resolved in accordance with the appraisal procedure set forth in the Warrant Certificate.

  SERIES B PREFERRED STOCK. After Closing, the Company intends to conduct a Rights Offering, whereby it will distribute to its Stockholders, nontransferrable rights to purchase, on a pro rata basis, an aggregate of 1,000,000 shares of Series B Preferred Stock, for a purchase price of $10 per share, all subject to compliance with applicable securities registration and other laws and regulations. The Rights Offering is expected to commence promptly after the Closing. The Series B Preferred Stock would be substantially the same as the Series A Preferred Stock, as to rank, dividends, liquidation preference, optional redemption by the Company, put rights and the Company's repurchase obligation, and conversion rights. The Series B Preferred Stock would be pari passu with the Series A Preferred Stock as to dividends or distributions and other rights to receive payments. Notwithstanding the foregoing, however, the put rights of the Series B Preferred Stock would not be secured by any lien on the assets of the Company or any Subsidiary, and holders of the Series B Preferred Stock (a) would not be issued warrants to purchase Common Stock, (b) would not be entitled to vote Series B Preferred Stock with respect to the election of Company directors or on any other matter submitted for a vote of the holders of the Common Stock, except as may be required by applicable law, and (c) would not have any consent rights of the Investor with respect to Major Transactions (see "Investment Agreement--Consent Rights") or any voting or consent rights of the holders of the Series A Preferred Stock as set forth in the Series A Statement of Designations (see "Investment Agreement--Series A Preferred Stock--Voting Rights").

  It is expected that for United States federal income tax purposes, holders of Common Stock will not be taxed upon receipt or exercise of the rights issued in the Rights Offering.

  The preferences, powers, and rights of the Series B Preferred Stock are set forth in the Series B Statement of Designations, which is Annex B to the Charter Amendments (attached hereto as Appendix A).

  CONSENT RIGHTS. So long as the Note is outstanding and unpaid or more than 5,000 shares of the Series A Preferred Stock are held by the Investor, and except as permitted by the Investment Agreement, the Company will not engage in, or enter into any agreement with respect to, any Major Transaction, without the Investor's prior consent (it being agreed that (a) the approval
(i) of a majority of the Investor Designees at a Board meeting, (ii) of one or more of the Investor Designees at a meeting of the executive committee of the Board or (iii) of all Board members, including the Investor Designees, by a written directors consent, will be deemed to be the Investor's consent and (b) any action by the Company in respect of the Series A Preferred Stock and the Series B Preferred Stock, including dividend payments thereon and redemption thereof, in accordance with their terms will not be deemed to be Major Transactions). "Major Transaction" means any material transaction which is not described in an Approved Business Plan, including any (a) recapitalization, redemption or reclassification of, or distribution or dividend on, the Company's capital stock (except in the case of the Series A Preferred Stock and the Series B Preferred Stock in accordance with their terms), (b) amendment of the Company's restated certificate of incorporation or by-laws,
(c) liquidation, winding-up or dissolution of the Company or any Significant Subsidiary of the Company, (d) consolidation of the Company with, or merger of the Company with or into, any other person, except a merger of a Subsidiary wholly owned by the Company into the Company, with the Company surviving such merger, (e) sale, transfer, lease or encumbrance of a significant amount of assets of the Company, other than in respect of sales of certain assets held by the Company's predecessor, General Development Corporation; (f) special dividends or distributions with respect to, or repurchase or redemption of, the Company's equity securities or any rights, warrants or options in respect of such equity securities, (g) capital expenditure or investment by the Company in excess of $500,000, (h) entering into or materially amending any material contract, (i) significant new financing or refinancing, (j) issuance of securities (other than employee and director stock options to acquire up to 2,000,000 shares of Common Stock and the issuance of Common Stock thereunder),
(k) transactions which would result in a Change of Control (as defined below), or (l) material transaction the nature of which prevents specificity in the Business Plan. "Approved Business Plan" means a Business Plan of the Company that has been approved by the Investor.

  "Change of Control" means: (a) an acquisition by any person or group (as defined for purposes of Section 13(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), (excluding the Company or an employee benefit plan of the Company or a corporation controlled by the Stockholders) of 25% or more of the outstanding Common Stock or other voting securities of the Company; (b) a change in a majority of the Incumbent Board (excluding any individuals approved by a vote of at least a majority of the Incumbent Board other than in connection with an actual or threatened proxy contest); (c) failure of the requisite number of Investor Designees to be members of the Board (other than as result of the Investor's failure to nominate a successor to an Investor Designee who has resigned or been removed as a director); or
(d) consummation of a Business Combination (other than a Business Combination in which all or substantially all of the Stockholders receive or own upon consummation thereof 50% or more of the Company's outstanding stock resulting from the Business Combination, at least a majority of the board of directors of the resulting corporation are members of the Incumbent Board, and after which no Person owns 25% or more of the outstanding stock of the resulting corporation who did not own such stock immediately before the Business Combination), excluding, in each case, the transactions contemplated by the Investment Agreement. "Default Change of Control" means a Change in Control of the type referred to in clauses (b) or
(c) above or of the type referred to in clauses (a) and (d) provided that the percentage thresholds referred to in clauses (a) and (d) will be 40% instead of 25%. "Incumbent Board" means, prior to the Closing, the Board as constituted on the day after execution and delivery of the Investment Agreement and, following the Closing, the Board as constituted immediately following the Closing. "Business Combination" means a complete liquidation or dissolution of the Company or a merger, consolidation or sale of all or substantially all of the Company's assets.

  CO-INVESTMENT OPPORTUNITY. The Investment Agreement provides that except with respect to certain preexisting projects, as long as the Investor owns at least 5,000 shares of Series A Preferred Stock, the Investor will have a right of first offer to participate in new joint venture community development projects proposed to be entered into by the Company, until the Investor has invested at least an aggregate of $60,000,000 in such projects; provided that the foregoing will not apply to any project in which the Company's participation and commitment will be in the form of its expertise and business efforts or the contribution of real property (or equity interests in real property), as opposed to capital contributions. Subject to the foregoing, if the Company proposes to enter into any new community development project, the Company will inform the Investor and will offer the Investor the opportunity to invest in such proposed project for one week before offering such opportunity to any third party. The Company will give the Investor, to the extent reasonably available to the Company, such information regarding the proposal as the Investor may reasonably request to enable it to make an investment decision. The Investor will respond to the Company within 10 business days after receipt of any such offer in writing, or will be deemed to have rejected such offer. The Investor and the Company are obligated to negotiate with each other in good faith with respect to any such proposed investments for up to 20 business days following the Investor's receipt of such information. If, after the Company and the Investor have discussed the proposed transaction for such 20 business day period, the Investor determines not to invest in such project, or not to invest the full amount that the Company requires for such project, or has not committed to the Company to make such investment, on substantially the terms and conditions offered to the Investor, then the Company may enter into any agreement with or consummate a transaction with other potential investors with regard to the proposed investment, provided that the Company may not offer terms to another potential investor materially more favorable in the aggregate than the terms offered to the Investor unless the Company first offers such terms to the Investor. The foregoing does not imply any commitment by the Investor to invest in the Company or any project proposed by the Company, except as expressly provided in the Investment Agreement. So long as any principal amount is outstanding under the Note, in connection with the Investor's rights described above, the Company will offer the Investor the opportunity to conduct due diligence investigations with respect to such projects and will comply with the terms of the Due Diligence Fee Agreement described below.

  Under the Due Diligence Fee Agreement dated as of February 7, 1997, the Company agreed to pay the Investor on each Interest Payment Date (as defined in the Note Agreement), and from and after the occurrence of an Event of Default under the Note Agreement, if any principal is outstanding thereunder, $16,600 per month (the "Fee") as compensation for in-house and out-of-pocket expenses incurred by the Investor in the due diligence and investment analysis required from time to time in connection with the Investor's preliminary analysis of co-investment opportunities under the Investment Agreement. The Fee will first be payable in and for the month in which a Fee Triggering Event occurs. "Fee Triggering Event" means the occurrence of either of the following events while any principal is outstanding under the Note: (a) Stockholders Approval has not been obtained as of May 28, 1997 or (b) an Event of Default under the Note Agreement. The Investor will perform its preliminary due diligence and financial analysis services free of charge prior to a Fee Triggering Event or if such Fee Triggering Event does not occur. No fee will be payable for any month after the month in which all principal amounts outstanding under the Note will have been paid in full. Under the Investment Agreement, the sole consequence of any failure on the part of Investor to conduct such due diligence and financial analysis will be that the Investor may be deemed to have rejected the Company's offer of a co-investment opportunity and the Investor will continue to be entitled to receive the Fee. The Investor will be entitled to payment of the Fee without regard to the number, if any, of co-investment opportunities presented to the Investor for its analysis in any month and will be entitled to such Fee even if no co-investment opportunities are presented to it by the Company and whether or not the Investor performs such due diligence and analysis or incurs any expenses in connection therewith. Except as provided in the Due Diligence Fee Agreement, the Investor will not be entitled to reimbursement by the Company of the Investor's expenses in connection with analysis of co-investment opportunities unless the Company agrees to do so in connection with a particular co-investment opportunity.

  REGISTRATION RIGHTS. The Investment Agreement provides that at any time after the Closing, upon the Investor's demand, the Company will use its best efforts to effect the registration (a "Demand Registration") under the Act of such number of Registrable Securities then beneficially owned by the Investor. The Company will be obligated to effect no more than (a) two Demand Registrations so long as the Company is not eligible to file Form S-3 under the Act and (b) five Demand Registrations if the Company is eligible to file Form S-3. If a Demand Registration is initiated by the Investor, no other securities may be offered in such offering by the Company without the Investor's consent. The Investor will have the right to select the underwriters for a Demand Registration. "Registrable Securities" means any of the (a) 25,000 shares of Series A Preferred Stock to be issued to the Investor at the Closing, (b) the Common Stock issuable or issued upon conversion of the Series A Preferred Stock (the "Conversion Shares"), (c) the 5,000,000 shares of Common Stock issuable upon the exercise of the Warrants, (d) any other Common Stock acquired by the Investor, and (e) any securities issued or issuable with respect to the Series A Preferred Stock, Conversion Shares, Warrant Shares by way of stock dividend or stock split, or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.

  In addition, if the Company proposes to register any of its securities under the Act for sale for cash, the Investor, upon request, will have the right to include the number of Registrable Securities that the Investor wishes to sell or distribute publicly under the registration statement proposed to be filed by the Company, and the Company will use its best efforts to register under the Act the sale of such Registrable Securities (a "Piggyback Registration"). Under certain circumstances, the number of Registrable Securities that the Investor will be entitled to include in a Piggyback Registration will be limited.

  The Investment Agreement contains certain indemnification and contribution provisions in the event of a registration of any Registrable Securities under the Act. In connection with any Demand Registration or any Piggyback Registration, the Company will pay all registration, filing and NASD fees, and all fees and expenses of complying with securities or "blue sky" laws; provided, however, that the Investor will pay its pro rata share of any commissions, fees and disbursements of underwriters customarily paid by sellers of securities. The Company and the Investor will be responsible for the fees and disbursements of their respective counsel and the Company will also be responsible for the fees and disbursements of its independent public accountants, printing costs and premiums and other costs of policies of insurance against liabilities arising out of the public offering of the Registrable Securities.

  The Investor (or any Eligible Transferee) may transfer all or any portion of its Demand Registration, Piggyback Registration and related rights to any transferee of an amount of Registrable Securities equal to or exceeding five percent of the outstanding class of such Registrable Securities at the time of transfer (each transferee that receives such minimum number of such Registrable Securities, an "Eligible Transferee").

  So long as the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will take all actions reasonably necessary to enable the Investor to sell the Registrable Securities without registration under the Act within the limitation of the exemptions provided by Rule 144 and Rule 144A under the Act, as such rules may be amended, or any similar rule or regulation hereafter adopted by the SEC, including filing on a timely basis all reports required to be filed by the Exchange Act.

  The Company may defer, for certain time periods, filing any Registration Statement, amendment, supplement or post-effective amendment thereto or prospectus supplement, if the Company is then involved in discussions concerning, or otherwise engaged in, an acquisition, disposition, financing or other material transaction and the Company determines in good faith that such filing would materially adversely affect or interfere with such transactions.

  ACTIVITIES PRIOR TO CLOSING. The Investment Agreement provides that until the Closing the Company and the Investor shall act with good faith to each other, use all reasonable efforts to consummate the Transaction, and not take any action that would prohibit or impair its ability to consummate the Transaction. In addition, the Company shall conduct the business of it and its Subsidiaries in the ordinary course consistent with past practice and shall use all reasonable efforts to preserve intact its business organizations and relationships with third parties, and, except as otherwise provided in the Investment Agreement, to keep available the services of the present directors, officers and key employees.

  Without the Investor's prior consent, until the Closing the Company shall not, and shall ensure that each of its Subsidiaries does not: (a) adopt or propose any change in its restated certificate of incorporation or by-laws, except as contemplated by the Investment Agreement or as required to effect the transactions thereunder; (b) take any action that would make any representation or warranty of the Company inaccurate at the Closing; (c) issue, sell, pledge or encumber any capital stock or other securities, except
(i) pursuant to outstanding Options or Bank Warrants, (ii) pursuant to options granted automatically under certain plans and Common Stock issued to directors in lieu of cash fees; or (iii) the issuance of up to $10,000,000 of aggregate liquidation preference of Series B Preferred Stock to Stockholders in a Rights Offering; (d) make any material change in its accounting methods, principles or practices; (e) except as described in the Approved Business Plan for 1997,
(i) grant to any employee any material increase in salary or any increase in severance or termination pay not consistent with past practice, (ii) grant or approve any general increase in salaries of employees not consistent with past practice, (iii) pay or award any material bonus, incentives, compensation, service award or other like benefit for any employee except in accordance with written policy or consistent with past practice, (iv) enter into any material employment contract or severance agreement with any employee or make a material amendment to any of its employee benefit plans; or (v) change in any material respect the compensation of its agents; (f) except as permitted by the Note Agreement, enter into or assume any loan or other instrument pursuant to which the Company or its Subsidiaries incurs indebtedness for borrowed money or request or agree to any material amendment or supplement to or waiver, termination or modification of any material existing instrument (other than instruments relating to indebtedness); (g) declare, pay, set aside or make any dividend or distribution on, or combine, subdivide or reclassify, any shares of any class of its capital stock or of its Subsidiaries, or apply any of its funds, property or assets to the purchase, redemption, sinking fund or other retirement of any shares of any class of its capital stock or of its Subsidiaries; or (h) agree, commit or resolve to do any of the foregoing. Certain of these provisions are subject to exceptions and limitations.

  CERTAIN COVENANTS. Under the Investment Agreement, the Company has agreed that, among other things, (a) it will convene a special or annual meeting of its Stockholders (the "Meeting") for the purpose of considering and voting on the Charter Amendments and that the Board will recommend that the Stockholders vote in favor thereof; (b) prepare and file this Proxy Statement with the SEC;
(c) neither it nor its Subsidiaries will enter into any agreement that will prohibit or restrict the Company's ability to perform any of its obligations under the Investment Agreement or any of the Transaction Documents; (d) after the Closing, the Company will reserve and keep available, free from preemptive rights, out of its authorized and unissued stock, a sufficient number of shares of Common Stock to effect the conversion of all of the Series A Preferred Stock and the Warrants; (e) the Company will take all actions necessary so that until the Closing the Board will consist of 10 directors one of whom will be the Original Investor Designee and that as of and after the Closing the Board will consist of seven directors, who will be the Original Investor Designee, the two additional Investor Designees, one member of the Company's incumbent management and three independent directors selected by the Incumbent Board with the Investor's approval; (f) from and after the Closing, the Charter Amendments and by-laws will contain provisions exculpating and indemnifying its directors to the fullest extent permitted under applicable law and that the Company will maintain policies of directors and officers indemnity insurance; and (g) within 30 days after the date of the Investment Agreement, the Company will deliver to the Investor a draft of the Business Plan for 1997-1998 and the Company and the Investor will exercise reasonable efforts to reach agreement on the Approved Business Plan.

  In addition, the Company has agreed that so long as the Note remains outstanding and unpaid or the Investor holds at least 5,000 shares of Series A Preferred Stock: (a) the Company will furnish to the Investor by specified dates certain annual and quarterly financial statements of the Company, a report showing all sales by the Company of real property, and all reports or other documents delivered to Foothill under the Foothill Loan Documents, and such other information as the Investor may reasonably request; (b) the Company will, and will cause its Subsidiaries to, afford the officers, employees, counsel, accountants, financing sources and other representatives of the Investor or any of its affiliates reasonable access to its properties, books, contracts, commitments and records and personnel and advisors and will furnish to the Investor information concerning its business, properties and personnel as the Investor may reasonably request; (c) the Company will give notice to the Investor of (i) the occurrence of any Default or Event of Default, (ii) any default or event of default under certain contractual obligations of the Company or any of its Subsidiaries or litigation, investigation or administrative or other proceeding between the Company or any of its Subsidiaries and any government authority which, if not cured or if adversely determined would have a Material Adverse Effect; (iii) any litigation or administrative or other proceeding affecting the Company or any of its Subsidiaries in which the amount involved or sought is in excess of $500,000 or in which injunctive relief is sought; (iv) any default under or revocation of any material operating permit or license; (v) its becoming aware that any representation or warranty is or has become untrue in any material respect;
(vi) any development or event which could reasonably be expected to have a Material Adverse Effect; (d) the Company will comply with, and use its reasonable efforts to insure compliance by all tenants, with all environmental laws and all lawful orders and directives of government authorities respecting environmental laws; (e) the Company will furnish to the Investor by specified dates a Business Plan of the Company and any amendment, modification or update, setting forth a projected statement of income, cash flow and balance sheet; (f) the Company will conduct its business substantially in accordance with the Business Plan and will not materially modify or deviate from the Business Plan without the Investor's prior approval.

  The Company and the Investor have agreed that (a) they will make all filings and furnish all required information required by the Hart-Scott-Rodino Act; and (b) they will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to the Investment Agreement or any of the transactions contemplated thereby and will not issue any public announcement with respect thereto without prior notification to the other party, and, until 30 days after the Closing Date, except as required by law, without the reasonable approval of the other party.

  The Investor has agreed that it will not assign or otherwise transfer any of the Series A Preferred Stock, the Warrants, the Warrant Shares, the Conversion Shares and the Note until the second anniversary of the date of the Investment Agreement, unless a Payment Default, an Event of Default or a Default Change of Control has occurred or Stockholders Approval has not been received at the Meeting. The Investor, however, may pledge any of such securities or the Note as security for indebtedness owed to a Person which is not an affiliate of the Investor.

  Certain of the covenants of the Company and the Investor are subject to exceptions and limitations. The covenants and agreements in the Investment Agreement, other than those which by their terms only apply until the Closing Date, will survive the Closing in accordance with their terms.

  CONDITIONS TO THE CLOSING. The Investor's obligations at the Closing are subject to the following conditions to be satisfied at or prior to the Closing (unless waived by the Investor): (a) the Company will have complied with and performed the terms, covenants and conditions of the Investment Agreement and the other Transaction Documents; (b) the Company's representations and warranties will be true and correct in all material respects at and as of the Closing; (c) no action, suit, investigation or other proceeding relating to the Transaction will have been instituted or threatened before any court or by any government authority that restrains or prohibits the Transaction or seeks to restrain or prohibit the Transaction or to obtain material damages or other material relief; (d) all requisite approvals with respect to the Transaction will have been received and will be in full force and effect; (e) the Transaction at the Closing will not violate any applicable law or governmental regulation and will not subject the Investor to any tax, penalty or liability or require the Investor to register or qualify under any applicable law or governmental regulation; (f) there will not have occurred, and there will not be pending or threatened, any change in law, regulation or regulatory practice that has or could reasonably be expected to have a Material Adverse Effect on the Company;
(g) the Company will have furnished to the Investor on the Closing Date certain legal opinions of counsel to the Company; (h) the Transaction Documents required to be delivered at or before the Closing will have been executed and delivered and will be in full force and effect; (i) the Company will have delivered to the Investor certain customary certificates; (j) the Stockholders Approval will have been obtained at the Meeting and the Charter Amendments will have been filed with the Delaware Secretary of State and will be effective; (k) the Company will have taken all actions necessary to provide that the Board will consist of seven members and the Company will have caused the Original Investor Designee, the two additional Investor Designees, one director who is then an incumbent member of the Company's management, and the three independent directors, to be appointed to the Board, effective upon the Closing; (l) the Company will have paid or reimbursed all unreimbursed Transaction Expenses (defined below) incurred by the Investor (or made provision satisfactory to the Investor for payment or reimbursement of such expenses in the case of expenses incurred but not yet billed); (m) no Default shall have occurred (and, if the Funding has occurred, the Company shall have paid all interest due on the Note), no Change of Control shall have occurred, and there shall have been no events causing a Material Adverse Effect on the Company, nor any developments that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company;
(n) any amendments to the Security Documents that may be required to increase the dollar amount of indebtedness secured thereby to not less than the maximum possible aggregate Repurchase Price shall have been effected and shall be in form and substance satisfactory to the Investor; and (o) the Company will have performed certain obligations to be performed by the Funding Date under the Note Agreement.

  The Company's obligations at the Closing are subject to the following conditions to be satisfied at or prior to the Closing (unless waived by the Company): (a) the Investor will have complied with and performed the terms, covenants and conditions of the Investment Agreement to be complied with and performed by the Investor at or prior to the Closing; (b) the Investor's representations and warranties will be true and correct in all material respects at and as of the Closing; (c) no action, suit, investigation or other proceeding relating to the Transaction will have been instituted or threatened before any court or by any government authority that restrains or prohibits the Transaction or to obtain material damages or other material relief; (d) all requisite approvals with respect to the Transaction will have been received and will be in full force and effect; (e) the Investment Agreement will be in full force and effect; (f) the Investor will have delivered to the Company a certificate of the Investor's managing member, dated the Closing Date, certifying, among other things, the resolutions adopted by the Investor's managing member authorizing the Investor's execution and delivery of the Investment Agreement and the other Transaction Documents and consummation of the Transaction and a certificate to the effect that the certain conditions have been satisfied; and (g) the Stockholders Approval will have been obtained at the Meeting and the Charter Amendments will have been filed with the Delaware Secretary of State and will be effective.

  The Investor's obligations to be discharged under the Investment Agreement at the Funding are subject to (a) the Closing not having occurred, (b) the Investment Agreement remaining in full force and effect, and (c) satisfaction at or prior to the Funding (unless waived by the Investor at or prior to the Funding) of the conditions to the Funding set forth in the Note Agreement. See "Loan and Note Agreement--Conditions."

  REPRESENTATIONS AND WARRANTIES. The Investment Agreement incorporates by reference the Company's representations and warranties set forth in the Note Agreement and provides that the Company represents and warrants that its representations and warranties in the Note Agreement are true and correct. See "Loan and Note Agreement--Representations and Warranties."

  In addition, the Investment Agreement contains representations and warranties by the Company concerning, among other things: (a) the authority to enter into and, subject to obtaining Stockholders Approval, perform the Investment Agreement and the other Transaction Documents; (b) the vote required to approve the Investment Agreement, the other Transaction Documents and the contemplated transactions; (c) the authorization of the

Investment Agreement, the other Transaction Documents and the performance of obligations thereunder; (d) the absence of conflict with, violation of, or default under any applicable legal requirement or contractual obligation; (e) the absence of any lien on any of the properties of the Company as a result of the Investment Agreement and other Transaction Documents, other than pursuant to any Transaction Document; (f) the execution and delivery, validity and enforceability of the Investment Agreement; (g) the capitalization of the Company on the date of the Investment Agreement and at the Closing after giving effect to the Charter Amendments; (h) the authorization and validity of the Series A Preferred Stock, the Conversion Shares, the Warrants and the Warrant Shares; (i) the absence of preemptive rights; (j) the absence of obligations to vote, repurchase, redeem or register shares of capital stock;
(k) the filing of required documents with the SEC, compliance with applicable requirements of the federal securities laws, and the absence of untrue or misleading statements or omissions; (l) delivery and disclosure to the Investor of correspondence and communications with the SEC; (m) the Subsidiaries, the capital stock of the Subsidiaries, and the ownership interests of the Joint Ventures; (n) approvals required to consummate the Transaction; (o) governmental and regulatory licenses; (p) the absence of undisclosed material agreements; (q) no finder's fees, broker's fees, and financial advisor's fees, except for the fees and expenses of BTSC and Tallwood; (r) no undisclosed employee benefit plans; (s) securities laws matters relating to the sale and issuance of the Series A Preferred Stock, the Warrants, the Conversion Shares and the Warrant Shares; (t) state takeover statutes; and (u) the financial statements of the Company and its consolidated Subsidiaries.

  The Investment Agreement contains representations and warranties by the Investor concerning, among other things: (a) the authority to enter into and perform the Investment Agreement and the other Transaction Documents; (b) the authorization of the Investment Agreement, the other Transaction Documents, and the performance of obligations thereunder; (c) the absence of conflict with, violation of, or default under any applicable legal requirement or contractual obligation; (d) the execution and delivery, validity and enforceability of the Investment Agreement; (e) approvals required to consummate the Transaction; (f) the acquisition of the Series A Preferred Stock and the Warrants by the Investor for its own account and with no intention of distributing or reselling in violation of the Act or state securities laws; (g) the Investor's capability to evaluate the merits and risks of an investment in the Series A Preferred Stock, the Warrants and the Warrant Shares and bear the economic risk of such investment; (h) finder's fees, broker's fees and financial advisor's fees; and (i) the Investor's possession of funds necessary to fulfill its obligations under the Investment Agreement.

  Certain of the representations and warranties of the Company and the Investor are subject to exceptions and limitations. The Investment Agreement provides that all representations and warranties contained therein will survive for 30 months after the Closing Date, except that any representation or warranty as to which notice of a breach giving rise to a right of indemnification has been given prior to the end of the 30-month period will survive until any such right of indemnification has been finally resolved.

  INDEMNIFICATION. The Company has agreed to indemnify and hold harmless the Investor and its affiliates and their respective officers, directors, agents, employees, subsidiaries, partners and controlling persons from and against any and all losses, claims, damages, expenses (including reasonable fees, disbursements and other charges of counsel) or other liabilities resulting from any breach of any covenant, agreement, representation or warranty of the Company in the Investment Agreement or in any other Transaction Document, provided that the Company will not be liable under this provision (a) for any amount paid in settlement of claims without its consent or (b) to the extent that it is finally judicially determined that such liabilities resulted primarily from a breach by the Investor of any representation, warranty, covenant or agreement of the Investor in the Investment Agreement or the willful misconduct of the Investor. The Investor has agreed to indemnify and hold harmless the Company and its affiliates, officers, directors, agents, employees, subsidiaries, partners and controlling persons from and against any and all liabilities resulting from any breach of any covenant, agreement, representation or warranty of the Investor in the Investment Agreement or in any other Transaction Document, provided that the Investor will not be liable under this provision (a) for any amount paid in settlement of claims without the Investor's consent or (b) to the extent that it is finally judicially determined that such liabilities resulted primarily from a breach by the Company of any representation, warranty, covenant or agreement of the Company in the Investment Agreement or the willful misconduct of the Company. The foregoing indemnification provisions are subject to the applicable survival periods provided for in the Investment Agreement with respect to representations and warranties and covenants and agreements.

  EXCLUSIVITY AND FIDUCIARY OUT. Under the Investment Agreement, the Company will not, nor will it permit any of its Subsidiaries, officers, directors, employees, investment bankers, attorneys or other advisors or representatives to, solicit or initiate, or encourage the submission of, any proposal or transaction for a financing of the Company (other than borrowings under the Working Capital Facility and project financing in the ordinary course of business consistent with past practice) or for the acquisition by a person other than the Investor or an affiliate of the Investor of stock or a substantial part of the assets of the Company through a merger or other business combination, stock or assets acquisition or otherwise (in any such case, an "Alternative Transaction") prior to the Closing. In addition, the Company will, and will cause its Subsidiaries, officers, directors, employees, investment bankers, attorneys and other advisors or representatives to, terminate any other discussions or negotiations with any third party regarding any Alternative Transaction. The Company will not, nor will it permit any of its Subsidiaries, officers, directors, employees, investment bankers, attorneys or other advisors or representatives of the Company or its Subsidiaries to, have any additional discussions or negotiations with any third party regarding such an Alternative Transaction prior to the Closing.

  Notwithstanding the foregoing, prior to the Closing, to the extent required by the Board's fiduciary obligations, as determined in good faith by the Board after receipt of the advice of its outside counsel and financial advisor, the Company may (a) in response to an unsolicited request, furnish information with respect to the Company pursuant to a customary confidentiality agreement and discuss such information with such person and (b) upon receipt by the Company of an unsolicited Alternative Proposal, following delivery to the Investor of the notice described below, participate in negotiations regarding such Alternative Proposal. Any violation of the restrictions described above by any director or executive officer of the Company or any of its Subsidiaries or any investment banker, financial advisor, attorney or other advisor to or representative of the Company or any of its Subsidiaries will be deemed to be a breach by the Company of the exclusivity provisions of the Investment Agreement. "Alternative Proposal" means any proposal for a Business Combination involving the Company or any proposal or offer to conduct in any manner, directly or indirectly, an Alternative Transaction. The Company will promptly advise the Investor of any request for information or of any Alternative Proposal, or any inquiry with respect to or which could lead to any Alternative Proposal, the material terms and conditions of such request, Alternative Proposal or inquiry, and the identity of the person making any such Alternative Proposal or inquiry. The Company will keep the Investor informed of the status and details of any such request, Alternative Proposal or inquiry.

  Prior to the Closing, neither the Board nor any committee thereof will (a) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Investor, the approval or recommendation by the Board of the Investment Agreement or the Transaction, (b) approve or recommend, or propose to approve or recommend, any Alternative Proposal or (c) enter into any agreement with respect to any Alternative Proposal. Notwithstanding the foregoing, if the Board receives an unsolicited Alternative Proposal that, in the exercise of its fiduciary obligations (as determined in good faith by the Board after receipt of the written advice of its outside counsel and financial advisor), it determines to be a Superior Proposal, the Board may withdraw or modify its approval or recommendation of the Investment Agreement and the Transaction, approve or recommend any such Superior Proposal, enter into an agreement with respect to such Superior Proposal and terminate the Investment Agreement (any such action, a "Change of Position"), in each case at any time after the second business day following the Investor's receipt of written notice (a "Notice of Superior Proposal") advising the Investor that the Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. "Superior Proposal" means any bona fide Alternative Proposal which the Board determines in its good faith reasonable judgment (after receipt of the written advice of its financial advisor and outside counsel) to be more favorable from a financial point of view to the Stockholders than the Transaction.

  If the Company proposes to approve or engage in any Change of Position with respect to any Alternative Proposal, it will prior to or concurrently with approving or adopting such Change of Position pay to the Investor $2,000,000 (the "Termination Fee"). In addition, the Commitment Fee will be forfeited by the Company and the Company will pay to the Investor within two business days of request therefor the Investor's Transaction Expenses.

  TERMINATION. The Investment Agreement (other than certain provisions thereof if and so long as the Note remains outstanding) may be terminated at any time prior to the Closing: (a) by mutual consent of the Company and the Investor;
(b) by the Company or the Investor, if the Closing has not occurred on or before May 28, 1997; provided, however, that the right to terminate under this clause will not be available to any party whose failure to fulfill any obligation under the Investment Agreement has been the cause of the failure of the Closing to occur on or before such date; (c) by the Investor, if the Proxy Statement has not been mailed to Stockholders by May 8, 1997; (d) by the Company or the Investor, if any judgment, injunction or decree enjoining the Investor or the Company from consummating the Investment Agreement is entered and becomes final and nonappealable; provided, however, that the party seeking to terminate has used all reasonable efforts to remove such judgment, injunction, or decree; (e) by the Investor or the Company, if there has been a material breach of any representation, warranty or material covenant or agreement of the other party, which breach is incurable or, if curable, which is not cured within 30 days of receipt of notification from the other party identifying such breach and demanding that it be cured; (f) by the Company, if the Board receives an unsolicited Alternative Proposal that, in the exercise of its fiduciary obligations, it determines to be a Superior Proposal and provides the required notice to the Investor, provided that prior to or concurrently with such termination, the Investor has received the Termination Fee.

  If the Investment Agreement is terminated pursuant to the foregoing, then, except for the provisions relating to fees and Transaction Expenses to be paid to the Investor and certain provisions that will remain in effect if and so long as the Note is outstanding, the Investment Agreement will become void and of no effect with no liability on the part of the Company or the Investor, except to the extent such termination results from the breach by a party of any of its representations, warranties, covenants or agreements in the Investment Agreement.

  FEES AND EXPENSES. A $1,000,000 refundable commitment fee (the "Commitment Fee") was paid by the Company upon its signing of the January 14, 1997 Letter of Intent on January 21, 1997. The Commitment Fee will be refunded to the Company at the Closing. If, however, the Investment Agreement is terminated or the Closing does not occur on or before May 28, 1997 for any reason whatsoever other than as a result of a breach by the Investor entitling the Company not to consummate the Closing, the Commitment Fee will be forfeited and the Company must pay the Transaction Expenses. "Transaction Expenses" means the out-of-pocket expenses of the Investor and its affiliates, including the reasonable fees and expenses of lawyers, accountants, appraisers, consultants and other advisors relating to the discussion, evaluation, negotiation and documentation of the Transaction Documents and the Funding and Closing.

  If the Closing has not been consummated on or before May 28, 1997, as a result of a breach by the Company of the Investment Agreement, or a breach by the Company of the Note Agreement which is not cured by May 28, 1997, or a failure on or before May 28, 1997 to obtain the Stockholders Approval, then, in addition to the forfeiture of the Commitment Fee, the Company is obligated to pay to the Investor in cash on May 29, 1997, a $1,000,000 break-up fee (the "Break-Up Fee"), plus the Transaction Expenses. If the conditions for the payment of the Break-Up Fee are fulfilled and either (a) the Company wilfully breached the Investment Agreement or the Note Agreement, or (b) the Company
(i) enters into an agreement for an Alternative Transaction prior to the earlier of May 28, 1998 or the date that is nine months after the date of termination of the Investment Agreement or (ii) consummates an Alternative Transaction prior to the earlier of May 28, 1998 or the first anniversary of the date of termination of the Investment Agreement, the Company must pay to the Investor a $1,000,000 Alternative Transaction Fee, in addition to the forfeiture of the Commitment Fee, and the payment of the Break-Up Fee and the Transaction Expenses.

  If (a) the Company exercises its right to terminate the Investment Agreement between March 30, 1997 and April 5, 1997 in the absence of obtaining the necessary consent of Foothill on terms reasonably satisfactory to the Investor and the Company and (b) the Company either (i) wilfully breached or breaches the Investment Agreement or the Note Agreement or (ii) enters into an agreement for, or consummates, an Alternative

Transaction prior to the 180th day after the date of termination of the Investment Agreement, the Company must pay a $2,000,000 Alternative Transaction fee to the Investor, in addition to the forfeiture of the Commitment Fee and the payment of the Transaction Expenses.

  If the Board withdraws or modifies its approval or recommendation of the Investment Agreement, approves or recommends a Superior Proposal, enters into an agreement with respect to a Superior Proposal and terminates the Investment Agreement, the Company is required to pay to the Investor a $2,000,000 Termination Fee and the Transaction Expenses in addition to forfeiture of the Commitment Fee. In that case, if the Company has paid the Termination Fee and the Transaction Expenses, the Company will not be required to pay the Break-Up Fee and the Alternative Transaction Fee.

  The maximum amount of Fees that the Company is obligated to pay to the Investor as a result of the termination of the Investment Agreement will be $3,000,000 plus the Transaction Expenses. The Company has agreed to reimburse the Investor for its Transaction Expenses on or prior to the Closing Date. As
of the date hereof, the Company has reimbursed Apollo approximately $    for
its Transaction Expenses.

CHARTER AMENDMENTS

  The Board, by a vote of six to three, has adopted a resolution declaring the advisability of, and submits to the Stockholders for approval, the Charter Amendments which would amend the Company's restated certificate of incorporation to, among other things (a) authorize the issuance of the Series A Preferred Stock, (b) authorize the issuance of the Series B Preferred Stock,
(c) increase the amount of authorized Common Stock sufficient to permit the conversion of Series A Preferred Stock and Series B Preferred Stock and the exercise of the Warrants and (d) eliminate certain provisions of the Company's restated certificate of incorporation that would be inconsistent with the rights of the holders of Series A Preferred Stock and Series B Preferred Stock. The Closing is conditioned on, among other things, the holders of a majority of the outstanding Common Stock approving at the Meeting the Charter Amendments and their filing with the Delaware Secretary of State. The filing is expected to occur on the date of the Closing. Stockholders Approval of the Charter Amendments will, in effect, constitute Stockholders approval for the Company to consummate the Transaction, as discussed herein.

  The Charter Amendments, together with the Series A Statement of Designations (Annex A thereto) and the Series B Statement of Designations (Annex B thereto) are attached hereto as Appendix A. The following summary of the Charter Amendments is qualified in its entirety by reference to the complete text of the Charter Amendments (Appendix A, including Annex A and B thereto).

  Under the Company's restated certificate of incorporation as currently in effect, the Company's authorized capital stock consists of 15,665,000 shares of Common Stock, par value $0.10 per share. Of the 15,665,000 shares of authorized Common Stock, (a) 9,721,720 shares are issued and outstanding, (b) 86,277 shares are held in the Company's treasury, (c) 1,241,000 shares are reserved for issuance upon the exercise of outstanding stock options (no more than 822,000 Options have been authorized, issued or granted), (d) 1,500,000 shares are reserved for issuance pursuant to the Bank Warrants (1,500,000 Bank Warrants are outstanding), and (e) 13,290 shares are Reserved Shares for issuance in connection with disputed claims pursuant to the Plan of Reorganization.

  Currently, the Company's restated certificate of incorporation does not authorize preferred stock and the Company does not have sufficient authorized, unissued and unreserved Common Stock to permit the issuance of the number of shares of Common Stock that would be required to be issued upon exercise of the Warrants and conversion of the Series A Preferred Stock and Series B Preferred Stock to be issued. Accordingly, to effect the Transaction, the Company's restated certificate of incorporation needs to be amended, as contemplated by the Charter Amendments.

  Under the Charter Amendments, the Company's authorized capital stock would consist of 50,000,000 shares of Common Stock and 1,025,000 shares of preferred stock, par value $.01 per share. Of such authorized Common Stock, at the Closing (a) 9,721,720 shares will be outstanding (including 13,290 Reserved Shares) (excluding shares granted automatically to directors in lieu of fees); (b) 7,513,043 shares will be reserved for issuance upon conversion of the Series A Preferred Stock; (c) 3,005,217 shares will be reserved for issuance upon conversion of the Series B Preferred Stock; (d) 1,500,000 shares will be reserved for issuance pursuant to the Bank Warrants, (e) 5,000,000 shares will be reserved for issuance upon the exercise of the Warrants; (f) 86,277 shares will be held in the Company's treasury; (g) 1,241,000 shares will be reserved for issuance upon the exercise of employee and director stock options; and (h) 21,932,743 shares will be authorized but unissued. Of the authorized preferred stock, (a) 25,000 shares will be designated Series A Preferred Stock, with a liquidation preference of $1,000 per share, and will be issued to the investor at the Closing and (b) 1,000,000 shares will be designated Series B Preferred Stock, with a liquidation preference of $10 per share, none of which will be issued or outstanding at the Closing; however, such 1,000,000 shares of the Series B Preferred Stock would be available for issuance to Stockholders who subscribe for such shares in the Rights Offering.

  The Investment Agreement obligates the Company to reserve at all times and keep available, free from preemptive rights, out of its authorized and unissued Common Stock (a) solely for the purpose of effecting the conversion of the 25,000 shares of Series A Preferred Stock to be issued to the Investor, such number of shares of Common Stock as will be sufficient to effect the conversion of all the Series A Preferred Stock and (b) solely for the purpose of issuing shares upon the exercise of the Warrants, such number of shares of Common Stock which the Company would be obligated to deliver upon exercise of all of the Warrants. The Company's restated certificate of incorporation does not provide nor, if effected, will the Charter Amendments provide, for any preemptive rights upon the issuance of Common Stock.

  Additional authorized Common Stock would provide the Board with flexibility in the management of the Company's capitalization and the provision of incentives to the Company's directors and officers and other employees. The additional Common Stock could be used by the Company in connection with (a) the establishment of stock option plans and other employee compensation plans,
(b) the issuance of additional stock purchase warrants in connection with the refinancing of debt, (c) future acquisitions by the Company, (d) future capital raising by the Company and (e) other corporate purposes. Other than
(a) the completion of the distribution of Common Stock pursuant to the Reorganization Plan, (b) the issuance of Common Stock upon conversion of Series A Preferred Stock and Series B Preferred Stock, (c) the issuance of Common Stock upon the exercise of outstanding warrants, including the Bank Warrants, and the exercise of the Warrants, (d) the issuance of Common Stock upon exercise of options issued under the Company's Employee Stock Option Plan and the 1994 Non-Employee Directors' Stock Option Plan and (e) the issuance of Common Stock under the Company's 1996 Non-Employee Directors' Stock Plan, the Company has no specific plans to issue Common Stock. Furthermore, there are no other agreements, understandings or arrangements for the issuance of the additional Common Stock under the Charter Amendments. Common Stock, including, if approved, the newly authorized shares, may be issued upon the Board's approval, without any further vote of the Stockholders.

  The Company's restated certificate of incorporation as currently in effect provides that the Company shall not issue any nonvoting equity securities. This provision would be deleted under the Charter Amendments, because the holders of the Series A Preferred Stock will have limited voting rights and the holders of the Series B Preferred Stock will not have any voting rights. See "Series A Preferred Stock--Voting Rights."

  The Charter Amendments would modify the dividend rights of holders of Common Stock, as described below. Currently, the restated certificate of incorporation provides that after all debt incurred by the Company under its Reorganization Plan (the "Reorganization Debt") has been paid, the Board shall declare, and the Company, on each August 1 and February 1, shall pay mandatory dividends on the Common Stock equal to 25% of Available Cash (as defined in the Reorganization Plan). "Available Cash" is defined in the Reorganization Plan with respect to any payment period (generally, any six-month period ending June 30 or December 31), as the sum of all cash income of the Company during that period from all sources (except for borrowed money and certain delineated cash items) less the sum of payments for operating expenses, debt payments, capital expenditures, tax payments, payments to creditors under the Reorganization Plan and creation of reserves for working capital and other expenses. The Company has never paid mandatory dividends on the Common Stock because it has not had Available Cash as defined and all indebtedness incurred by the Company under its Reorganization Plan has not been paid. Currently, the unpaid Reorganization Debt consists of (a) up to $20 million of principal, plus interest thereon, of Working Capital Loans under the Foothill Loan Documents; (b) all indebtedness of, and other amounts payable by, the Company and its Subsidiaries under the Secured Floating Rate Note Agreement, and (c) all indebtedness of, and other amounts payable by, the Company under the Unsecured Cash Flow Notes. Currently, the outstanding principal balances under the Working Capital Loan, the Secured Floating Rate Notes and the Unsecured Cash Flow Notes are, respectively $20 million, $40 million and $39.6 million. The Charter Amendments will delete the provision that, after all Reorganization Debt has been paid, the Company will pay mandatory dividends on the Common Stock equal to 25% of Available Cash.

  Under the Investment Agreement and the Series A Statement of Designations, the Series A Preferred Stock ranks senior to, and has a dividend preference over, the Common Stock. The Series A Statement of Designations provides that the Company will not declare, pay or set apart for payment any dividend on any Junior Stock, which includes the Common Stock, or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Stock, or any warrants, rights, calls or options exercisable for any Junior Stock or make any distribution in respect thereof, and will not permit any Subsidiary of the Company to do any of the same in respect of such Junior Stock unless and until all dividend arrearages, if any, on the Series A Preferred Stock have been paid in full in cash, and the Company is not in default of any of its redemption obligations or repurchase obligations. Thus, under the Charter Amendments, the payment of dividends on the Series A Preferred Stock (and on the Series B Preferred Stock) will have priority over the payment of dividends on the Common Stock.

RESIGNING DIRECTORS--OPTIONS AND INDEMNIFICATION

  Messrs.     ,     ,     ,      and      have agreed to resign as directors
effective as of the Closing, so that the Board will have seven members, of whom three will be Investor designees, as required by the Investment Agreement. In view of such resignations, the options issued under the Company's 1994 Non-Employee Directors' Stock Option Plan (the "1994 Plan") to each such resigning director will be amended, as directed by the Board, to extend the exercisability of such options after the effective date of resignation from 90 days to the earlier of (a) the original expiration date of each particular option (10th anniversary of its issuance date) or (b) the expiration of the period ending on the second anniversary of the effective date of resignation plus, if any applicable, the expiration of the period equal to six months for each full 12 months such resigning director served as a Board member. Consequently, the exercisability periods of the 1994 Plan options held by the resigning directors, assuming the Closing occurs on May
28, 1997, will be extended as follows: Mr.     :     options--until       ,
20 ; Mr.     :     options--until       , 20 ; Mr.     :    options--until
      , 20 ; Mr.     :     options--until      , 20 ; and Mr.     :
options--until       , 20 . See "Election of Directors."

  The restated certificate of incorporation and by-laws of the Company provide for the indemnification of its directors and officers, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted by the DGCL. The Company has also entered into indemnification agreements with its directors, who have agreed to resign effective as of the Closing, that contractually provide for indemnification and expense advancement and include related provisions intended to facilitate the indemnitees' receipt of such benefits. In addition, the Company has purchased customary directors' and officers' liability insurance policies for its directors and officers. The Investment Agreement also provides for continuing indemnification following the Closing for the Company's directors to the fullest extent provided by law, as well as continuing coverage under the Company's directors' and officers' liability insurance policies.

STOCKHOLDERS APPROVAL

  Under the DGCL, approval of the Charter Amendments requires the affirmative vote of holders of a majority of the outstanding Common Stock. Such Stockholders Approval will also, in effect, constitute approval of (a) the Investment Agreement and the Transaction, including the issuance of the Series A Preferred Stock and Warrants, and the issuance of the Series B Preferred Stock under the Rights Offering and (b) the extension of the exercise period of the options issued under the 1994 Plan, to the directors who will resign as of the Closing, all as discussed above. A majority of the Board recommends that Stockholders vote FOR approval of the Charter Amendments. See "Background" and "Recommendation of Board; Reasons for the Transaction."

                             ELECTION OF DIRECTORS

CHANGES TO THE BOARD

  The Company has a classified Board currently consisting of four Class 1 directors, three Class 2 directors and three Class 3 directors. The terms of the Class 2, Class 3 and Class 1 directors continue until the annual meeting of Stockholders to be held in 1997, 1998 and 1999, respectively, and until their respective successors are elected and qualified. At each annual meeting, directors are elected for a full term of three years to succeed those directors whose term expires at the annual meeting date. The election of each director requires the vote of holders of a plurality of the outstanding Common Stock present and entitled to be voted at the Meeting.

  Prior to the Company's entering into the Investment Agreement, the Board consisted of nine members: three Class 1 directors, three Class 2 directors and three Class 3 directors. The Investment Agreement provides that until the Closing the Board will consist of 10 directors and one of the directors will be the Original Investor Designee in the class of directors whose term of office expires at the annual meeting in 1999; however, as of the Closing, the Original Investor Designee will resign as a Class 1 director and will become a director having a term which will expire at the annual meeting to be held in 1998. If the Note is not outstanding and the provisions of the Investment Agreement which are only applicable to the Closing are terminated in accordance with the terms thereof, the Investor will cause the Original Investor Designee to resign promptly from the Board. The Investor will be entitled to have at least one designee on the Board so long as any amounts are owed under the Note.

  On February 10, 1997, the Board increased the number of Class 1 directors from three to four and the size of the Board from nine to 10 members, and appointed Mr. W. Edward Scheetz as a Class 1 director, pursuant to his designation as the Original Investor Designee by the Investor.

  At the Meeting, the holders of Common Stock will vote upon the election of the three Class 2 directors (whose terms expire at the Meeting). If the Closing does not occur on or before May 28, 1997, or if the Investment Agreement is terminated, the term of the Class 2 directors elected at the Meeting will expire at the annual meeting of Stockholders in the year 2000.

  Notwithstanding the election of the Class 2 directors at the Meeting, the Investment Agreement provides that, as of the Closing, the Board will consist of seven directors, three of whom will be designated by the Investor, one of whom will be a member of incumbent management, and three of whom will be independent directors selected by the incumbent Board with the Investor's approval. If the Closing occurs, five current Board members will resign as directors effective as of the Closing, as discussed below under "Directors Following the Closing."

  After the Closing, the Board will consist of seven directors. The member of incumbent management and the three independent directors will be elected by the holders of the Common Stock and will have staggered three-year terms as
follows:    Class 1 director[s];    Class 2 director[s] and    Class 3
director[s]. The three other directors will be elected by the holders of the Series A Preferred Stock and will have terms of one year; provided that if the Investor does not hold at least 5,000 shares of Series A Preferred Stock, the number of directors that the holders of the Series A Preferred Stock will be entitled to elect will be equal to three multiplied by a fraction, the numerator of which is the number of shares of Series A Preferred Stock outstanding and the denominator of which is 25,000, rounded up to the nearest whole director.

  The persons named in the proxy solicited by the Board will vote, unless the proxy is marked otherwise, to elect the following persons as Class 2 directors: Messrs. James W. Apthorp, Jerome J. Cohen and Lawrence B. Seidman. If a nominee is unable to serve as a director, the persons acting under the proxy may vote the proxy for the election of a substitute. It is not currently contemplated that any nominee will be unable to serve.

  The following information relates to the nominees listed above and to the Company's other directors whose terms of office will extend beyond the Meeting (subject in certain cases to resignation upon the Closing), including Mr. Scheetz, the Original Investor Designee.

CLASS 2 NOMINEES

  Mr. James W. Apthorp, age 58, was named chairman of the Board in February 1992, after serving as a director of the Company since 1990. Mr. Apthorp currently consults with real estate companies and Lehman Brothers. From 1986 to 1989, Mr. Apthorp was the executive vice president and a director of Gulfstream Land & Development Corp., a Florida-based community development and homebuilding company. From 1977 to 1986, Mr. Apthorp was vice president for corporate affairs of Deltona Corporation. Prior to 1977, Mr. Apthorp had an extensive career in Florida State government, including seven years as Chief of Staff for Governor Reubin Askew.

  Mr. Jerome J. Cohen, age 68, has been a director since March 1992. Since 1988, he has been a director and president of Mego Financial Corp., a director, president and chief executive officer of Mego Financial Corp.'s wholly owned subsidiary, Preferred Equities Corporation; chairman of the board of directors of Vacation Spa Resorts, Inc., an 80%-owned subsidiary of Preferred Equities Corporation (Vacation Spa Resorts, Inc. was merged into Preferred Equities Corporation in March 1993); and in 1993 he became president and chief executive officer and in 1995, chairman of the board and chief executive officer of Mego Mortgage Corporation. Mego Mortgage Corporation was a wholly owned subsidiary of Mego Financial Corp. until November, 1996, when Mego Mortgage issued approximately 19% of its stock in a public offering. Mego Financial Corp. is a financial services company that through its subsidiaries provides consumer financing to purchasers of its timeshare interests and land parcels, originates and purchases government insured loans for home improvements and sells and services receivables. Preferred Equities Corporation is headquartered in Las Vegas and has properties that it develops and operates in Nevada, New Jersey, Colorado and Hawaii. Preferred Equities also owns Central Nevada Utilities Corp. serving a large portion of the Pahrump Valley near Las Vegas. Mego Mortgage Corporation is headquartered in Atlanta, Georgia, and has numerous branch offices in the United States.

  Mr. Lawrence B. Seidman, age 49, has been a director since May 1996. He has served as a financial and legal consultant to an environmental company since 1991 and since 1995 he has also managed several investment partnerships. From 1988 to 1991, he was the general partner of Seidman Financial Associates, L.P., a financial advisor, and from 1989 to 1992, he was chairman of the board of directors of Crestmont Federal Savings and Loan Association. From 1986 to 1991, Mr. Seidman was a director of The Savings Bank of Rockland County and during that time served as vice president of First American Mortgage Company, a subsidiary of The Savings Bank of Rockland County. Mr. Seidman served as chairman of the board of directors and president of Movielab, Inc. from 1988 to 1989. On November 8, 1995, the Acting Director of the Office of Thrift Supervision ("OTS") entered an order that Mr. Seidman cease and desist from any attempts to hinder the OTS in the discharge of its regulatory responsibilities, including the conduct of any OTS examination or investigation, or to induce any person to withhold material information from the OTS related to the performance of its regulatory responsibilities. The Acting Director also ordered that if Mr. Seidman becomes an "institution affiliated party" of any depository institution subject to the jurisdiction of the OTS, the board of directors of such institution must review any report or other information he prepares or reviews which is to be submitted to or reviewed by the OTS in the discharge of its regulatory functions. The order provides that three years after assuming any such position Mr. Seidman may apply to have the foregoing condition removed. Finally, the order assessed Mr. Seidman a civil monetary penalty of $20,812.50.

OTHER DIRECTORS--CLASS 3

  Mr. Gerald N. Agranoff, age 50, has been a director since June 1994. He is a general partner of, and general counsel to, Edelman Securities Company, L.P. (formerly Arbitrage Securities Company), a registered broker-dealer. He has been affiliated with Edelman Securities Company, L.P. since January 1982. In addition, Mr. Agranoff is currently counsel to the law firm of Pryor, Cashman, Sherman & Flynn, in New York. From 1975 through 1981, Mr. Agranoff was engaged exclusively in the private practice of law in New York. In addition, he was an adjunct instructor at New York University's Institute of Federal Taxation. Prior to entering private practice, Mr. Agranoff served as attorney-advisor to a judge of the United States Tax Court. Mr. Agranoff is a director of Datapoint Corporation, Canal Capital Corporation, Bull Run Corporation and American Energy Group, Ltd.

  Mr. J. Larry Rutherford, age 51, has been a director of the Company since January 1991, when he was named the Company's president and acting chief executive officer. Mr. Rutherford was named chief executive officer of the Company in March 1991. Mr. Rutherford joined the Company in September 1990 as its executive vice president-operations. Before his employment with the Company, from May 1989 to August 1990, Mr. Rutherford served as president and chief executive officer of Gulfstream Land & Development Corp. ("Gulfstream"). In this capacity, Mr. Rutherford was charged with restructuring $300 million in Gulfstream debt. Gulfstream actively developed seven large-scale mixed-use communities totaling 27,000 acres in Fort Lauderdale, Tampa, Jacksonville, Sarasota and Orlando, Florida; Atlanta, Georgia; and Richmond, Virginia. In addition, Gulfstream managed a homebuilding subsidiary which sold approximately 500 units per year. Prior to being named Gulfstream's chief executive officer, Mr. Rutherford served Gulfstream as president and chief operating officer from 1986 until May 1989 and as senior vice president from 1982 until 1986. From 1974 to 1982, Mr. Rutherford worked in various real estate-related financial and operational capacities for Wintergreen Development, Inc. and the Cabot, Cabot & Forbes Company. In 1992, Mr. Rutherford was named as a defendant in a three-count Information filed by the State Attorney for Broward County, Florida. The charges in the Information, which include a charge of vehicular homicide, relate to an April 1991 traffic accident in which a passenger was killed. Following review of the circumstances surrounding this accident and the charges, the Board determined that the pendency of this proceeding likely will not adversely affect, and expressed its continuing confidence in, Mr. Rutherford's ability to perform his duties as the Company's president and chief executive officer.

  Mr. John W. Temple, age 59, has been a director since March 1992. He has been president and chief executive officer of the Temple Development Company since its formation in 1989. Temple Development Company is a privately owned Florida real estate developer. From 1987 to 1989, Mr. Temple was president and a director of Markborough Communities, Inc., a wholly owned subsidiary of the Hudson Bay Company and a large-scale community developer with holdings in California, Colorado, Texas, Arizona and Florida. From 1984 to 1987, Mr. Temple was president and a director of Arvida/Disney, a wholly owned subsidiary of The Walt Disney Company and a "high-end" community developer in Florida.

OTHER DIRECTORS--CLASS 1

  Mr. Allen A. Blase, age 48, has been a director since March 1995. Mr. Blase is president of Blase Estates, Inc., a real estate developer and builder since 1990, and the principal of A. Blase Financial Advisors, a financial management and advisory firm, since 1988. Mr. Blase also has been a director and an officer of InterWave, Inc., a privately held manufacturer of R.F. cable TV modems, since January 1996. Mr. Blase served as vice president, investments, of JW Charles Securities, Inc., from 1993 to 1995 and as a trustee of the Damson Oil Liquidating Trust from 1992 to 1995. During 1991 and 1992, Mr. Blase also served as a creditors committee member for Damson Oil Company, a publicly held oil and gas producer, and as a partner of Blase, Lofton, McConnell and Company, a partnership of introducing brokers. Mr. Blase is also an accountant, maintaining a private practice since 1971, and he earned a juris doctor in 1981 from Nova University.

  Mr. Raymond Ehrlich, age 79, has been a director since March 1992. He has been a partner in the law firm of Holland & Knight since January 1992. The Company retains Holland & Knight to represent the Company in certain legal matters. Mr. Ehrlich served as a Justice of the Florida Supreme Court from 1981 until his retirement from the Court in January 1991. From July 1988 until July 1990, Mr. Ehrlich served as Chief Justice of the Florida Supreme Court. From January 1991 until August 1991, Mr. Ehrlich served as special Washington counsel to U.S. Senator Bob Graham. From August to November 1991, he was jurist-in-residence at Florida State University College of Law.

  Mr. W.D. Frederick, Jr., age 62, has been a director since October 1992 and served as an ex officio (nonvoting) director from March 1992 to October 1992. Mr. Frederick is president of the Frederick Enterprise Group, which holds citrus, ranching and other real estate interests. He was a partner in the law firm of Holland & Knight from November 1992 to March 1995. Mr. Frederick served as the Mayor of the City of Orlando, Florida from 1980 to 1992. He also served as chairman (a) of the Frederick Commission, which was created by Florida Governor Lawton Chiles to recommend ways to improve efficiency in state government; (b) of the Florida Environmental Regulation Commission from 1975 to 1978; and (c) of the Florida Department of Pollution Control from 1972 to 1975. Mr. Frederick is a director of Florida Progress Corporation and of Blue Cross & Blue Shield of Florida.

  Mr. W. Edward Scheetz, age 32, has been a director since February 10, 1997. Mr. Scheetz has been a partner of Apollo Real Estate Advisors, L.P., since 1993 and of Apollo Real Estate Advisors II, L.P., since 1996, which, together with affiliates, act as managing general partners of the Apollo Real Estate Investment Funds, private real estate investment funds which invest in direct and indirect real property interests, including real estate-related public and private debt and equity securities. Since that time, he has directed the investment activities of the Funds. Prior to 1992, Mr. Scheetz was a principal of Trammell Crow Ventures, a national real estate investment firm. Mr. Scheetz is a director of Capital Apartment Properties, Inc., Koger Equity, Inc., Metropolis Realty Trust, Inc., NextHealth, Inc., Koll Management Services, Inc., Meadowbrook Golf, Inc., All-Right Parking Corp. and Roland International, Inc.

MISCELLANEOUS

  There is no family relationship between any of the Company's directors or officers. Except as discussed in this Proxy Statement in respect of Board membership as contemplated by the Investment Agreement, there are no arrangements between any director of the Company and any other person pursuant to which he was selected as a director.

  The Board held 20 meetings (including telephonic meetings) during 1996. The Board has standing committees including an audit committee, a human relations committee and a nominating committee. During 1996, each director attended at least 75% of the aggregate of the total number of meetings of the Board (held during the period for which he was a director) and the total number of meetings held by all Board committees on which he served (during the periods that he served as a member).

  The audit committee, composed of Messrs. Agranoff, Blase and Cohen, held one meeting during 1996. The principal functions of the audit committee are to make recommendations to the Board regarding the selection of the Company's independent accountants, to consult with the Company's independent accountants and financial and accounting staff and to review and report to the Board with respect to the scope of audit procedures, accounting practices and internal accounting and financial controls.

  The human relations committee, composed of Messrs. Agranoff, Blase and Frederick, held three meetings during 1996. The principal function of the human relations committee is to review and make recommendations to the Board on all compensation and hiring issues relating to officers and senior staff members. The members of the human relations committee also serve as the stock option committee under the Company's Employee Stock Option Plan.

  The nominating committee, composed of Messrs. Blase, Ehrlich and Temple,
held    meetings during 1996. The principal functions of the nominating committee are to review potential candidates for the Board and to recommend nominees for election to the Board. The nominating committee will consider nominees recommended by Stockholders. Recommendations by Stockholders should be submitted to the Company's secretary and should identify the recommended nominee by name and provide detailed background information. Recommendations received by January , 1998 will be considered by the nominating committee for nomination at the 1998 annual meeting of Stockholders.

  Section 16(a) of the Exchange Act requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities ("10% Stockholders"), to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, officers and 10% Stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. The Company assists its directors and officers in preparing their Section 16(a) forms. Each of the following filed a late Form 3 during 1996: J. Thomas Gillette, III, Marcia H. Langley, and Lawrence B. Seidman. Each of the following filed a late Form 5 with respect to stock options granted in July 1996: Callis N. Carleton, Jay C. Fertig, John H. Fischer, J. Thomas Gillette, III, Thomas W. Jeffrey, Marcia H. Langley, Kevin
M. O'Grady, and Kimball D. Woodbury.

  Except as set forth above, to the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, with respect to 1996, the Company's directors, officers and 10% Stockholders complied with all applicable Section 16(a) filing requirements.

DIRECTORS FOLLOWING THE CLOSING

  As discussed above, in accordance with the Investment Agreement, as of and after the Closing, the Board will consist of seven directors: three Investor designees, one member of incumbent management, and three independent directors selected by the Incumbent Board, with the Investor's approval. The Board has adopted a resolution effective as of the Closing, which will reduce the size of the Board from 10 to seven members.

  The three Investor designees are Messrs. W. Edward Scheetz (the Original Investor Designee), Lee Neibart and Ricardo Koenigsberger. Information related to Mr. Scheetz is provided above, and information related to Messrs. Neibart and Koenigsberger is provided below. The member of incumbent management on the Board will be Mr. Rutherford, the Company's president and chief executive
officer. The three independent directors will be Messrs.    ,    and    .
Information related to Messrs. Rutherford,    ,    and     is provided above.
As discussed above, Messrs.    ,    ,   ,     and     have agreed to resign as
directors effective as of the Closing. Mr. Rutherford currently is a Class 3 director. Effective as of the Closing, Mr. Rutherford will be appointed by the
Board as a Class     director to fill one of the vacancies created by the
resignation of    . See "Director Compensation" below.

  Mr. Lee Neibart, age 46, has been a partner of Apollo Real Estate Advisors, L.P. since 1993 and of Apollo Real Estate Advisors II, L.P., since 1996, which, together with affiliates, act as managing general partners of the Apollo Real Estate Investment Funds, private real estate investment funds which invest in direct and indirect real property interests, including real estate related public and private debt and equity securities. From prior to 1992, Mr. Neibart was executive vice president and chief operating officer of The Robert Martin Company, a private real estate development and management firm based in Westchester County, New York. Mr. Neibart is a director of Capital Apartment Properties, Inc., Koger Equity, Inc., Metropolis Realty, Inc., NextHealth, Inc., Meadowbrook Golf, Inc., All-Right Parking Corp. and Roland International, Inc.

  Mr. Ricardo Koenigsberger, age 30, has been associated since 1995 with Apollo Real Estate Advisors, L.P. and a partner of Apollo Real Estate Advisors II, L.P., since 1996, which, together with affiliates, act as managing general partner of the Apollo Real Estate Investment Funds, private real estate investment funds which invest in direct and indirect real property interests, including real estate related public and private debt and equity securities. From prior to 1992 Mr. Koenigsberger has been associated with Apollo Advisors, L.P. which acts as managing general partner of Apollo Investment Fund, L.P. and AIF II, L.P., private securities investment funds. Mr. Koenigsberger is a director of Meadowbrook Golf, Inc.

  The terms of the members of the seven-member Board upon consummation of the Closing will expire as follows: The term of Mr. Rutherford, who will be a
Class     director, will expire at the annual meeting of Stockholders in    .
The term of Mr.    , a Class     director, will expire at the annual meeting
in    . The term of Mr.    , a Class     director, will expire at the annual
meeting in    . The term of Mr.    , a Class     director, will expire at the
annual meeting in    . The terms of Messrs. Koenigsberger, Neibart and
Scheetz, the Investor designees, will expire at the annual meeting in 1998.

            PROPOSAL TO AMEND THE COMPANY'S RESTATED CERTIFICATE OF
          INCORPORATION TO EFFECT A REVERSE STOCK SPLIT FOLLOWED BY A
                    FORWARD STOCK SPLIT OF THE COMMON STOCK

  The Board has unanimously adopted a resolution declaring the advisability of, and submits to the Stockholders for approval, a proposal to amend the Company's restated certificate of incorporation (a) to effect, as determined by the Board in its discretion, either of two different reverse stock splits of the outstanding Common Stock as of 5:00 p.m. (Florida time) on the effective date of the amendment (the "Effective Date"), pursuant to which either (i) each 100 shares then outstanding will be converted into one share (the "1-for-100 Reverse Split"), or (ii) each 200 shares then outstanding will be converted into one share (the "1-for-200 Reverse Split" and together with the 1-for-100 Reverse Split, the "Reverse Split" or "Reverse Splits") and (b) to effect a forward split of the Common Stock as of 6:00 a.m. (Florida time) on the day following the effective date of the Reverse Split, pursuant to which Common Stock then outstanding as of such date will be converted into the number of shares of the Common Stock that such shares represented immediately prior to the Effective Date ("Forward Split"). In lieu of issuing less than one whole share resulting from the proposed stock splits to holders of fewer than 200 or 100 shares, as the case may be, the Company would make a cash payment based on the closing prices of the Common Stock, as discussed below. The Board will select, in its discretion, one of the Reverse Splits based on factors existing at the time of determination, including (a) the availability of funds necessary to consummate the Reverse Split and the cost of such funds;
(b) the market price of the Common Stock; (c) the Board's determination of which of the Reverse Splits will result in the greatest reduction in the Company's administrative expenses; (d) prevailing market conditions; (e) the likely effect on the market price of the Common Stock; and (f) other relevant factors. If one Reverse Split is consummated, the other Reverse Split would be abandoned by the Board pursuant to Section 242(c) of the DGCL, without further action by the Stockholders.

  This proposal was submitted to and approved by the Stockholders at their annual meeting in 1996. The Board, however, did not implement either of the proposed stock splits that were approved at the 1996 annual meeting and does not intend to do so prior to the Meeting. If this proposal is approved by the Stockholders at the Meeting, there is no assurance that the Board will determine to implement it.

  Consummation of either Reverse Stock Split will not change the number of shares of Common Stock authorized by (a) the Company's restated certificate of incorporation, which will remain at 15,665,000 shares or, (b) if effective, by the Charter Amendments, which would remain at 50,000,000 shares of Common Stock. Stockholders may approve or reject the Reverse Splits in whole but not in part. If, for any reason the Board deems it advisable to abandon the proposed stock splits following their approval by Stockholders, the proposed stock splits may be abandoned by the Board at any time before the Effective Date, whether before or after the Meeting (even if it has been approved by the Stockholders). The Reverse Split will become effective on the date that the certificate of amendment to (a) the Company's restated certificate of incorporation or, (b) if effective, the Charter Amendments is filed with the Secretary of State of Delaware, as selected by the Board prior to the annual meeting of Stockholders in 1998. If the Effective Date does not occur prior to the annual meeting of Stockholders in 1998, the proposed stock splits will not be consummated without further approval of

Stockholders. If the Board determines to consummate a Reverse Stock Split, the Company will publicly announce the determination at least 10 days prior to the Effective Date.

  The text of the resolutions providing for the stock splits, including proposed amendments to (a) the Company's restated certificate of incorporation or, (b) if effective, the Charter Amendments, is attached as Appendix C.

  The combined effect of the proposed stock splits on the holders of Common Stock will be as follows:

    (a) The Common Stock of holders of record of fewer than 100 shares of Common Stock on the Effective Date (assuming a 1-for-100 Reverse Split) or fewer than 200 shares of Common Stock on the Effective Date (assuming a 1-for-200 Reverse Split) will automatically be converted in the Reverse Split into the right to receive cash in lieu of less than one whole share in the amount set forth below. See "Cash Payment in Lieu of Shares."

    (b) The Common Stock of holders of record of 100 or more shares on the Effective Date (assuming a 1-for-100 Reverse Split) or 200 or more shares on the Effective Date (assuming a 1-for-200 Reverse Split) will be automatically converted in the Reverse Split into the number of shares equal to the number of their shares divided by 100 shares (assuming a 1-for-100 Reverse Split) or 200 shares (assuming a 1-for-200 Reverse Split). However, as of 6:00 a.m. (Florida time), on the day after the Effective Date, each remaining Stockholder's Common Stock (giving effect to the Reverse Split) will be converted, pursuant to the Forward Split, into Common Stock, either on the basis of 100 shares (assuming a 1-for-100 Reverse Split) or 200 shares (assuming a 1-for-200 Reverse Split) per share of Common Stock and any fraction thereof held immediately after the Reverse Stock Split. As a result, the number of shares held by each remaining Stockholder immediately after the Forward Stock Split will equal the number of shares of Common Stock such record holder held immediately prior to the Reverse Stock Split.

  CASH PAYMENT IN LIEU OF SHARES. In lieu of issuing less than one whole share resulting from the Reverse Split to holders of record of fewer than 100 shares (assuming a 1-for-100 Reverse Split) or fewer than 200 shares (assuming a 1-for-200 Reverse Split), the Company will value each outstanding share of Common Stock held on the Effective Date of the Reverse Split at the average daily closing price per share of the Common Stock as reported by the NASDAQ National Market for the 10 trading days preceding the Effective Date. Such per share price is hereinafter referred to as the "Purchase Price."

  Stockholders who hold fewer than 100 shares of record on the Effective Date (assuming a 1-for-100 Reverse Split) or fewer than 200 shares of record on the Effective Date (assuming a 1-for-200 Reverse Split) will be entitled to receive in lieu of the less than one whole share arising as a result of the Reverse Split, cash in the amount of the Purchase Price times the number of shares of Common Stock held immediately prior to the Reverse Split.

  Any Stockholder owning of record fewer than 100 shares of Common Stock (assuming a 1-for-100 Reverse Split) or fewer than 200 shares of Common Stock (assuming a 1-for-200 Reverse Split) who desires to retain an equity interest in the Company after the Effective Date may do so by purchasing, prior to the Effective Date, sufficient shares of Common Stock in the open market to increase the number of shares held in his name to 100 or more shares or 200 or more shares, respectively.

  As soon as practical after the Effective Date, the Company will mail a letter of transmittal to each holder of record of a stock certificate or certificates which represent issued Common Stock outstanding on the Effective Date. The letter of transmittal will contain instructions for the surrender of such certificate or certificates to the Company's designated exchange agent in exchange for cash payments in lieu of shares or certificates representing the number of whole shares of Common Stock into which the shares of Common Stock has been converted as a result of the proposed stock splits. No cash payment will be made or new certificate issued to a Stockholder until he has surrendered his outstanding certificates together with the letter of transmittal to the Company's exchange agent. See "Exchange of Stock Certificates."

  EFFECT OF THE PROPOSED STOCK SPLITS. Under Delaware law, Stockholders have no right to dissent from the proposed stock splits, or to dissent from the payment of cash in lieu of issuing less than one whole share resulting from the Reverse Split.

  On the Effective Date, each Stockholder of record who owns fewer than 100 shares of Common Stock (assuming a 1-for-100 Reverse Split) or fewer than 200 shares of Common Stock (assuming a 1-for-200 Reverse Split) will have only the right to receive cash based upon the Purchase Price in lieu of receiving less than one whole share. The interest of each such Stockholder in the Company will thereby be terminated, and each such Stockholder will have no right to vote as a Stockholder or share in the Company's assets, earnings or profits.

  Each Stockholder on the Effective Date who owns of record 100 or more shares of Common Stock (assuming a 1-for-100 Reverse Split) or 200 or more shares (assuming a 1-for-200 Reverse Split) will continue as a Stockholder with respect to the share or shares resulting from the Reverse Split, and such shares will be forward split as of 6:00 a.m. (Florida time), on the date immediately after the Effective Date so as to convert each share plus any fraction thereof held by such record holder immediately after the Effective Date into Common Stock, on the basis of 100 shares of Common Stock for each share then held (assuming a 1-for-100 Reverse Split) or on the basis of 200 shares of Common Stock for each share then held (assuming a 1-for-200 Reverse Split). Each such Stockholder will continue to share in the Company's assets, earnings or profits, if any, to the extent of each such Stockholder's ownership of Common Stock following the proposed stock splits.

  The Company's restated certificate of incorporation currently authorizes the issuance of 15,665,000 shares of Common Stock (which would be increased to 50,000,000 if the Charter Amendments become effective). The authorized Common Stock will not be changed by reason of the proposed stock splits. As of March 12, 1997, the number of outstanding shares of Common Stock was 9,721,720 including 13,290 Reserved Shares. Based upon the Company's best estimates as of March 12, 1997, the number of outstanding shares of Common Stock will be reduced as a result of the proposed 1-for-100 Reverse Split and 1-for-200 Reverse Split from 9,721,720 to approximately 8,760,199 and 8,042,346, respectively (or by approximately 961,521 and 1,679,374 shares, respectively), and the number of Stockholders of record will be reduced from approximately 30,835 to approximately 7,444 and 2,888, respectively (or by approximately 23,391 and 28,547 Stockholders, respectively).

  The Common Stock is currently registered under section 12(g) of the Exchange Act and as a result, the Company is subject to the periodic reporting and other requirements of the Exchange Act. The proposed stock splits will not affect the registration of the Common Stock under the Exchange Act, and the Company has no current intention of terminating its registration under the Exchange Act to become a "private" company. Also, consummation of the proposed stock splits is not expected to adversely affect the eligibility of the Common Stock to be traded on the NASDAQ National Market.

  Based on, as of March 12, 1997, the aggregate number of shares owned by record holders with fewer than 100 shares and the market price of the Common Stock, the Company estimates that payments for less than one whole share resulting from the 1-for-100 Reverse Split will aggregate approximately $5,692,204.30 (961,521 shares times $5.92 per share). As of March 12, 1997, based on the aggregate number of shares owned by record holders with fewer than 200 shares and the market price of the Common Stock, the Company estimates that payments for less than one whole share resulting from the 1-for-200 Reverse Split will aggregate approximately $9,941,894 (1,679,374 shares times $5.92 per share). The Company currently neither has the funds necessary to consummate the proposed stock split or has decided on the source of such funds. If the Board determined to effect a stock split, it could consider, among other things, the Company raising the necessary funds by borrowing or privately placing Common Stock or other securities. In any event, consummation of the proposed stock splits will require the consent of Foothill and, if either a Funding or the Closing has occurred, the consent of Apollo.

  The par value of the Common Stock will remain at $.10 per share following consummation of the proposed stock splits, and the number of shares of Common Stock outstanding will be reduced. As a consequence, the aggregate par value of the outstanding Common Stock will be reduced, while the aggregate capital in excess of par value attributable to the outstanding Common Stock for statutory and accounting purposes will be correspondingly increased. The resolutions approving the Reverse Stock Split provide that this increase in capital in excess of par value will be treated as capital for statutory purposes. Under Delaware law, however, the Board will have the authority, subject to various limitations, to transfer some or all of such increased capital in excess of par value from capital to surplus, which additional surplus could be distributed to Stockholders as dividends or used by the Company to repurchase outstanding Common Stock. The Company currently has no plans to use any surplus so created to pay any such dividend or to repurchase shares (and is currently prohibited from repurchasing shares and paying dividends pursuant to existing agreement with creditors).

  The increase in the authorized but unissued number of shares of Common Stock affected by the proposed stock splits could have an anti-takeover effect. Common Stock could, within the limits imposed by applicable law, be issued by the Company in one or more transactions which would make more difficult, and therefore less likely, a takeover of the Company. Any such issuance of additional Common Stock could have the effect of diluting the earnings per share and book value per share of outstanding Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company.

  PURPOSE OF THE PROPOSED STOCK SPLITS. As of March 12, 1997, the Company estimates that approximately 23,391 and 28,547 record holders, or approximately 75% and 93% of the record holders of Common Stock, owned fewer than 100 shares and 200 shares of Common Stock, respectively. Such Stockholders owning fewer than 100 shares and 200 shares own in the aggregate approximately 9.8% and 17.3% of the outstanding Common Stock, respectively. Based upon the closing price per share of the Common Stock of $5.92, as reported on the NASDAQ National Market on March 12, 1997, a stockholding of 99 shares has a market value of approximately $586.08 and a stockholding of 199 shares has a market value of approximately $1,178.08.

  The cost of administering each Stockholder's account and the amount of time spent by management in responding to Stockholder requests is the same regardless of the number of shares held in the account. Accordingly, the cost to the Company of maintaining many small accounts is disproportionately high when compared with the total number of shares involved. In view of the disproportionate cost to the Company of retaining small Stockholder accounts, management believes that it would be beneficial to the Company and its Stockholders as a whole to eliminate the administrative burden and cost associated with approximately 23,391 accounts containing fewer than 100 shares of Common Stock (assuming a 1-for-100 Reverse Split) or 28,547 accounts containing fewer than 200 shares of Common Stock (assuming a 1-for-200 Reverse Split). It is expected that the direct cost of administering Stockholder accounts will be reduced by up to approximately $150,000 per year if the 1-for-100 Reverse Stock Split is consummated and up to approximately $185,000 per year if the 1-for-200 Reverse Stock Split is consummated.

  Furthermore, the Company is unable to locate a significant number of its Stockholders with small holdings. Therefore, the Company believes it cannot acquire the shares of those Stockholders and realize the savings described above by making a tender offer to acquire shares. If the Company is to acquire these shares it must do so by means of the proposed Reverse Split. Funds otherwise payable to a Stockholder who cannot be located will be held until proper claim therefor is made, subject to applicable escheat laws.

  Also, the Reverse Split will enable Stockholders holding of record fewer than 100 shares (assuming a 1-for-100 Reverse Split) or fewer than 200 shares (assuming a 1-for-200 Reverse Split) to dispose of their investment at market value and, in effect, avoid brokerage fees on the transaction. Stockholders owning a small number of shares would, if they chose to sell their shares, probably incur brokerage fees disproportionately high relative to the market value of their shares. In some cases, it might be difficult to find a broker to handle such small transactions.

  If the proposed stock splits are consummated, the Common Stock held by the Company as treasury shares and available for subsequent issuance would increase by approximately 961,521 shares, assuming a 1-for-100 Reverse Stock Split, and 1,679,374 shares, assuming a 1-for-200 Reverse Stock Split, based on record ownership of Common Stock as of March 12, 1997 (and in either event, without giving effect to the possible issuance of Common Stock to raise funds to consummate the Reverse Stock Split). While the Company has no current specific plans to issue Common Stock other than as discussed above under "The Transaction" and otherwise pursuant to the Company's Employee Stock Option Plan, 1994 Non-Employee Directors Stock Option Plan and 1996 Non-Employee Directors Stock Plan, the additional treasury shares would provide the Board with flexibility in the management of the Company's capitalization and the provision of incentives to the Company's officers and other employees. The additional Common Stock could be used by the Company in connection with (a) the establishment of director or employee stock compensation plans, (b) the issuance of stock purchase warrants in connection with the refinancing of debt, (c) future acquisitions by the Company, (d) future capital raising by the Company and (e) other corporate purposes. Unless required by law or regulatory authorities, no further authorization by vote of Stockholders will be sought for any future Common Stock issuances. No Stockholder will have any preemptive or other preferential right to purchase any Common Stock that may be issued and sold by the Company in the future.

  EXCHANGE OF STOCK CERTIFICATES. If the Board determines to consummate the proposed stock splits, as soon as practicable after the Effective Date, the Company will send letters of transmittal to all Stockholders of record on the Effective Date for use in transmitting stock certificates ("old certificates") to the Company's exchange agent. Upon proper completion and execution of the letter of transmittal and return thereof to the exchange agent, together with old certificates, each stockholder who holds of record fewer than 100 shares on the Effective Date (assuming a 1-for-100 Reverse Split) or fewer than 200 shares on the Effective Date (assuming a 1-for-200 Reverse Split) will receive cash in the amount to which the holder is entitled. After the Effective Date and until surrendered, each outstanding old certificate held by a Stockholder who holds of record fewer than 100 shares (assuming a 1-for-100 Reverse Split) or fewer than 200 shares (assuming a 1-for-200 Reverse Split) shall be deemed for all purposes to represent only the right to receive the amount of cash to which the holder is entitled as a result of the Reverse Split. No interest will be paid on cash sums due as of the Effective Date. See "Cash Payment in Lieu of Shares."

  Upon proper completion and execution of the letter of transmittal and return thereof to the exchange agent, together with old certificates, holders of record of 100 or more shares on the Effective Date (assuming a 1-for-100 Reverse Split) or 200 or more shares on the Effective Date (assuming a 1-for-200 Reverse Split) will receive certificates ("new certificates") representing the number of whole shares of Common Stock into which their shares of Common Stock have been converted as a result of the proposed stock splits. Until surrendered, each outstanding old certificate held by a Stockholder who holds of record 100 or more shares (assuming a 1-for-100 Reverse Split) or 200 or more shares (assuming a 1-for-200 Reverse Split) shall be deemed for all purposes to represent the number of whole shares to which the holder is entitled as a combined result of the proposed stock splits.

  FEDERAL INCOME TAX CONSEQUENCES. The following discussion describes certain federal income tax consequences of the proposed stock splits to Stockholders who are citizens or residents of the United States, other than Stockholders who received their Common Stock as compensation. The consequences for each Stockholder will be governed by the specific facts and circumstances pertaining to his acquisition and ownership of Common Stock. Thus, the Company recommends that each stockholder consult with his tax advisor concerning his own personal tax situation. In general, the federal income tax consequences of the proposed stock splits will vary among Stockholders depending upon whether they receive solely cash for their shares or solely new certificates in exchange for old certificates. Further, the income tax consequences to a Stockholder who receives cash for shares and who continues to own, or is treated (see description of constructive ownership under item 5 below) as continuing to own, Common Stock immediately following the transaction will depend on factors which cannot be predicted with certainty. A Stockholder may receive cash in the transaction and own shares immediately after the transaction, if he holds shares in more than one account. The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the proposed stock splits. The Company, however, believes that because the proposed stock splits are not part of a plan to increase periodically a stockholder's proportionate interest in the Company's assets or earnings and profits, the proposed stock splits probably will have the following federal income tax effects:

    1. A stockholder who receives only cash as a result of the Reverse Split and who is not treated as owning any Common Stock immediately following the transaction will generally be treated as having sold his Common Stock represented by old certificates and will recognize gain or loss to the extent that the cash received differs from his basis in such Common Stock. If the shares are a capital asset in the hands of the Stockholder, the gain or loss will be recognized as a capital gain or loss. Whether gains or losses from the sale or exchange of capital assets are short-term or long-term capital gains or losses depends on the period the capital asset was held.

    2. A Stockholder who receives solely new certificates will not recognize gain or loss on the exchange. In the aggregate, the Stockholder's basis in the Common Stock represented by new certificates will equal the holder's basis in the Common Stock represented by old certificates.

    3. The income tax consequences to a Stockholder who receives cash as a result of the Reverse Split and who owns, or is treated as owning, any Common Stock immediately following the transaction will depend on whether the percentage of the outstanding Common Stock which the stockholder owned, or is treated as owning, immediately after the transaction is less than the percentage of the outstanding Common Stock which the Stockholder owned, or was treated as owning, immediately prior to the transaction. If there has been a reduction in such percentage, the Stockholder will generally be treated as having sold the shares for which he received cash and will recognize gain or loss on such shares in the manner described under item 1 above. If there is no reduction in such percentage, the stockholder will generally be treated as having received a dividend distribution equal to the amount of cash received. A dividend distribution would be ordinary income to the extent of the Company's current or accumulated earnings and profits. Amounts in excess of earnings and profits would be a return of capital to the extent of the Stockholder's basis in his directly owned shares and, assuming the shares are held as a capital asset, any balance of the cash distribution would be capital gain.

    4. The proposed stock splits will constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended, and the Company will not recognize any gain or loss as a result of the proposed stock splits.

    5. Generally a taxpayer is deemed to own shares actually owned by, and in certain instances, constructively owned by, certain family members, corporations in which the stockholder has a major interest, partnerships, trusts and estates in which the Stockholder has an interest, or which the taxpayer may acquire by exercise of an option or by conversion of a security. In addition, a taxpayer which is a partnership, trust or estate is deemed to own shares owned by persons having an interest in the taxpayer and a taxpayer which is a corporation will be deemed constructively to own shares owned by major stockholders of the corporation.

  RECOMMENDATION AND VOTE. The proposed stock splits must be approved by the holders of a majority of the outstanding Common Stock.

  The Board unanimously recommends that Stockholders vote FOR approval of each of the proposed stock splits and each of the resolutions with respect thereto set forth in Appendix C hereto. Stockholders may approve or reject the proposed stock splits in whole but not in part.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

OWNERSHIP BY DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

  The following table sets forth, to the Company's knowledge, the beneficial ownership of Common Stock by each director, nominee (including Messrs. Koenigsberger and Neibart who will be appointed as directors designated by the Investor if the Closing occurs) and certain executive officers, individually, and all directors and executive officers as a group, as of March 12, 1997.

                                                  AMOUNT
   NAME OF BENEFICIAL OWNER                 BENEFICIALLY OWNED       PERCENT
   ------------------------                 ------------------       -------
   Gerald N. Agranoff......................       43,310/1/,/2/           /9/
   James W. Apthorp........................       24,528/1/               /9/
   Allen A. Blase..........................       29,018/1/,/2/,/3/       /9/
   Jerome J. Cohen.........................       26,773/1/               /9/
   Raymond Ehrlich.........................       36,973/1/,/2/,/4/       /9/
   Jay C. Fertig...........................       14,000/5/               /9/
   W.D. Frederick, Jr......................       39,773/1/,/2/           /9/
   Thomas W. Jeffrey.......................       47,000/6/               /9/
   Ricardo Koenigsberger...................            0                 0
   Brian A. McLaughlin.....................            0                 0
   Lee Neibart.............................            0                 0
   Kevin O'Grady...........................            0                 0
   J. Larry Rutherford.....................      172,500/7/            1.8%/9/
   W. Edward Scheetz.......................       20,000/1/               /9/
   Lawrence B. Seidman.....................       43,773/1/,/8/           /9/
   John W. Temple..........................       43,773/1/,/2/           /9/
   All directors, Investor designees and
    executive officers as a group (16
    persons)...............................      541,421               5.6%

--------
/1/Includes 20,000 shares issuable upon exercise of stock options exercisable as of March 12, 1997.
/2/Includes 5,000 shares issuable upon exercise of stock options exercisable as of March 12, 1997.
/3/Includes 63 shares held by Mr. Blase's mother-in-law.
/4/Includes 200 shares held in his spouse's individual retirement account. /5/Includes 14,000 shares issuable upon exercise of stock options exercisable as of March 12, 1997.
/6/Includes 46,000 shares issuable upon exercise of stock options exercisable as of March 12, 1997.
/7/Includes 162,500 shares issuable upon exercise of stock options exercisable as of March 12, 1997.
/8/Includes 20,000 shares held by Seidman & Associates, L.L.C. of which Mr.
   Seidman is the managing director.
/9/Less than one percent.

OWNERSHIP BY PERSONS OWNING MORE THAN FIVE PERCENT

  Based upon a Schedule 13G dated January 22, 1997 filed with the SEC by Morgan Stanley Asset Management Inc. and Morgan Stanley Group Inc., and a
Schedule 13G dated February 5, 1997 filed with the SEC by Dimensional Fund Advisors Inc., the Company believes that the following persons currently beneficially own more than five percent of the outstanding Common Stock:

                                                                    PERCENTAGE
                                                NUMBER OF SHARES  OF OUTSTANDING
        HOLDER                                 BENEFICIALLY OWNED     STOCK
        ------                                 ------------------ --------------
   Morgan Stanley Group Inc. and
   Morgan Stanley Asset Management Inc. ......     1,001,400          10.3%
    1221 Avenue of the Americas
    New York, NY
   Dimensional Fund Advisors Inc. ............       548,900           5.7%
    1299 Ocean Avenue
    Santa Monica, CA 90401

  Morgan Stanley Asset Management Inc. is, according to the Schedule 13G, a wholly owned subsidiary of Morgan Stanley Group Inc. The Schedule 13G states that Morgan Stanley Asset Management Inc. and Morgan Stanley Group Inc. are investment advisors registered under Section 203 of the Investment Advisers Act of 1940, as amended. The Schedule 13G states that of the 1,001,400 shares of Common Stock beneficially owned, the reporting persons have sole voting power as to none of the shares and shared voting power as to 207,800 shares.

  According to its Schedule 13G, Dimensional Fund Advisors Inc. ("Dimensional") is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, as amended, and all of the 548,900 shares reflected above are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company ("the Fund"), or in series of the DFA Investment Trust Company, a Delaware business trust (the "Trust"), or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, for all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. The Schedule 13G states that of the 548,900 shares of Common Stock beneficially owned, the reporting person has sole voting power as to 367,100 shares. In addition, persons who are officers of Dimensional also serve as officers of the Fund and the Trust and, in such capacities, those persons vote 74,800 additional shares owned by the Fund and 107,000 shares owned by the Trust, which shares are included in the 548,900 shares.

OWNERSHIP BY APOLLO

  The following table sets forth the percentage of the fully diluted shares of Common Stock to be beneficially owned by Apollo after the Closing assuming (a) all of the Series A Preferred Stock has been converted into Common Stock; (b) all five million Warrants have been converted into Common Stock; (c) certain percentages of the Series B Preferred Stock are subscribed for in the Rights Offering and converted into Common Stock; (d) all 1,500,000 Bank Warrants are converted into Common Stock; (e) all 500,950 outstanding director and employee options are exercised; and (f) other than the foregoing and the existing 9,721,720 shares of Common Stock outstanding, no other Common Stock is outstanding.

                                                     PERCENTAGE OF SERIES B
                                                    PREFERRED STOCK CONVERTED
                                                  -----------------------------
                                                   0%    25%   50%   75%  100%
                                                  ----- ----- ----- ----- -----
Apollo's Percentage Ownership of Common Stock.... 44.4% 43.5% 42.6% 41.8% 41.0%

                   COMPENSATION AND CERTAIN RELATED MATTERS

EXECUTIVE COMPENSATION

  The following table sets forth summary information concerning compensation paid by the Company with respect to 1996, 1995 and 1994 to each of its five executive officers on December 31, 1996 who were the Company's most highly compensated executive officers in 1996.

                          SUMMARY COMPENSATION TABLE

                                                                             LONG TERM
                                              ANNUAL COMPENSATION           COMPENSATION
                                       ------------------------------------ ------------
        NAME AND                                             OTHER ANNUAL                   ALL OTHER
   PRINCIPAL POSITION             YEAR  SALARY   BONUS      COMPENSATION(1)  OPTIONS(#)  COMPENSATION(5)
   ------------------             ---- -------- --------    --------------- ------------ ---------------
J. Larry Rutherford...........    1996 $400,000 $295,000        $    0              0        $3,183
 President and                    1995  350,000  230,000             0         50,000         2,288
 Chief Executive Officer          1994  350,000  200,000             0        112,500           924

Jay C. Fertig.................    1996   70,000  329,777/2/          0         10,000         3,946
 Senior Vice President            1995   70,000  152,992/2/          0         10,000         1,922
                                  1994   70,000   73,573/2/          0         10,000         1,185

Thomas W. Jeffrey.............    1996  175,000   85,000             0         20,000         3,403
 Executive Vice President         1995  175,000   55,220             0         40,000         2,616
 and Chief Financial Officer      1994  155,288   52,250             0         30,000           981

Brian A. McLaughlin/3/........    1996  250,000  618,907/2/     24,000              0         2,250
 President--Atlantic              1995  110,577   66,887/2/     24,138              0             0
 Gulf Land Company

Kevin O'Grady/3/..............    1996  100,000  168,914/4/     12,000          5,000             0
 Vice President                   1995   42,433   50,000/2/      9,274              0             0

--------
(1) Other Annual Compensation for Mr. McLaughlin included $20,413 for relocation expenses in 1995. While the named officers receive certain perquisites, except as stated herein such perquisites did not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus for any of the periods presented.
(2) The bonus amounts for Messrs. Fertig, McLaughlin and O'Grady represent commissions.
(3) Messrs. McLaughlin and O'Grady joined the Company in July 1995.
(4) The bonus amount for Mr. O'Grady in 1995 included commissions of $153,914.
(5) Represents amounts contributed on the officer's behalf by the Company to its 401(k) plan.

STOCK OPTIONS

  The Company's Employee Stock Option Plan provides for the grant of options with respect to Common Stock.

                       OPTION GRANTS IN 1996 FISCAL YEAR

                                    PERCENT OF TOTAL OPTIONS
                          OPTIONS     GRANTED TO EMPLOYEES   EXERCISE EXPIRATION    GRANT DATE
   NAME                  GRANTED(1)      IN FISCAL YEAR       PRICE      DATE    PRESENT VALUE(2)
   ----                  ---------- ------------------------ -------- ---------- ----------------
J. Larry Rutherford.....        0               --            $5.875   7/17/06        $2.72
Jay C. Fertig...........   10,000              9.8%            5.875   7/17/06         2.72
Thomas W. Jeffrey.......   20,000             19.5%            5.875   7/17/06         2.72
Brian A. McLaughlin.....        0               --               --        --           --
Kevin O'Grady...........    5,000              4.9%            5.875   7/17/06         2.72

--------
(1) All options vest 40% two years from the date of grant and 20% on each of the three subsequent anniversaries of the date of grant.
(2) The grant date present values are calculated based on the "risk free" Black-Scholes model. The assumptions used in the calculations include an expected volatility of .418, a rate of return of 6.6%, no dividend yield and a time to exercise of five years.

                AGGREGATED OPTION EXERCISES IN 1996 FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                              VALUE OF UNEXERCISED
                          SHARES              NUMBER OF UNEXERCISED           IN-THE-MONEY OPTIONS
                         ACQUIRED          OPTIONS AT FISCAL YEAR END         AT FISCAL YEAR END/1/
                            ON     VALUE   ------------------------------   -------------------------
   NAME                  EXERCISE REALIZED EXERCISABLE     UNEXERCISABLE    EXERCISABLE UNEXERCISABLE
   ----                  -------- -------- -------------   --------------   ----------- -------------
J. Larry Rutherford.....     0      $ 0            162,500          112,500     $ 0          $ 0
Jay C. Fertig...........     0        0             14,000           26,000       0            0
Thomas W. Jeffrey.......     0        0             46,000           74,000       0            0
Brian A. McLaughlin.....     0        0                  0                0       0            0
Kevin O'Grady...........     0        0                  0            5,000       0            0

--------
(1) Represents the difference between the fair market value of the Common Stock subject to the options, based on the closing price of $4.3125 for the Common Stock on December 31, 1996, and the exercise prices of the options.

DEFINED BENEFIT RETIREMENT PLAN

  The Company has a defined benefit retirement plan (the "Retirement Plan") that covers most employees who met certain requirements regarding age and service before December 31, 1990. The Retirement Plan was amended in 1990 to fix benefits and service accruals as of December 31, 1990. The following table reflects estimated annual benefits payable on retirement under the Retirement Plan in the form of a life annuity. Because credited service ceased in 1990 and none of the Company's executive officers has 15 years of credited service, the table does not display more than 15 years. Benefits payable under the Retirement Plan are subject to certain limitations imposed by the Code, and benefits in certain situations may be subject to offsets for Social Security.

                                                       YEARS OF CREDITED SERVICE
                       ASSUMED HIGHEST                 -------------------------
                     AVERAGE COMPENSATION                 5       10       15
                     --------------------              ------- -------- --------
          $ 75,000.................................... $ 4,467 $  8,935 $ 13,402
           100,000....................................   6,155   12,310   18,465

  Because of the 1990 amendment to the Retirement Plan, of the executive officers named in the Summary Compensation Table, only Mr. Fertig is entitled to participate in the Retirement Plan. His credited service is fixed at six years and his benefits are fixed at his average salary for the five years ended December 31, 1990 of $46,454.

EMPLOYMENT AGREEMENTS

  Mr. Rutherford's employment agreement dated as of March , 1997 with the Company provides as follows: (a) Mr. Rutherford's term of employment, unless terminated earlier, will terminate on September 30, 1997; (b) Mr. Rutherford's base salary will be at the rate of $400,000 per annum; (c) in the Board's sole discretion, after a review of Mr. Rutherford's employment performance, Mr. Rutherford may be awarded (i) a $100,000 bonus if the Company satisfies its obligation to repay on June 30, 1997 approximately $21.67 million of debt owed to Foothill and (ii) a $200,000 bonus in respect of the Company achieving the results contemplated by its business plan and obtaining new development project opportunities and additional debt or equity financing, including the consummation of the Closing; and (d) if Mr. Rutherford terminates his employment with the Company prior to September 30, 1997, he will provide, if so requested by the Board, "transition" assistance, on a part time basis, after the date of such termination, for up to 180 days, subject to the continuation of his base compensation at the rate of $400,000 per annum and his ability to engage in real estate development activities, including activities that may, in fact, be competitive with the Company's efforts, or otherwise involve corporate opportunities that the Company may be interested in pursuing. The Company's employment agreement with Mr. Rutherford also provides that he will be entitled to receive a severance payment of $400,000 in a lump sum, within five business days after the occurrence of either (a) the Company's termination of the Employee's employment prior to September 30, 1997, other than for cause or (b) a Change of Control of the Company and within five business days thereafter, the termination by Mr. Rutherford of his employment thereunder, with or without reason or cause. "Change of Control" is defined to mean any person, entity or group (as defined in the Exchange Act), acquiring equity securities of the Company either (i) for an aggregate purchase price in excess of $10,000,000 being paid to the Company for its equity securities or (ii) in a transaction that would require disclosure under Item 1 of Form 8-K pursuant to Section 13 or 15(d) of the Exchange Act; provided, however, in either event Change of Control of the Company shall not include the consummation of the Transaction.

  An employment agreement with Mr. Jeffrey expired on April 30, 1995 and under its terms he elected to remain an employee-at-will. The agreement provided that if Mr. Jeffrey elected to become an employee-at-will and he is thereafter terminated other than for "cause" as defined in the agreement, he will receive severance compensation at the rate of his annual base salary and certain fringe benefits for six months following termination.

  Under an employment agreement with Mr. McLaughlin dated July 1, 1995, and effective July 17, 1995 until his termination date, Mr. McLaughlin shall be employed as president and chief executive officer of Atlantic Gulf Land Company, a non-incorporated division of the Company. He will be entitled to
(a) an annual base salary of $250,000 and (b) override payments equal to one and one-half percent of (i) the gross sales proceeds of the Company from each sale of eligible property, as defined in the agreement, which close either during the term of the agreement (the "Term") or, if the Term has terminated and Mr. McLaughlin has participated in obtaining the particular definitive contract of sale prior to such termination, during the first 180 days after the effective date of termination, (ii) any non-refundable deposit paid to the Company while the sale does not occur, but the Company is entitled to retain such deposit and (iii) the value of eligible property transferred during the Term by the Company to a joint venture or partnership between the Company and an unaffiliated third party or to an operating division of the Company for the purpose of developing such property. If the Company enters into an agreement with a specified unaffiliated entity to auction selected properties, Mr. McLaughlin will be entitled to an override payment of one-half of one percent of the Company's gross sales proceeds from the sale and if any eligible property is sold pursuant to each auction process after the termination of the Term, he will not be entitled to receive any override payment thereof. Additionally, Mr. McLaughlin shall receive (a) such benefits and perquisites as may be provided to the Company's executive officers and (b) a car allowance of $800 per month.

  Mr. McLaughlin may be terminated for "cause" as defined in the agreement, or without cause. If he is terminated for cause, he will be entitled only to base compensation through the effective date of his termination and unpaid override payments for sales he participated in which close within 180 days of the termination date. If he is terminated without cause, he shall be entitled to receive payment through the termination date, an additional amount equal to one year's base salary in one lump sum and unpaid override payments for sales he participated in which close within 180 days of the termination date.

DIRECTOR COMPENSATION

  In 1996 Stockholders approved the adoption of the 1996 Non-Employee Directors Stock Plan. Under such Plan, which took effect as of July 1, 1996, the Non-Employee Directors receive an annual retainer of $25,000 paid in Common Stock quarterly based on the share price at the end of the previous quarter, and $3,000 per Board meeting attended in person or $1,000 per Board meeting if attended by telephone. Board meeting fees are paid in cash quarterly. The Chairman is paid a retainer of $25,000 in Common Stock and $10,000 per month in cash. No fees are paid for attending Board committee meetings nor for serving as chairman of a Board committee.

  In 1995 Stockholders approved the adoption of the 1994 Non-Employee Directors' Stock Option Plan (the "1994 Plan"). The 1994 Plan provides that each director of the Company who is not otherwise an employee of the Company on the date of grant of the option ("grant date") shall automatically be granted an option to purchase (a) 20,000 shares of Common Stock as of December 5, 1994, (b) 20,000 shares of Common Stock to each new non-employee director upon his or her first election or appointment to the Board and (c) 5,000 shares of Common Stock to each non-employee director at the first meeting of directors following such director's subsequent election or appointment to the Board. Options granted under the 1994 Plan are exercisable for 10 years and are fully vested and exercisable on the date of grant. Options for a maximum of 350,000 shares of Common Stock may be issued pursuant to the 1994 Plan. In view of the significant reduction in the cash compensation payable to non-employee directors of the Company as a result of the effectiveness of the 1996 Non-Employee Directors Stock Plan, the Board in December 1997 nullified, retroactively, its previous action in December 1995 providing that the aggregate cash fees payable to the directors would be reduced by $1 for each option share granted under the 1994 Plan.

  In view of the voluntary resignations as directors of Messrs.     ,     ,
    ,      and     effective as of the Closing, so that the Board will have
seven members, of whom three will be Investor designees, as required by the Investment Agreement, the options issued under the 1994 Plan to each such resigning director will be amended, as directed by the Board, to extend the exercisability of such options after the effective date of resignation from 90 days to the earlier of (a) the expiration date of each option (the 10th anniversary of its issuance date) or (b) the expiration of the period ending on the second anniversary of the effective date of resignation, plus the expiration of the period equal to six months for each full 12 months such resigning director served as a Board member. Consequently, the exercisability periods of the 1994 Plan options held by the resigning directors, assuming the
Closing occurred on May 28, 1997, would be extended as follows: Mr.     :
options--until       , 20 ; Mr.     :     options--until          , 20 ; Mr.
    :     options--until       , 20 ; Mr.     :     options--until       ,
20 ; and Mr.     :     options--until       , 20 . See "Related Party
Transactions."

RELATED PARTY TRANSACTIONS

  During 1996, the Company retained the law firm of Holland & Knight, of which Mr. Ehrlich is, and Mr. Frederick was, a partner to represent the Company in certain legal matters.

  In February 1997, the Company paid to Mr. James W. Apthorp, Chairman of the Board, $250,000 as compensation for his services in connection with the Company obtaining the release in January 1997 of approximately $12.1 million in cash, $4.2 million in principal amount of Unsecured 12% Notes, and $2 million in principal amount of the Unsecured Cash Flow Notes held in trust under the Reorganization Plan for the benefit of certain purchasers of lots from the Company's predecessor company.

  In February 1996, the Company engaged Mr. Gerald N. Agranoff, a director, to assist the Company's senior management in the negotiation of proposed financing. As compensation for such services, the Company paid $30,000 in cash to Mr. Agranoff and issued to him 4,537 shares of Common Stock having an approximate market value of $30,000 upon issuance.

INDEMNIFICATION ARRANGEMENTS

  The charter and by-laws of the Company provide for the indemnification of its directors and officers, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted by the DGCL. The Company has also entered into indemnification agreements with its directors, who have agreed to resign effective as of the Closing, that contractually provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitees' receipt of such benefits. In addition, the Company has purchased customary directors' and officers' liability insurance policies for its directors and officers. The Investment Agreement also provides for continuing indemnification following the Closing for the Company's directors to the fullest extent provided by law, as well as continuing coverage under the Company's directors' and officers' liability insurance policies.

REPORT TO STOCKHOLDERS ON COMPENSATION

  In designing its compensation programs, the human relations committee follows the belief that compensation should reflect the following principles:

    1. Compensation programs should support the Company's short-term and long-term strategic goals and objectives by rewarding individuals who significantly contribute to the accomplishment of those goals and objectives.

    2. Short-term and long-term compensation play a critical role in attracting and retaining well qualified executives.

    3. Compensation should be meaningfully related to the creation of value for the stockholders.

  The Company's executive compensation is based on three components, which are intended to serve the overall compensation philosophy.

  BASE SALARY. Base salary is targeted at the competitive median for competitors in land development and condominium construction in the Company's market areas. Salaries for executives are reviewed by the committee annually, and the committee may recommend an increase to the Board at that time based on
(a) the committee's view that the individual's contribution has increased and
(b) increases in median pay levels.

  The 1996 base salaries of Messrs. Rutherford and McLaughlin were determined pursuant to employment agreements. These employment agreements were designed to attract talented executive officers to the Company and to retain certain valuable existing executive officers. Effective July 1, 1996, Mr. Rutherford's salary was increased.

  ANNUAL INCENTIVES. On the committee's recommendation, the Board authorized the implementation of a Management by Objectives bonus program tied to 1993 performance (the "1993 M.O. Program"). Under the 1993 M.O. Program, the Company's chief executive officer could earn a bonus of up to 100% of his base salary, and the other executive officers could earn bonuses of up to 35% of their base salaries, depending upon (a) the Company meeting certain established 1993 net cash flow goals and (b) the executive officer's achieving certain other pre-determined departmental and individual objectives, including objectives for regional sales and asset dispositions. In addition to the executive officers, the 1993 M.O. Program applied to all of the Company's employees, at varying potential bonus levels. The Board adopted a similar Management by Objectives bonus program for 1994 (the "1994 M.O. Program"). The bonus targets in the 1994 M.O. Program are based upon (a) 1994 net cash flow goals, (b) departmental goals, (c) completion of certain major corporate transactions and (d) the price of the Common Stock. A similar Management by Objectives bonus program for 1995 (the "1995 M.O. Program") was adopted by the Board. The Bonus targets in the 1995 M.O. Program are based upon (a) 1995 net cash flow goals, (b) department goals and (c) completion of certain major corporate transactions. A similar management by objectives bonus program for 1996 (the "1996 M.O. Program") was adopted by the Board. The Bonus targets in the 1996 M.O. Program are based upon (a) 1996 net cash flow goals, (b) department goals and (c) completion of certain major transactions.

  Mr. Rutherford received a bonus payment of $200,000 in 1994 under the 1993 M.O. Program keyed to, among other things, certain specified levels of corporate performance achieved as compared to current year budgets. The Board set similar incentive bonus targets for Mr. Rutherford under the 1994 M.O. Program. Under the 1994 M.O. Program, Mr. Rutherford received a bonus payment of $130,000 and discretionary bonus payments of $100,000 pursuant to his employment agreement, for a total of $230,000 in 1995. In 1996, Mr. Rutherford received $295,000 in bonus payments under the terms of his employment agreement. In February 1997, Mr. Rutherford received a $90,000 bonus in respect of his performance during the last six months of 1996, including in respect of the closing on the Company's debt facilities with Foothill, in September 1996, and the Company's repayment in full of its unsecured 12% notes due on December 31, 1996.

  Based upon the Company's cash flow and the completion of certain major corporate transactions, Mr. Jeffrey received a bonus payment of $40,220 in 1995 under the 1994 M.O. Program. No bonus was paid to Mr. Jeffrey in 1996 under the 1995 M.O. Program but he did receive a bonus of $85,000 when the Foothill Debt was closed. Mr. Jeffrey also received a $15,000 advance of his 1996 anticipated bonus.

  Mr. Fertig receives incentive compensation as a percentage of the revenues from sales of the Company's land sales. His incentives were $73,573 in 1994, $152,992 in 1995, and $329,777 in 1996. Mr. Fertig did not participate in the 1994, 1995 or 1996 M.O. Program.

  Mr. McLaughlin is president of Atlantic Gulf Land Company and is responsible for liquidating land inventory not designated for development. Mr McLaughlin received incentive compensation of $66,887 in 1995, and $618,907 in 1996 based upon a percentage of the revenues from land sales.

  Mr. O'Grady participates in the M.O. Program and also receives incentives on various transactions. In 1995, he received an incentive payment of $50,000 and in 1996 received a bonus of $15,000 under the terms of the M.O. Plan and incentive payments of $153,914 for closing certain transactions.

  LONG-TERM INCENTIVES. In 1993 the Company adopted an employee stock option plan to provide a long-term incentive compensation program. The committee believes that a long-term incentive compensation program, linked directly to the value of the Common Stock, will provide executives with significant incentives to increase Stockholder value, as well as assisting the Company in attracting and retaining well qualified executives. In addition, the Company's reorganization plan specifically provides for an employee stock option plan.

  In September 1994, option grants were made to Mr. Rutherford for 112,500 shares, Mr. Jeffrey for 30,000 shares, and Mr. Fertig for 10,000 shares. In February 1995, additional option grants were made to Mr. Rutherford for 50,000 shares, Mr. Jeffrey for 40,000 shares, and Mr. Fertig for 10,000 shares. In July 1996, additional option grants were made to Mr. Jeffrey for 20,000 shares, Mr. Fertig for 10,000 shares and Mr. O'Grady for 5,000 shares. The number of shares of Common Stock subject to the option grants was determined by the committee's subjective evaluation of competitive industry practices as well as the officers' position levels.

                                          The Human Relations Committee
                                            W.D. Frederick, Jr., Chairman
                                            Gerald N. Agranoff
                                            Allen A. Blase

PERFORMANCE GRAPH

  Set forth below is a line graph comparing the total cumulative return on the Common Stock since it commenced trading on June 4, 1992 through December 31, 1996 with the NASDAQ Composite Index and a group of peer companies. Returns are based on the change in month-end to month-end price and assume reinvested dividends. These calculations assume the value of an investment in the Common Stock, the NASDAQ Index and the peer group was $100 on June 4, 1992.

  The peer companies selected are in the real estate development business. They are AMREP Corp.; Atlantic Gulf Communities Corporation; Avatar Holdings; Killearn Properties, Inc.; MDC Holdings Inc.; Newhall Land and Farming Co. (Patten Corp., which had been included among the peer companies in previous years, has ceased trading; accordingly, Patten Corp. has been excluded from the group of peer companies). The companies were weighted by market capitalization.

                           [LINE GRAPH APPEARS HERE]

                         6/4/92 12/31/92 6/30/93 12/31/93 6/30/94 12/31/94 6/30/95 12/29/95 6/28/96 12/31/96
                         ------ -------- ------- -------- ------- -------- ------- -------- ------- --------
Atlantic Gulf........... 100.00   41.32   56.54    89.16   87.02    82.70   55.84    58.00    49.3    35.35
Peer Group.............. 100.00  105.21  114.85   125.15  122.56   111.89  124.39   143.03  212.93   149.05
NASDAQ Index............ 100.00  115.67  120.29   132.74  120.68   128.61  159.66   179.95  183.55   234.39

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The firm of Ernst & Young served as the Company's independent public accountants for 1996. The Company has not yet selected its independent public accountants for 1997. This selection is expected to be made by the Board during the second quarter of 1997, based upon the recommendation of the audit committee. Representatives of Ernst & Young are expected to attend the Meeting, will be provided with an opportunity to make a statement, should they desire to do so, and will be available to respond to appropriate questions from the Stockholders.

                                 OTHER MATTERS

  The Board knows of no other business which may come before the Meeting. If, however, any other matters are properly presented to the Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

  Any proposal of a Stockholder intended to be presented at the Company's annual meeting of Stockholders in 1998 must be received by the Company's secretary at the Company's principal executive offices not later than January
 , 1998 for inclusion in the proxy statement for that meeting.

                         METHOD OF PROXY SOLICITATION

  The Company has retained     to solicit proxies in the enclosed form and
will pay a fee of approximately $    plus reasonable expenses, for such
services. In addition, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies from Stockholders by telephone, telegraph and personal interviews. The Company will, if requested, reimburse banks, brokerage houses and other custodians, nominees and certain fiduciaries for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials to their principals. The entire cost of this solicitation of proxies will be borne by the Company.

  In addition, certain directors, officers, representatives, and regular employees of the Company may also contact Stockholders by telephone, telegram, or personal interview. The Company will reimburse brokers and other custodians or nominees for their reasonable expenses incurred in forwarding the solicitation material to beneficial owners of Common Stock. The entire cost of this solicitation will be borne by the Company.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  Incorporated by reference in this Proxy Statement, and subject in each case to information contained in this Proxy Statement, are the following documents filed by the Company with the SEC pursuant to the Exchange Act: (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and (b) the Company's Current Report on Form 8-K dated February , 1997.

  The Company will provide without charge to each person, including any beneficial owner of Common Stock, to whom this Proxy Statement is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference herein (other than exhibit to such documents unless such exhibits are specifically incorporated by reference in such documents). Such request should be direct to Investor Relations, Atlantic Gulf Communities Corporation, 2601 South Bayshore Drive, Miami, Florida 33133-5461 (telephone: 305-859-4256).

                                          By Order of the Board of Directors,

                                          Joel K. Goldman
                                          Secretary
April  , 1997

                                                                     APPENDIX A

                                    FORM OF
                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                     ATLANTIC GULF COMMUNITIES CORPORATION

  Atlantic Gulf Communities Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

    a. The name of the corporation is Atlantic Gulf Communities Corporation. Atlantic Gulf Communities Corporation was originally incorporated under the name "Chemical Research Corporation". The original Certificate of Incorporation of Chemical Research Corporation was filed with the Secretary of State of the State of Delaware on January 13, 1928. Atlantic Gulf Communities Corporation was subsequently named General Development Corporation. General Development Corporation filed a voluntary petition for relief from creditors under Chapter 11 of the Bankruptcy Code on April 6, 1990, in the United States Bankruptcy Court for the Southern District of
  Florida (the "Bankruptcy Court"). On       , 1991, the Certificate of
  Incorporation of the corporation was amended pursuant to Section 7.2(b) of the Second Amended Joint Plan of Reorganization of General Development Corporation dated October 9, 1991, and confirmed by Order of the Bankruptcy Court on [Confirmation Date] (the "Reorganization Plan").

    b. This Amended and Restated Certificate of Incorporation was adopted by
  the stockholders of the corporation on       , 1997 and restates and
  further amends the provisions of the Certificate of Incorporation of this corporation as heretofore amended or supplemented.

    c. The text of the Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

  FIRST: The name of the corporation (hereinafter called the "Corporation") is ATLANTIC GULF COMMUNITIES CORPORATION.

  SECOND: The registered office of the Corporation is to be located at 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.

  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

  FOURTH: (a) The total number of shares of stock that the Corporation shall have authority to issue is fifty-one million and twenty-five thousand (51,025,000), of which fifty million (50,000,000) shall be common stock of one class, par value of ten cents ($0.10) per share ("Common Stock"), amounting in the aggregate to par value five million dollars ($5,000,000), and one million and twenty-five thousand (1,025,000) shall be preferred stock, par value $.01 per share ("Preferred Stock"), amounting in the aggregate to par value of ten thousand two hundred and fifty dollars ($10,250).

  (b) Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized to fix the voting rights, if any, designations, powers, preferences and the relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any unissued series of Preferred Stock; and to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). Except as otherwise provided by law, the voting rights of the Corporation's capital stock shall be as set forth in this Amended and Restated Certificate of Incorporation or in the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.

  (c) The Board of Directors of the Corporation is authorized to effect the elimination of shares of its Common Stock purchased or otherwise reacquired by the Corporation from the authorized capital stock of the number of shares of the Corporation in the manner provided for in the General Corporation Law of the State of Delaware.

  (d) No holder of Common Stock shall have any preemptive right to subscribe to stock, obligations, warrants, rights to subscribe to stock or other securities of the Corporation of any class, whether now or hereafter authorized.

  (e) The powers, preferences and rights of the 20% Cumulative Redeemable Convertible Preferred Stock, Series A of the Corporation shall be set forth in Annex A to this Amended and Restated Certificate of Incorporation (which is incorporated herein as though set forth in full in this place).

  (f) The powers, preferences and rights of 20% Cumulative Redeemable Convertible Preferred Stock, Series B of the Corporation shall be set forth in Annex B to this Amended and Restated Certificate of Incorporation (which is incorporated herein as though set forth in full in this place).

  FIFTH: The Corporation shall be managed by the Board of Directors, which shall exercise all powers conferred under the laws of the State of Delaware. The number of directors shall be determined as provided in the By-laws of the Corporation. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is authorized to later amend or repeal the By-laws of the Corporation.

  SIXTH: No action shall be taken by the stockholders of the Corporation except at an annual meeting or at a special meeting of stockholders of the Corporation; provided, however, that at any time after the first meeting of the stockholders held in accordance with the By-laws of the Corporation, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of shares of capital stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which the holders of all shares entitled to be voted thereon were present and voted; prompt notice of the taking of action without a meeting by less than unanimous consent shall be given to the stockholders who have not consented in writing.

  SEVENTH: At any time after the first annual meeting of stockholders held in accordance with the By-laws of the Corporation, the holders of 35 percent of the issued and outstanding shares of capital stock may request that a special meeting be called in accordance with the procedures set forth in the By-laws.

  EIGHTH: No director may be removed from office except for cause and only by the affirmative vote of the holders of a majority of the outstanding stock entitled to vote.

  NINTH: The Corporation may indemnify its directors, officers, employees and agents to the fullest extent permitted by the General Corporation Law of Delaware, as the same exists or may hereafter be amended.

  TENTH: The provisions set forth in this Article Tenth and in Articles Fifth, Sixth, Eighth, Ninth, Eleventh, and Twelfth of this Amended and Restated Certificate of Incorporation may not be amended, altered, repealed or rescinded in any respect, and no other provision or provisions may be adopted which impair(s) in any respect the operation or effect of any such provision, except by the affirmative vote of the holders of not less than three-fifths of the outstanding stock.

  ELEVENTH: The Board of Directors shall have the power to adopt, amend, alter, or repeal the By-Laws of the Corporation as provided in such By-Laws. The stockholders shall also have the power to adopt, amend, alter or repeal the By-Laws of the Corporation; provided, however, that, notwithstanding the foregoing and anything contained in this Amended and Restated Certificate of Incorporation to the contrary, unless amended, altered or repealed by the Board of Directors as provided in the By-Laws, Sections 2.1, 2.2(a) and 2.2(c) of Article II,

Sections 3.1, 3.2, 3.3, 3.4, 3.8 and 3.9 of Article III, Section 4.1 of
Article IV, Article VII, Article VIII, and Section 10.1 of Article X of the By-Laws may not be amended, altered, repealed or rescinded in any respect, and no other provision or provisions may be adopted which impair(s) in any respect the operation or effect of such provision, except by the same vote that would be required to amend pursuant to Article Tenth of this Amended and Restated Certificate of Incorporation.

  TWELFTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law of Delaware, as the same exists or may hereafter be amended. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

  4. This Amended and Restated Certificate of Incorporation was approved by
the shareholders of the Corporation at a meeting held on       , 1997 and was
duly adopted in accordance with the provisions of Sections 103 and 303 of Title 8 of the General Corporation Law of the State of Delaware.

  IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed and attested by the undersigned, thereunto duly authorized,
this    day of      , 1997.

                                          Atlantic Gulf Communities
                                           Corporation

                                          By: _________________________________
                                          Its:

Attest:

_____________________________________
Name
Title

                                                          ANNEX A TO APPENDIX A

                                  ANNEX A TO
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                      OF

                     ATLANTIC GULF COMMUNITIES CORPORATION

                                 STATEMENT OF
                           PREFERENCES AND RIGHTS OF
                     20% CUMULATIVE REDEEMABLE CONVERTIBLE
                           PREFERRED STOCK, SERIES A

                               ----------------

  The 20% Cumulative Redeemable Convertible Preferred Stock, Series A, of Atlantic Gulf Communities Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation") shall have the following powers, preferences, and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, in addition to those set forth in the attached Amended and Restated Certificate of Incorporation of the Corporation (all capitalized terms used without definition are defined in Section 15 of this Statement):

  1. Designation. The series of preferred stock established hereby shall be designated the "20% Cumulative Redeemable Convertible Preferred Stock, Series A" (and shall be referred to herein as the "Series A Preferred Stock") and the authorized number of shares of Series A Preferred Stock shall be 25,000.

  2. Rank. The Series A Preferred Stock shall, with respect to dividend distributions and distributions upon the voluntary or involuntary liquidation, winding up and dissolution of the Corporation, rank (i) senior to all classes of Common Stock and each other class of Capital Stock of the Corporation or series of preferred stock of the Corporation hereafter created which is not Senior Stock or Parity Stock ("Junior Stock"), (ii) pari passu with any Parity Stock and (iii) junior to any Senior Stock. There is no Senior Stock or Parity Stock outstanding on the date hereof. Senior Stock or Parity Stock may be authorized or issued only in accordance with the provisions of Section 7(b).

  3. Dividends. (a) Subject to the provisions of Section 3(c), beginning on the Original Issue Date, the Holders shall be entitled to receive, when, as and if declared by the Board of Directors, but only out of funds legally available therefor, distributions in the form of cash dividends on each share of Series A Preferred Stock at an annual rate equal to 20% of the Liquidation Preference in effect from time to time and no more. All Dividends shall be cumulative, whether or not declared, on a daily basis from the Original Issue Date and shall be payable quarterly in arrears on each Dividend Payment Date commencing on June 30, 1997. Each dividend shall be payable with respect to Series A Preferred Stock held by Holders as they appear on the stock books of the Corporation on each Dividend Record Date. Dividends shall cease to accumulate in respect of Series A Preferred Stock on the Redemption Date, the Conversion Date or the Repurchase Date for such shares, as the case may be, unless, in the case of a Redemption Date or Repurchase Date, the Corporation defaults in the payment of the amounts necessary for such redemption or in its obligation to deliver certificates representing Common Stock issuable upon such conversion, as the case may be, in which case, dividends shall continue to accumulate at an annual rate of 25% of the Liquidation Preference in effect from time to time (the "Default Dividend Rate") until such payment or delivery is made. If the Corporation defaults in the payment of amounts due upon a Repurchase Date, interest shall accrue on the amount of such obligation at the Default Dividend Rate until such payment is made (with all interest due).

  (b) Dividends on account of arrears for any past Dividend Period and dividends in connection with any optional redemption pursuant to Section 5(a) may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders on such date, not more than forty-five (45) days prior to the payment thereof, as may be fixed by the Board of Directors.

  (c) Notwithstanding anything to the contrary in the preceding provisions of this Section 3, following an Event of Default, the Holders shall be entitled to receive dividends on each share of Series A Preferred Stock at an annual rate equal to the Default Dividend Rate, payable in cash.

  (d) So long as any Series A Preferred Stock is outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any Junior Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Stock, or any warrants, rights, calls or options exercisable for any Junior Stock (except such securities which are debt securities or Senior Stock or Parity Stock) or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than, prior to the occurrence of an Event of Default, dividends, payments, purchases, acquisitions, redemptions, retirements or distributions in Junior Stock) and shall not permit any Subsidiary of the Corporation directly or indirectly to do any of the same in respect of such Junior Stock (other than, prior to the occurrence of an Event of Default, dividends, payments, purchases, acquisitions, redemptions, retirements or distributions in Junior Stock) unless and until all dividend arrearages on the Series A Preferred Stock have been paid in full in cash, and the Corporation is not in default of any of its obligations under Section 5 or Section 8.

  (e) Unless and until all dividend arrearages on the Series A Preferred Stock have been paid in full, all dividends declared by the Corporation upon Series A Preferred Stock or Parity Stock shall be declared pro rata with respect to all Series A Preferred Stock and Parity Stock then outstanding so that the amounts of any dividends declared per share on the Series A Preferred Stock and such Parity Stock bear the same ratio to each other at the time of declaration as all accrued and unpaid dividends on the Series A Preferred Stock and the Parity Stock bear to each other.

  (f) Dividends payable on the Series A Preferred Stock shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

  4. Liquidation Preference. (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Holders shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to the then Liquidation Preference for each share outstanding, before any payment shall be made or any assets distributed to the holders of any Junior Stock. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders and the holders of any outstanding Parity Stock, then, subject to the rights of the Holders pursuant to Section 8, the holders of all such shares shall share ratably in such distribution of assets in accordance with the amounts which would be payable on such distribution if the amount to which the Holders and the holders of any outstanding Parity Stock are entitled were paid in full.

  (b) For the purposes of this Section 4, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more corporations shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

  5. Redemption. (a) Optional Redemption. The Corporation may, at the option of the Board of Directors, redeem at any time on or after the third anniversary of the Original Issue Date, from any source of funds legally available therefor, in whole or in part, in the manner provided in Section 5(c), any or all of the Series A Preferred Stock, at a redemption price in cash equal to the then Liquidation Preference (the "Optional Redemption Price"); provided that no optional redemption shall be made unless full dividends have been or contemporaneously are declared and paid or declared and a sum set apart sufficient for such payment, on the Series A Preferred Stock for all Dividend Periods terminating on or prior to the Redemption Date; and provided, further, that no partial redemption shall be made (i) for an amount of shares of Series A Preferred Stock less than such number as have an aggregate Liquidation Preference equal to the lesser of $1,000,000 or the aggregate Liquidation Preference of all outstanding Series A Preferred Stock, or (ii) if after consummation of any such partial redemption there would remain outstanding less than the Specified Investor Amount of shares of Series A Preferred Stock.

  (b) Proration. In the event of a redemption pursuant to Section 5(a) of only a portion of the then outstanding Series A Preferred Stock, unless a majority of the outstanding shares of Series A Preferred Stock shall agree in writing to waive the requirement of proration, the Corporation shall effect such redemption pro rata according to the number of shares held by each Holder, except that the Corporation may redeem such shares held by Holders of 100 or fewer shares (or shares held by Holders who would hold 100 or fewer shares as a result of such redemption), as may be determined by the Corporation.

  (c) Procedure for Redemption. At least thirty (30) days and not more than sixty (60) days prior to the date fixed for any redemption of the Series A Preferred Stock, written notice (the "Redemption Notice") shall be given by first class mail, postage prepaid, to each Holder on the record date fixed for such redemption of the Series A Preferred Stock at such Holder's address as the same appears on the stock books of the Corporation. The Redemption Notice shall state:

    (1) that such notice constitutes a Redemption Notice pursuant to Section
  5(a);

    (2) the Optional Redemption Price;

    (3) whether all or less than all the outstanding Series A Preferred Stock redeemable thereunder is to be redeemed and the total number of shares of such Series A Preferred Stock being redeemed;

    (4) the number of shares of Series A Preferred Stock held, as of the appropriate record date, by the specific Holder that the Corporation intends to redeem;

    (5) the Redemption Date;

    (6) that the Holder is to surrender to the Corporation his certificate or certificates representing the Series A Preferred Stock to be redeemed, specifying the place or places where, and the manner in which, certificates for Series A Preferred Stock are to be surrendered for redemption;

    (7) the date on which the Series A Preferred Stock called for redemption shall cease to be convertible; and

    (8) that dividends on the Series A Preferred Stock to be redeemed shall cease to accumulate on the Redemption Date, unless the Corporation defaults in the payment of the amounts necessary for such redemption, in which case, dividends shall continue to accumulate until such payment is made.

  (ii) Each Holder shall surrender the certificate or certificates representing such Series A Preferred Stock to the Corporation, duly endorsed, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Optional Redemption Price for such shares so surrendered shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired. If less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

  (iii) If on or before the Redemption Date all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the Holders of the shares so called for redemption, so as to be and continue to be available therefor and not subject to claims of creditors of the Corporation, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, all shares so called for redemption shall no longer be deemed outstanding on and after such Redemption Date, and all rights with respect to such shares shall forthwith on such Redemption Date cease and terminate, except only the right of the Holders thereof to receive the amount payable on redemption thereof, without interest. Any interest accrued on such funds shall be paid to the Corporation from time to time.

  Any funds so set aside or deposited by the Corporation which shall not be required for such redemption because of the exercise of any right of conversion subsequent to the date of such deposit shall be released or repaid to the Corporation forthwith. Any funds so set aside or deposited, as the case may be, and unclaimed as of the first anniversary of such Redemption Date shall be released or repaid to the Corporation, after which the Holders of the shares so called for redemption shall look only to the Corporation for payment thereof.

  6. Conversion. (a) Conversion Right. The Holder of each share of Series A Preferred Stock shall have the right at any time, or from time to time (prior in each case to the thirtieth day following the date of the Redemption Notice if such share shall be called for redemption pursuant to Section 5), at the option of such Holder, to convert such share into Common Stock, on and subject to the terms and conditions hereinafter set forth. Subject to the provisions for adjustment hereinafter set forth, each share of Series A Preferred Stock shall be convertible into such number (calculated as to each conversion to the nearest 1/100th of a share) of fully paid and nonassessable shares of Common Stock, as is obtained by dividing the Liquidation Preference by the Conversion Price, in each case as in effect at the date any Series A Preferred Stock is surrendered for conversion.

  (b) Conversion Procedures. To exercise the conversion privilege, the Holder of any Series A Preferred Stock to be converted in whole or in part shall surrender the certificate representing such Series A Preferred Stock (the "Series A Preferred Stock Certificate") at the office or agency then maintained by the Corporation for the transfer of the Series A Preferred Stock, and shall give written notice of conversion in the form provided on the Series A Preferred Stock Certificate (or such other notice which is acceptable to the Corporation) to the Corporation at such office or agency that the Holder elects to convert such Series A Preferred Stock represented by the Series A Preferred Stock Certificate so surrendered or the portion thereof specified in said notice into Common Stock. Such notice shall also state the name or names (with addresses) in which the certificate or certificates for Common Stock which shall be issuable upon such conversion shall be issued, and shall be accompanied by transfer taxes, if required. Each Series A Preferred Stock Certificate surrendered for conversion shall, unless the shares issuable on conversion are to be issued in the same name as the registration of such Series A Preferred Stock Certificate, be duly endorsed by, or be accompanied by instruments of transfer in form satisfactory to the Corporation duly executed by, the Holder or such Holder's duly authorized attorney.

  As promptly as practicable, but in no event later than five (5) Business Days, after the surrender of such Series A Preferred Stock Certificate and the receipt of such notice and funds, if any, as aforesaid, the Corporation shall issue and shall simultaneously deliver at such office or agency to such Holder, or on his written order, a certificate or certificates for the number of shares of Common Stock, issuable upon the conversion of such Series A Preferred Stock represented by the Series A Preferred Stock Certificate so surrendered or portion thereof in accordance with the provisions of this
Section 6. In case less than all of the Series A Preferred Stock represented by a Series A Preferred Stock Certificate surrendered for conversion is to be converted, the Corporation shall simultaneously deliver to or upon the written order of the Holder of such Series A Preferred Stock Certificate a new Series A Preferred Stock Certificate representing the Series A Preferred Stock not converted. If a Holder fails to notify the Corporation of the number of shares of Series A Preferred Stock which such Holder wishes to convert, such Holder shall be deemed to have elected to convert all shares represented by the certificate or certificates surrendered for conversion.

  Each conversion shall be deemed to have been effected on the date on which such Series A Preferred Stock Certificate shall have been surrendered and such notice shall have been received by the Corporation, as aforesaid (the "Conversion Date"), and the Person in whose name any certificate or certificates for Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder of record of the shares represented thereby; provided, however, that any such surrender on any date when the stock books of the Corporation shall be closed shall constitute the Person in whose name the certificates are to be issued as the record holder thereof for all purposes on the next succeeding day on which such stock books are open, but such conversion shall be at the Conversion Price as in effect on the date upon which such Series A Preferred Stock Certificate shall have been surrendered.

  All Series A Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease, except only the right of the Holders thereof, subject to the provisions of this Section 6, to receive Common Stock in exchange therefor; provided, however, that if the Corporation defaults in its obligation to deliver certificates representing Common Stock issuable upon such conversion, dividends shall continue to accumulate at the Default Dividend Rate until such delivery is made.

  If any Series A Preferred Stock shall be called for redemption, the right to convert such Series A Preferred Stock shall terminate at the close of business on the thirtieth day following the date of the Redemption Notice.

  (c) The Conversion Price at which Series A Preferred Stock is convertible into Common Stock shall be subject to adjustment from time to time as provided in this Section 6(c) (unless otherwise indicated, all calculations under this Section 6(c) shall be made to the nearest $0.01):

    (i) In case the Corporation shall (A) declare a dividend or make a distribution on the outstanding Common Stock in Capital Stock of the Corporation, (B) subdivide or reclassify the outstanding Common Stock into a greater number of shares (or into other securities or property), or (C) combine or reclassify the outstanding Common Stock into a smaller number of shares (or into other securities or property), the Conversion Price in effect at the close of business on the date fixed for the determination of stockholders entitled to receive such dividend or other distribution, or to be affected by such subdivision, combination or other reclassification, shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the total number of outstanding shares of Common Stock immediately prior to such event, and the denominator of which shall be the total number of outstanding shares of Common Stock immediately after such event. An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the record date for such event, or, if there is no record date, upon the effective date for such event. Any Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the time of the record date for such dividend for purposes of calculating the number of outstanding shares of Common Stock under subparagraphs (ii) and (iii) below. Adjustments pursuant to this subparagraph shall be made successively whenever any event specified above shall occur.

    (ii) In case the Corporation shall fix a record date for the issuance of rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase Common Stock (or securities convertible into or exchangeable for Common Stock) (other than Series B Preferred Stock or Investor Warrants) at a price per share (or having a conversion price or exchange price per share, subject to normal antidilution adjustments) less than the Current Market Price (as defined in subparagraph (vii) below) of Common Stock on such record date, the Conversion Price in effect at the close of business on such record date shall be reduced by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered would purchase at the Current Market Price as of such record date, and the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of additional shares of Common Stock offered for subscription or purchase in connection with such rights, options or warrants. Such adjustment shall be made whenever such rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants. In case any rights or warrants referred to in this subparagraph (ii) in respect of which an adjustment shall have been made shall expire unexercised within forty-five (45) days after the same shall have been distributed or issued by the Corporation, the Conversion Price shall be readjusted at the time of such expiration to the Conversion Price that would have been in effect if no adjustment had been made on account of the distribution or issuance of such expired rights or warrants.

    (iii) In case the Corporation shall fix a record date for the making of a distribution to all holders of Common Stock (A) of shares of any class other than Common Stock, (B) of evidences of indebtedness of the Corporation or any Subsidiary, (C) of assets or other property or (D) of rights or warrants (excluding those rights or warrants resulting in an adjustment pursuant to subparagraph (ii) above, and the right to acquire Series B Preferred Stock in the rights offering thereof), then in each such case the Conversion Price shall be reduced so that such price shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the effectiveness of the Conversion Price reduction contemplated by this subparagraph (iii) by a fraction, the numerator of which shall be the then Current Market Price per share of Common Stock, less the then fair market value (as determined by the Board of Directors, whose reasonable determination shall be described in a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification (a "Board Resolution") of the portion of the securities, evidences of indebtedness, assets, property or rights or warrants so distributed, the case may be, which is applicable to one share of Common Stock, and the denominator of which shall be the Current Market Price per share of Common Stock as of the record date for such distribution. Such adjustment shall be made successively whenever such a record date is fixed.

    (iv) In case the Corporation shall issue Common Stock for a consideration per share less than the Current Market Price per share on the date the Corporation fixes the offering price of such additional shares, the Conversion Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding immediately after the issuance of such additional shares, and the denominator shall be the total number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares plus the number of shares of Common Stock which the aggregate consideration received (determined as provided in subparagraph (vi) below) for the issuance of such additional shares would purchase at the Current Market Price per share. Such adjustment shall be made successively whenever such an issuance is made; provided, however, that the provisions of this subparagraph shall not apply (A) to Common Stock issued to the Corporation's employees or former employees or their estates under bona fide employee benefit plans adopted by the Board of Directors and approved by the holders of Common Stock if required by law, if such Common Stock would otherwise be covered by this subparagraph, but only to the extent that the aggregate number of shares excluded hereby shall not exceed, on a cumulative basis since the date hereof, [NUMBER TO BE AGREED BEFORE CLOSING] (including 822,000 shares as of the date hereof to be issued pursuant to employee stock options outstanding as of the date hereof to purchase Common Stock), (B) to the Common Stock to be issued pursuant to the Bank Warrants, (y) to the Common Stock to be issued pursuant to the Investor Warrants and (C) to Common Stock to be issued upon conversion of the Series B Preferred Stock, adjusted as appropriate in each case, in connection with any stock split, merger, recapitalization or similar transaction.

    (v) In case the Corporation shall issue any securities convertible into or exchangeable for Common Stock (excluding (A) securities issued in transactions resulting in adjustment pursuant to subparagraphs (ii) and
  (iii) above, (B) Series B Preferred Stock, (C) Investor Warrants, and (D) upon conversion of any of such securities) for a consideration per share of Common Stock deliverable upon conversion or exchange of such securities (determined as provided in subparagraph (vi) below and subject to normal antidilution adjustments) less than the Current Market Price per share in effect immediately prior to the issuance of such securities, the Conversion Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the maximum number of shares of Common Stock deliverable upon conversion of or in exchange for such securities at the initial conversion or exchange price or rate, and the denominator shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such securities plus the number of shares of Common Stock which the aggregate consideration received (determined as provided in subparagraph (vi) below) for such securities would purchase at the Current Market Price per share. Such adjustment shall be made successively whenever such an issuance is made.

    Upon the termination of the right to convert or exchange such securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustments made upon the issuance of such convertible or exchangeable securities been made upon the basis of the delivery of only the number of shares of Common Stock actually delivered upon conversion or exchange of such securities and upon the basis of the consideration actually received by the Corporation (determined as provided in subparagraph (vi) below) for such securities.

    (vi) For purposes of any computation respecting consideration received pursuant to subparagraphs (iv) and (v) above, the following shall apply:

      (A) in the case of the issuance of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deductions be made for any commissions, discounts, placement fees or other expenses incurred by the Corporation for any underwriting or placement of the issue or otherwise in connection therewith;

      (B) in the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors, whose reasonable determination shall be described in a Board Resolution; and

      (C) in the case of the issuance of securities convertible into or exchangeable for Common Stock, the aggregate consideration received therefor shall be deemed to be the consideration received by the Corporation for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Corporation upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (A) and (B) of this subparagraph (vi)).

    (vii) For the purpose of any computation under this Certificate of Designation, (A) the "Current Market Price" per share at any date shall be deemed to be the average of the daily Closing Price for the Common Stock for the ten (10) consecutive Trading Days commencing fourteen (14) Trading Days before such date, and (B) the "Closing Price" of the Common Stock means the last reported sale price regular way reported on the NASDAQ Stock Market or its successor, or, if not listed or admitted to trading on the NASDAQ Stock Market or its successor, the last reported sale price regular way reported on any other stock exchange or market on which the Common Stock is then listed or eligible to be quoted for trading, or as reported by the National Quotation Bureau Incorporated.

    (viii) In any case in which this Section shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the Holder of any Series A Preferred Stock converted after such record date and before the occurrence of such event the Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such Holder an amount in cash in lieu of a fractional share of Common Stock pursuant to Section 6(h); provided, however, that the Corporation shall deliver to such Holder a due bill or other appropriate instrument evidencing such Holder's rights to receive such additional Common Stock, and such cash, upon the occurrence of the event requiring such adjustment.

    (ix) The Corporation may make such reductions in the Conversion Price, in addition to those required pursuant to other subparagraphs of this Section, as it considers to be advisable so that any event treated for federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients.

    (x) In case of any consolidation with or merger of the Corporation into another corporation, or in case of any sale, lease or conveyance of assets to another corporation of the property of the Corporation as an entirety or substantially as an entirety, lawful and adequate provisions shall be made whereby each Holder of Series A Preferred Stock shall have the right to receive, from such successor, leasing or purchasing corporation, as the case may be, upon the basis and upon the terms and conditions specified herein, in lieu of the Common Stock immediately theretofore receivable upon the conversion of such Series A Preferred Stock, the kind and amount of shares of stock, other securities, property or cash or any combination thereof receivable upon such consolidation, merger, sale, lease or conveyance by a holder of the number of shares of Common Stock into which such Series A Preferred Stock might have been converted immediately prior to such consolidation, merger, sale, lease or conveyance. In the case of any such consolidation, merger or sale of substantially all the assets, appropriate provision shall be made with respect to the rights and interests of the Holders to the end that the provisions hereof (including provisions for adjustment of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of any conversion rights hereunder.

    (xi) In case of any reclassification or change of the Common Stock issuable upon conversion of Series A Preferred Stock (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination, but including any change in the Common Stock into two or more classes or series of shares), or in case of any consolidation or merger of another corporation into the Corporation in which the Corporation is the continuing corporation and in which there is a reclassification or change (including a change to the right to receive cash or other property) of the Common Stock (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination, but including any change in the Common Stock into two or more classes or series of shares), lawful and adequate provisions shall be made whereby each Holder of Series A Preferred Stock shall have the right to receive, upon the basis and upon the terms and conditions specified herein, in lieu of the Common Stock immediately theretofore receivable upon the conversion of such Series A Preferred Stock, the kind and amount of shares of stock, other securities, property or cash or any combination thereof receivable upon such reclassification, change, consolidation or merger, by a holder of the number of shares of Common Stock into which such Series A Preferred Stock might have been converted immediately prior to such reclassification, change, consolidation or merger.

    (xii) The foregoing subparagraphs (x) and (xi), however, shall not in any way affect the rights a Holder may otherwise have, pursuant to this Section, to receive securities, evidences of indebtedness, assets, property rights or warrants upon conversion of any Series A Preferred Stock.

    (xiii) If the Corporation repurchases (by way of tender offer, exchange offer or otherwise) any Common Stock for a per share consideration which exceeds the Current Market Price of a share of Common Stock on the date immediately prior to such repurchase, the Conversion Price shall be reduced so that such price shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the effectiveness of the Conversion Price reduction contemplated by this subparagraph (xiii) by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such acquisition multiplied by the Current Market Price per share of the Common Stock on the immediately preceding Trading Day, and the denominator shall be the sum of (A) the fair market value (as determined in good faith by the Board of Directors) of the aggregate consideration payable to stockholders as a result of such acquisition, and (B) the product of the number of shares of Common Stock outstanding immediately following such acquisition and the Current Market Price per share of the Common Stock on such immediately preceding Trading Day, such reduction to become effective immediately prior to the opening of business on the day following such acquisition.

    (xiv) If any event occurs as to which the foregoing provisions of this
  Section 6(c) are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board of Directors, fairly protect the conversion rights of the Series A Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the Board of Directors, to protect such conversion rights as aforesaid, but in no event shall any such adjustment have the effect of increasing the Conversion Price, or otherwise adversely affect the Holders.

    (xv) For purposes of Section 6(c), Common Stock owned or held at any relevant time by, or for the account of, the Corporation in its treasury or otherwise, shall not be deemed to be outstanding for purposes of the calculation and adjustments described therein. Shares held in the Disputed Claims Reserve, Division Class 14 Utility Fund Trust Agreement dated April 6, 1993 and the Improvements Fund Trust Agreement dated April 6, 1993 shall not be deemed to be held by, or for the account of, the Corporation.

  (d) Conversion Price Adjustment Deferred. Notwithstanding the foregoing provisions of this Section 6, (i) no adjustment in the number of shares of Common Stock into which any Series A Preferred Stock is convertible shall be required unless such adjustment would require an increase or decrease in such number of shares of at least 1% and (ii) no adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease in the Conversion Price of at least $.01 per share; provided, however, that any adjustments which by reason of this paragraph (d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

  (e) Adjustment Report. Whenever any adjustment is required in the shares into which any Series A Preferred Stock is convertible, the Corporation shall forthwith (i) file with each office or agency then maintained by the Corporation for the transfer of the Series A Preferred Stock a statement describing in reasonable detail the adjustment and the method of calculation used and (ii) cause a notice of such adjustment, setting forth the adjusted Conversion Price and the calculation thereof to be mailed to the Holders at their respective addresses as shown on the stock books of the Corporation. The certificate of any independent firm of public accountants of recognized standing selected by the Board of Directors certifying to the Board of Directors the correctness of any computation under this Section 6 shall be evidence of the correctness of such computation.

  (f) Notice of Certain Events. In the event that:

    (i) the Corporation shall take action to make any distribution to the holders of its Common Stock;

    (ii) the Corporation shall take action to offer for subscription pro rata to the holders of its Common Stock any securities of any kind;

    (iii) the Corporation shall take action to accomplish any capital reorganization, or reclassification of the Capital Stock of the Corporation, or a consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or the sale or transfer of all or substantially all of the assets of the Corporation; or

    (iv) the Corporation shall take action looking to a voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

then the Corporation shall (A) in case of any such distribution or subscription rights, at least twenty (20) days prior to the date or expected date on which the stock books of the Corporation shall close or a record shall be taken for the determination of Holders entitled to such distribution or subscription rights, and (B) in the case of any such reorganization, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up, at least twenty (20) days prior to the date or expected date when the same shall take place, cause written notice thereof to be mailed to each Holder at his address as shown on the stock books of the Corporation. Such notice in accordance with the foregoing clause (A) shall also specify, in the case of any such distribution or subscription rights, the date or expected date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (B) shall also specify the date or expected date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up, as the case may be.

  (g) Common Stock. For the purposes of this Section 6, the term "Common Stock" shall mean (i) the Common Stock or (ii) any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value or from no par value to par value, or from par value to no par value. If at any time as a result of an adjustment made pursuant to the provisions of Section 6(c), the Holder of any Series A Preferred Stock thereafter surrendered for conversion shall become entitled to receive any the Corporation such other shares so receivable upon conversion of any Series A Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Section 6(c), and the other provisions of this Section 6 with respect to the Common Stock shall apply on like terms to any such other shares.

  (h) Fractional Shares. The Corporation shall not be required to issue fractional shares of Common Stock upon the conversion of any Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at one time by the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares so surrendered. If any fractional interest in a share of Common Stock would be deliverable upon the conversion of any Series A Preferred Stock, the Corporation may pay, in lieu thereof, in cash the Closing Price thereof as of the Business Day immediately preceding the date of such conversion.

  (i) Reservation of Shares. The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued stock, for the purpose of effecting the conversion or redemption of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock (or treasury shares as provided below) as shall from time to time be sufficient for the conversion of all outstanding Series A Preferred Stock into Common Stock at any time. The Corporation shall, from time to time and in accordance with the General Corporation Law of the State of Delaware, cause the authorized number of shares of Common Stock to be increased if the aggregate of the number of authorized shares of Common Stock remaining unissued and the issued shares of such Common Stock reserved for issuance in any other connection shall not be sufficient for the conversion of all outstanding Series A Preferred Stock into Common Stock at any time.

  7. Voting Rights. The Series A Preferred Stock shall have the following voting rights:

  (a) The Holders of Series A Preferred Stock voting together as a single class shall be entitled to elect three directors to the Board of Directors (who shall serve for terms of one year) and shall otherwise not vote on any matters submitted to the holders of the Common Stock for a vote, except as may be required by law; provided, however, that if the Investor does not hold at least the Specified Investor Amount of Series A Preferred Stock, the number of directors that the Holders of the Series A Preferred Stock shall be entitled to elect shall be equal to three multiplied by a fraction, the numerator of which is the number of shares of Series A Preferred Stock outstanding and the denominator of which is 25,000, rounded up to the nearest whole director.

  (b) So long as any Series A Preferred Stock is outstanding, without the affirmative vote or consent of Holders of at least a majority of the outstanding Series A Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, the Corporation shall not
(i) issue, or reclassify any authorized stock of the Corporation into, or issue any obligation or security convertible into or evidencing a right to purchase, any Senior Stock or Parity Stock or any preferred stock having voting rights senior or equal to those of the Series A Preferred Stock (other than Series B Preferred Stock), (ii) reclassify the Series A Preferred Stock, or (iii) amend its Certificate of Incorporation or this Certificate of Designation or the Certificate of Designation for the Series B Preferred Stock so as to affect adversely the specified rights, preferences, privileges or voting rights of Holders or to increase or decrease the authorized number of shares of Series A Preferred Stock or Series B Preferred Stock.

  (c) In any case in which the Holders shall be entitled to vote as a separate class pursuant to this Section 7 or pursuant to Delaware law, each Holder shall be entitled to one vote for each share of Series A Preferred Stock then held.

  8. Repurchase Obligation. (a) Subject to the provisions of Section 8(b), the Series A Preferred Stock shall not be redeemable at the option of the Holder thereof prior to the fourth anniversary of the Original Issue Date. Beginning on the fourth anniversary of the Original Issue Date, each Holder shall have the right, at such Holder's option, exercisable by notice (a "Repurchase Notice"), to require the Corporation to purchase Series A Preferred Stock then held by such Holder, at a repurchase price in cash equal to the Liquidation Preference in effect at such time (the "Repurchase Price"); provided, however, that the number of shares required to be repurchased from any Holder by the Corporation pursuant to this Section 8(a) ("Put Shares") prior to the fifth anniversary of the Original Issue Date shall not exceed one-third of the total number of shares of Series A Preferred Stock issued by the Corporation, and, prior to the sixth anniversary of the Original Issue Date, the number of Put Shares shall not exceed two-thirds of the total number of shares of Series A Preferred Stock issued by the Corporation.

  (b) Notwithstanding the provisions of Section 8(a), if an Event of Default shall occur at any time or from time to time on or after the Original Issue Date, each Holder shall have the right, at such Holder's option exercisable by Repurchase Notice at any time within sixty (60) days after the happening of each such Event of Default or, if later, receipt of notice from the Corporation of such Event of Default, to require the Corporation to purchase all or any part of the Series A Preferred Stock then held by such Holder as such Holder may elect, at the Repurchase Price.

  (c) The Corporation shall, within thirty (30) days of the occurrence of an Event of Default, give written notice thereof by telecopy, if possible, and by first class mail, postage prepaid, to each Holder, addressed to such Holder at his last address and telecopy number as shown upon the stock books of the Corporation. Each such notice shall specify the Event of Default which has occurred and the date of such occurrence, the place or places of payment, the then effective Conversion Price pursuant to Section 6, the then effective Repurchase Price and the date the right of such Holder to require such repurchase shall terminate. In addition, the Corporation shall, immediately upon becoming aware of any facts or events that could reasonably be expected to result in the occurrence of an Event of Default, give a written notice thereof by telecopy, if possible, and by first class mail, postage prepaid, to the Holders, addressed to such Holders at their last addresses as shown upon the stock books of the Corporation.

  (d) The date fixed for each such repurchase (the "Repurchase Date") shall be the 30th day following the date of the Repurchase Notice relating thereto. The place of payment shall be at an office or agency in the City of New York, New York fixed therefor by the Corporation or, if not fixed, at the principal executive office of the Corporation.

  On or before the Repurchase Date, each Holder who elects to have Series A Preferred Stock held by it purchased shall surrender the certificate representing such shares to the Corporation at the place designated in such notice together with an election to have such purchase made and shall thereupon be entitled to receive payment therefor provided in this Section 8. If less than all the shares represented by any such surrendered certificate are repurchased, a new certificate shall be issued representing the unpurchased shares. Payment of the Repurchase Price for the Put Shares shall be made on the later of the Repurchase Date or the fifth Business Day after the surrender of such certificate. Dividends with respect to the Series A Preferred Stock so purchased shall cease to accrue after the Repurchase Date, such shares shall no longer be deemed outstanding and the Holders thereof shall cease to be stockholders of the Corporation and all rights whatsoever with respect to the shares so purchased shall terminate; provided, however, that if the Corporation defaults in its obligation to pay the Repurchase Price for such Put Shares, interest shall accrue on the amount of such obligation at the Default Dividend Rate until such payment is made (with all interest due).

  (e) Notwithstanding any other provision hereof, if any of the following events shall occur and be continuing: (i) the Company or any of its Significant Subsidiaries shall commence any case, proceeding or other action
(A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company or any of its Significant Subsidiaries shall make a general assignment for the benefit of its creditors;
(ii) there shall be commenced against the Company or any of its Significant Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; (iii) there shall be commenced against the Company or any of its Significant Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; (iv) the Company or any of its Significant Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i),
(ii), or (iii) above; (v) the Company or any of its Significant Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; (vi) the Company or any of its Significant Subsidiaries shall cause to be reinstated the Reorganization Proceedings (as defined in the Note Agreement (as defined in the Investment Agreement)); or (vii) the Confirmation Order (as defined in the Note Agreement) shall be reversed, withdrawn, modified (in any manner adverse to Company or any of its Significant Subsidiaries), or any rehearing shall be ordered with respect thereto by the Bankruptcy Court or by any court having jurisdiction over the Company; then, and in any such event, all Series A Preferred Stock held by such Holder shall be Put Shares and the aggregate Repurchase Price in respect of each such share shall immediately and automatically become due and payable in full without any requirement or pre-condition of delivery of a Repurchase Notice, any such requirement or pre-condition being expressly waived hereby.

  9. Reissuance of Series A Preferred Stock. Series A Preferred Stock that has been issued and reacquired in any manner, including shares surrendered to the Corporation upon conversion, and shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued preferred stock undesignated as to series and may not be re-designated and reissued as part of any series of preferred stock.

  10. Business Day. If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.

  11. Headings of Sections. The headings of the various Sections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

  12. Severability of Provisions. If any right, preference or limitation of the Series A Preferred Stock set forth in this Certificate of Designation (as it may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

  13. Notice. All notices and other communications provided for or permitted to be given to the Corporation hereunder shall be made by hand delivery, next day air courier or certified first-class mail to the Corporation at its principal executive offices at Atlantic Gulf Communities Corporation, 2601 South Bayshore Drive, Miami, Florida 33133-5461, Telecopy number (305) 859-4623, Attention: Chief Financial Officer.

  14. Amendments. This Certificate of Designation may be amended without notice to or the consent of any Holder to cure any ambiguity, defect or inconsistency or to make any other amendment provided that any such amendment does not adversely affect the rights of any Holder. Any provisions of this Certificate of Designation may also be amended by the Corporation with the vote or written consent of Holders representing a majority of the outstanding Series A Preferred Stock.

  The Corporation will, so long as any Series A Preferred Stock is outstanding, maintain an office or agency where such shares may be presented for registration or transfer and where such shares may be presented for conversion and redemption.

  15. Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

    "Bank Warrants" means the 1,500,000 warrants for the purchase of Common Stock issued on September 30, 1996 pursuant to the Prepayment Agreement dated as of September 30, 1996 among the financial institutions listed on the signature pages thereof, The Chase Manhattan Bank and the Corporation.

    "Board of Directors" means the Board of Directors of the Corporation.

    "Board Resolution" has the meaning set forth in Section 6(c)(iii).

    "Business Day" means a day that is not a Saturday, a Sunday or a day on which banking institutions in the State of New York are not required to be open. Unless specifically stated as a Business Day, all days referred to herein shall mean calendar days.

    "Capital Stock" means, with respect to any Person, any and all shares, partnership interests, participations, rights in, or other equivalents (however designated and whether voting or nonvoting) of, such Person's capital stock.

    "Closing Price" has the meaning set forth in Section 6(c)(vii).

    "Common Stock" means shares of Common Stock, par value $.10 per share, of the Corporation.

    "Conversion Date" has the meaning set forth in Section 6(b).

    "Conversion Price" means, initially, $5.75 and, thereafter, such price as adjusted pursuant to Section 6.

    "Corporation" means Atlantic Gulf Communities Corporation, a Delaware corporation.

    "Current Market Price" has the meaning set forth in Section 6(c)(vii).

    "Default Dividend Rate" has the meaning set forth in Section 3(a).

    "Dividend Payment Date" means March 31, June 30, September 30 and December 31 of each year.

    "Dividend Period" means the Initial Dividend Period and, thereafter, each Quarterly Dividend Period.

    "Dividend Record Date" means a day fifteen (15) days preceding the Dividend Payment Date.

    "Event of Default" means (i) any event of default (whatever the reason for such event of default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any governmental authority) under any Instrument creating, evidencing or securing any indebtedness for borrowed money of the Company or any Significant Subsidiary in an amount in excess of $2,500,000 that would enable the creditors or secured parties under such Instrument to declare the principal amount of such indebtedness due and payable prior to its scheduled maturity, and has not been waived by the relevant creditors or secured parties, (ii) the occurrence of a Default Change of Control (as defined in the Investment Agreement), (iii) a material breach (following written notice by the Investor that the Investor would consider such a breach as material) by the Company of Section 6.7(f) of the Investment Agreement or (insofar as such breach is willful and materially imperils the value of the collateral securing the rights of the Holder or the rights of the Holder with respect thereto) of Section 3 of the Note Agreement or any Security Document (as defined in the Note Agreement) which, in any event, is not curable or if curable is not cured within 15 days, or (iv) one of the events specified in clauses (i) through (vii) of Section 8(e).

    "Holder" means a record holder of one or more outstanding shares of Series A Preferred Stock.

    "Initial Dividend Period" means the dividend period commencing on the Original Issue Date and ending on the second Dividend Payment Date to occur thereafter.

    "Instrument" means any contract, agreement, indenture, mortgage, security, document or writing under which any obligation is evidenced, assumed or undertaken, or any security interest is granted or perfected.

    "Investor Warrants" means the 5,000,000 warrants to acquire Common Stock to be issued to the Investor pursuant to the Investment Agreement.

    "Investment Agreement" means the Investment Agreement dated as of February 7, 1997 by and between AP-AGC, LLC and the Corporation.

    "Junior Stock" has the meaning set forth in Section 2.

    "Liquidation Preference" means, at any time, $1,000 per share of Series A Preferred Stock, plus accumulated and unpaid Dividends thereon through the date of such determination, whether or not declared and whether or not funds are legally available therefor.

    "Optional Redemption Price" has the meaning set forth in Section 5(a).

    "Original Issue Date" means the date upon which the Series A Preferred Stock is originally issued by the Corporation.

    "Parity Stock" means the Series B Preferred Stock and any class or series of stock the terms of which provide that it is entitled to participate pari passu with the Series A Preferred Stock with respect to any dividend or distribution or upon liquidation, dissolution or winding-up of the Corporation.

    "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, business trust, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof.

    "Put Shares" has the meaning set forth in Section 8(a).

    "Quarterly Dividend Period" shall mean the quarterly period commencing on each March 31, June 30, September 30 and December 31 and ending on each Dividend Payment Date, respectively.

    "Redemption Date", with respect to any Series A Preferred Stock, means the date on which such Series A Preferred Stock is redeemed by the Corporation.

    "Redemption Notice" has the meaning set forth in Section 5(c).

    "Repurchase Date" has the meaning set forth in Section 8(d).

    "Repurchase Notice" has the meaning set forth in Section 8(a).

    "Repurchase Price" has the meaning set forth in Section 8(a).

    "Senior Stock" means any class or series of stock the terms of which provide that it is entitled to a preference to the Series A Preferred Stock with respect to any dividend or distribution or upon voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.

    "Series A Preferred Stock" means the 20% Cumulative Redeemable Convertible Preferred Stock, Series A, par value $.10 per share, of the Corporation.

    "Series A Preferred Stock Certificate" has the meaning set forth in
  Section 6(b).

    "Series B Preferred Stock" means the 20% Cumulative Redeemable Convertible Preferred Stock, Series B, par value $.01 per share, of the Corporation, which may be issued in accordance with the Investment Agreement.

    "Significant Subsidiary" has the meaning set forth in Regulation S-X under the Securities Exchange Act of 1934, as amended.

    "Specified Investor Amount" means 5,000 shares of Series A Preferred
  Stock.

    "Subsidiary" means, (i) with respect to any Person, a corporation a majority of whose Capital Stock with voting power under ordinary circumstances to elect directors is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person or by such Person and a Subsidiary of such Person, or (ii) any other Person (other than a corporation) of which at least a majority of the voting interest is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person or by such Person and a Subsidiary of such Person.

    "Trading Day" shall mean a day on which securities are traded or quoted on the national securities exchange or quotation system or in the over-the-counter market used to determine the Closing Price.

                                                                     ANNEX B TO
                                                                     APPENDIX A

                                  ANNEX B TO
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                     ATLANTIC GULF COMMUNITIES CORPORATION

                                 STATEMENT OF
                           PREFERENCES AND RIGHTS OF
                     20% CUMULATIVE REDEEMABLE CONVERTIBLE
                           PREFERRED STOCK, SERIES B

                               ----------------

  The 20% Cumulative Redeemable Convertible Preferred Stock, Series B, of Atlantic Gulf Communities Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation") shall have the following powers, preferences, and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, in addition to those set forth in the attached Amended and Restated Certificate of Incorporation of the Corporation (all capitalized terms used without definition are defined in Section 15 of this Statement):

  1. Designation. The series of preferred stock established hereby shall be designated the "20% Cumulative Redeemable Convertible Preferred Stock, Series B" (and shall be referred to herein as the "Series B Preferred Stock") and the authorized number of shares of Series B Preferred Stock shall be 1,000,000.

  2. Rank. The Series B Preferred Stock shall, with respect to dividend distributions and distributions upon the voluntary or involuntary liquidation, winding up and dissolution of the Corporation, rank (i) senior to all classes of Common Stock and each other class of Capital Stock of the Corporation or series of preferred stock of the Corporation hereafter created which is not Senior Stock or Parity Stock ("Junior Stock"), (ii) pari passu with any Parity Stock and (iii) junior to any Senior Stock. There is no Senior Stock outstanding on the date hereof, and there is no Parity Stock outstanding on the date hereof other than the 20% Cumulative Redeemable Convertible Preferred Stock, Series A (the "Series A Preferred Stock"). Senior Stock or Parity Stock may be authorized or issued only in accordance with the provisions of Section 7(b).

  3. Dividends. (a) Subject to the provisions of Section 3(c), beginning on the Original Issue Date, the Holders shall be entitled to receive, when, as and if declared by the Board of Directors, but only out of funds legally available therefor, distributions in the form of cash dividends on each share of Series B Preferred Stock at an annual rate equal to 20% of the Liquidation Preference in effect from time to time and no more. All Dividends shall be cumulative, whether or not declared, on a daily basis from the Original Issue Date and shall be payable quarterly in arrears on each Dividend Payment Date
commencing on      , 1997. Each dividend shall be payable with respect to
Series B Preferred Stock held by Holders as they appear on the stock books of the Corporation on each Dividend Record Date. Dividends shall cease to accumulate in respect of Series B Preferred Stock on the Redemption Date, the Conversion Date or the Repurchase Date for such shares, as the case may be, unless, in the case of a Redemption Date or Repurchase Date, the Corporation defaults in the payment of the amounts necessary for such redemption or in its obligation to deliver certificates representing Common Stock issuable upon such conversion, as the case may be, in which case, dividends shall continue to accumulate at an annual rate of 25% of the Liquidation Preference in effect from time to time (the "Default Dividend Rate") until such payment or delivery is made. If the Corporation defaults in the payment of amounts due upon a Repurchase Date, interest shall accrue on the amount of such obligation at the Default Dividend Rate until such payment is made (with all interest due).

  (b) Dividends on account of arrears for any past Dividend Period and dividends in connection with any optional redemption pursuant to Section 5(a) may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders on such date, not more than forty-five (45) days prior to the payment thereof, as may be fixed by the Board of Directors.

  (c) Notwithstanding anything to the contrary in the preceding provisions of this Section 3, following an Event of Default, the Holders shall be entitled to receive dividends on each share of Series B Preferred Stock at an annual rate equal to the Default Dividend Rate, payable in cash.

  (d) So long as any Series B Preferred Stock is outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any Junior Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Stock, or any warrants, rights, calls or options exercisable for any Junior Stock (except such securities which are debt securities or Senior Stock or Parity Stock) or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than, prior to the occurrence of an Event of Default, dividends, payments, purchases, acquisitions, redemptions, retirements or distributions in Junior Stock) and shall not permit any Subsidiary of the Corporation directly or indirectly to do any of the same in respect of such Junior Stock (other than, prior to the occurrence of an Event of Default, dividends, payments, purchases, acquisitions, redemptions, retirements or distributions in Junior Stock) unless and until all dividend arrearages on the Series B Preferred Stock have been paid in full in cash, and the Corporation is not in default of any of its obligations under Section 5 or Section 8.

  (e) Unless and until all dividend arrearages on the Series B Preferred Stock have been paid in full, all dividends declared by the Corporation upon Series B Preferred Stock or Parity Stock shall be declared pro rata with respect to all Series B Preferred Stock and Parity Stock then outstanding so that the amounts of any dividends declared per share on the Series B Preferred Stock and such Parity Stock bear the same ratio to each other at the time of declaration as all accrued and unpaid dividends on the Series B Preferred Stock and the Parity Stock bear to each other.

  (f) Dividends payable on the Series B Preferred Stock shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

  4. Liquidation Preference. (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Holders shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to the then Liquidation Preference for each share outstanding, before any payment shall be made or any assets distributed to the holders of any Junior Stock. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders and the holders of any outstanding Parity Stock, then, subject to the rights of the Holders pursuant to Section 8, the holders of all such shares shall share ratably in such distribution of assets in accordance with the amounts which would be payable on such distribution if the amount to which the Holders and the holders of any outstanding Parity Stock are entitled were paid in full.

  (b) For the purposes of this Section 4, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more corporations shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

  5. Redemption. (a) Optional Redemption. The Corporation may, at the option of the Board of Directors, redeem at any time on or after the third anniversary of the Original Issue Date, from any source of funds legally available therefor, in whole or in part, in the manner provided in Section 5(c), any or all of the Series B Preferred Stock, at a redemption price in cash equal to the then Liquidation Preference (the "Optional Redemption Price"); provided that no optional redemption shall be made unless full dividends have been or contemporaneously are declared and paid or declared and a sum set apart sufficient for such payment, on the Series B Preferred Stock for all Dividend Periods terminating on or prior to the Redemption Date; and provided, further, that no partial redemption shall be made for an amount of shares of Series B Preferred Stock less than such number as have an aggregate Liquidation Preference equal to the lesser of $1,000,000 or the aggregate Liquidation Preference of all outstanding Series B Preferred Stock.

  [(b) Proration. In the event of a redemption pursuant to Section 5(a) of only a portion of the then outstanding Series B Preferred Stock, unless a majority of the outstanding shares of Series B Preferred Stock shall agree in writing to waive the requirement of proration, the Corporation shall effect such redemption pro rata according to the number of shares held by each Holder, except that the Corporation may redeem such shares held by Holders of 100 or fewer shares (or shares held by Holders who would hold 100 or fewer shares as a result of such redemption), as may be determined by the Corporation.]

  (c) Procedure for Redemption. At least thirty (30) days and not more than sixty (60) days prior to the date fixed for any redemption of the Series B Preferred Stock, written notice (the "Redemption Notice") shall be given by first class mail, postage prepaid, to each Holder on the record date fixed for such redemption of the Series B Preferred Stock at such Holder's address as the same appears on the stock books of the Corporation. The Redemption Notice shall state:

    (1) that such notice constitutes a Redemption Notice pursuant to Section
  5(a);

    (2) the Optional Redemption Price;

    (3) whether all or less than all the outstanding Series B Preferred Stock redeemable thereunder is to be redeemed and the total number of shares of such Series B Preferred Stock being redeemed;

    (4) the number of shares of Series B Preferred Stock held, as of the appropriate record date, by the specific Holder that the Corporation intends to redeem;

    (5) the Redemption Date;

    (6) that the Holder is to surrender to the Corporation his certificate or certificates representing the Series B Preferred Stock to be redeemed, specifying the place or places where, and the manner in which, certificates for Series B Preferred Stock are to be surrendered for redemption;

    (7) the date on which the Series B Preferred Stock called for redemption shall cease to be convertible; and

  (8) that dividends on the Series B Preferred Stock to be redeemed shall cease to accumulate on the Redemption Date, unless the Corporation defaults in the payment of the amounts necessary for such redemption, in which case, dividends shall continue to accumulate until such payment is made.

  (ii) Each Holder shall surrender the certificate or certificates representing such Series B Preferred Stock to the Corporation, duly endorsed, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Optional Redemption Price for such shares so surrendered shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired. If less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

  (iii) If on or before the Redemption Date all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the Holders of the shares so called for redemption, so as to be and continue to be available therefor and not subject to claims of creditors of the Corporation, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, all shares so called for redemption shall no longer be deemed outstanding on and after such Redemption Date, and all rights with respect to such shares shall forthwith on such Redemption Date cease and terminate, except only the right of the Holders thereof to receive the amount payable on redemption thereof, without interest. Any interest accrued on such funds shall be paid to the Corporation from time to time.

  Any funds so set aside or deposited by the Corporation which shall not be required for such redemption because of the exercise of any right of conversion subsequent to the date of such deposit shall be released or repaid to the Corporation forthwith. Any funds so set aside or deposited, as the case may be, and unclaimed as of the first anniversary of such Redemption Date shall be released or repaid to the Corporation, after which the Holders of the shares so called for redemption shall look only to the Corporation for payment thereof.

  6. Conversion. (a) Conversion Right. The Holder of each share of Series B Preferred Stock shall have the right at any time, or from time to time (prior in each case to the thirtieth day following the date of the Redemption Notice if such share shall be called for redemption pursuant to Section 5), at the option of such Holder, to convert such share into Common Stock, on and subject to the terms and conditions hereinafter set forth. Subject to the provisions for adjustment hereinafter set forth, each share of Series B Preferred Stock shall be convertible into such number (calculated as to each conversion to the nearest 1/100th of a share) of fully paid and nonassessable shares of Common Stock, as is obtained by dividing the Liquidation Preference by the Conversion Price, in each case as in effect at the date any Series B Preferred Stock is surrendered for conversion.

  (b) Conversion Procedures. To exercise the conversion privilege, the Holder of any Series B Preferred Stock to be converted in whole or in part shall surrender the certificate representing such Series B Preferred Stock (the "Series B Preferred Stock Certificate") at the office or agency then maintained by the Corporation for the transfer of the Series B Preferred Stock, and shall give written notice of conversion in the form provided on the Series B Preferred Stock Certificate (or such other notice which is acceptable to the Corporation) to the Corporation at such office or agency that the Holder elects to convert such Series B Preferred Stock represented by the Series B Preferred Stock Certificate so surrendered or the portion thereof specified in said notice into Common Stock. Such notice shall also state the name or names (with addresses) in which the certificate or certificates for Common Stock which shall be issuable upon such conversion shall be issued, and shall be accompanied by transfer taxes, if required. Each Series B Preferred Stock Certificate surrendered for conversion shall, unless the shares issuable on conversion are to be issued in the same name as the registration of such Series B Preferred Stock Certificate, be duly endorsed by, or be accompanied by instruments of transfer in form satisfactory to the Corporation duly executed by, the Holder or such Holder's duly authorized attorney.

  As promptly as practicable, but in no event later than five (5) Business Days, after the surrender of such Series B Preferred Stock Certificate and the receipt of such notice and funds, if any, as aforesaid, the Corporation shall issue and shall simultaneously deliver at such office or agency to such Holder, or on his written order, a certificate or certificates for the number of shares of Common Stock, issuable upon the conversion of such Series B Preferred Stock represented by the Series B Preferred Stock Certificate so surrendered or portion thereof in accordance with the provisions of this
Section 6. In case less than all of the Series B Preferred Stock represented by a Series B Preferred Stock Certificate surrendered for conversion is to be converted, the Corporation shall simultaneously deliver to or upon the written order of the Holder of such Series B Preferred Stock Certificate a new Series B Preferred Stock Certificate representing the Series B Preferred Stock not converted. If a Holder fails to notify the Corporation of the number of shares of Series B Preferred Stock which such Holder wishes to convert, such Holder shall be deemed to have elected to convert all shares represented by the certificate or certificates surrendered for conversion.

  Each conversion shall be deemed to have been effected on the date on which such Series B Preferred Stock Certificate shall have been surrendered and such notice shall have been received by the Corporation, as aforesaid (the "Conversion Date"), and the Person in whose name any certificate or certificates for Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder of record of the shares represented thereby; provided, however, that any such surrender on any date when the stock books of the Corporation shall be closed shall constitute the Person in whose name the certificates are to be issued as the record holder thereof for all purposes on the next succeeding day on which such stock books are open, but such conversion shall be at the Conversion Price as in effect on the date upon which such Series B Preferred Stock Certificate shall have been surrendered.

  All Series B Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease, except only the right of the Holders thereof, subject to the provisions of this Section 6, to receive Common Stock in exchange therefor; provided, however, that if the Corporation defaults in its obligation to deliver certificates representing Common Stock issuable upon such conversion, dividends shall continue to accumulate at the Default Dividend Rate until such delivery is made.

  If any Series B Preferred Stock shall be called for redemption, the right to convert such Series B Preferred Stock shall terminate at the close of business on the thirtieth day following the date of the Redemption Notice.

  (c) The Conversion Price at which Series B Preferred Stock is convertible into Common Stock shall be subject to adjustment from time to time as provided in this Section 6(c) (unless otherwise indicated, all calculations under this Section 6(c) shall be made to the nearest $0.01):

    (i) In case the Corporation shall (A) declare a dividend or make a distribution on the outstanding Common Stock in Capital Stock of the Corporation, (B) subdivide or reclassify the outstanding Common Stock into a greater number of shares (or into other securities or property), or (C) combine or reclassify the outstanding Common Stock into a smaller number of shares (or into other securities or property), the Conversion Price in effect at the close of business on the date fixed for the determination of stockholders entitled to receive such dividend or other distribution, or to be affected by such subdivision, combination or other reclassification, shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the total number of outstanding shares of Common Stock immediately prior to such event, and the denominator of which shall be the total number of outstanding shares of Common Stock immediately after such event. An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the record date for such event, or, if there is no record date, upon the effective date for such event. Any Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the time of the record date for such dividend for purposes of calculating the number of outstanding shares of Common Stock under subparagraphs (ii) and (iii) below. Adjustments pursuant to this subparagraph shall be made successively whenever any event specified above shall occur.

    (ii) In case the Corporation shall fix a record date for the issuance of rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase Common Stock (or securities convertible into or exchangeable for Common Stock) (other than Series B Preferred Stock or Investor Warrants) at a price per share (or having a conversion price or exchange price per share, subject to normal antidilution adjustments) less than the Current Market Price (as defined in subparagraph (vii) below) of Common Stock on such record date, the Conversion Price in effect at the close of business on such record date shall be reduced by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered would purchase at the Current Market Price as of such record date, and the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of additional shares of Common Stock offered for subscription or purchase in connection with such rights, options or warrants. Such adjustment shall be made whenever such rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants. In case any rights or warrants referred to in this subparagraph (ii) in respect of which an adjustment shall have been made shall expire unexercised within forty-five (45) days after the same shall have been distributed or issued by the Corporation, the Conversion Price shall be readjusted at the time of such expiration to the Conversion Price that would have been in effect if no adjustment had been made on account of the distribution or issuance of such expired rights or warrants.

    (iii) In case the Corporation shall fix a record date for the making of a distribution to all holders of Common Stock (A) of shares of any class other than Common Stock, (B) of evidences of indebtedness of the Corporation or any Subsidiary, (C) of assets or other property or (D) of rights or warrants (excluding those rights or warrants resulting in an adjustment pursuant to subparagraph (ii) above, and the right to acquire Series B Preferred Stock in the rights offering thereof), then in each such case the Conversion Price shall be reduced so that such price shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the effectiveness of the Conversion Price reduction contemplated by this subparagraph (iii) by a fraction, the numerator of which shall be the then Current Market Price per share of Common Stock, less the then fair market value (as determined by the Board of Directors, whose reasonable determination shall be described in a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification (a "Board Resolution") of the portion of the securities, evidences of indebtedness, assets, property or rights or warrants so distributed, the case may be, which is applicable to one share of Common Stock, and the denominator of which shall be the Current Market Price per share of Common Stock as of the record date for such distribution. Such adjustment shall be made successively whenever such a record date is fixed.

    (iv) In case the Corporation shall issue Common Stock for a consideration per share less than the Current Market Price per share on the date the Corporation fixes the offering price of such additional shares, the Conversion Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding immediately after the issuance of such additional shares, and the denominator shall be the total number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares plus the number of shares of Common Stock which the aggregate consideration received (determined as provided in subparagraph (vi) below) for the issuance of such additional shares would purchase at the Current Market Price per share. Such adjustment shall be made successively whenever such an issuance is made; provided, however, that the provisions of this subparagraph shall not apply (A) to Common Stock issued to the Corporation's employees or former employees or their estates under bona fide employee benefit plans adopted by the Board of Directors and approved by the holders of Common Stock if required by law, if such Common Stock would otherwise be covered by this subparagraph, but only to the extent that the aggregate number of shares excluded hereby shall not exceed, on a cumulative basis since the date hereof, [NUMBER TO BE AGREED BEFORE CLOSING] (including 822,000 shares as of the date hereof to be issued pursuant to employee stock options outstanding as of the date hereof to purchase Common Stock), (B) to the Common Stock to be issued pursuant to the Bank Warrants, (y) to the Common Stock to be issued pursuant to the Investor Warrants and (C) to Common Stock to be issued upon conversion of the Series B Preferred Stock, adjusted as appropriate in each case, in connection with any stock split, merger, recapitalization or similar transaction.

    (v) In case the Corporation shall issue any securities convertible into or exchangeable for Common Stock (excluding (A) securities issued in transactions resulting in adjustment pursuant to subparagraphs (ii) and
  (iii) above, (B) Series B Preferred Stock, (C) Investor Warrants, and (D) upon conversion of any of such securities) for a consideration per share of Common Stock deliverable upon conversion or exchange of such securities (determined as provided in subparagraph (vi) below and subject to normal antidilution adjustments) less than the Current Market Price per share in effect immediately prior to the issuance of such securities, the Conversion Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the maximum number of shares of Common Stock deliverable upon conversion of or in exchange for such securities at the initial conversion or exchange price or rate, and the denominator shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such securities plus the number of shares of Common Stock which the aggregate consideration received (determined as provided in subparagraph (vi) below) for such securities would purchase at the Current Market Price per share. Such adjustment shall be made successively whenever such an issuance is made.

    Upon the termination of the right to convert or exchange such securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustments made upon the issuance of such convertible or exchangeable securities been made upon the basis of the delivery of only the number of shares of Common Stock actually delivered upon conversion or exchange of such securities and upon the basis of the consideration actually received by the Corporation (determined as provided in subparagraph (vi) below) for such securities.

    (vi) For purposes of any computation respecting consideration received pursuant to subparagraphs (iv) and (v) above, the following shall apply:

      (A) in the case of the issuance of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deductions be made for any commissions, discounts, placement fees or other expenses incurred by the Corporation for any underwriting or placement of the issue or otherwise in connection therewith;

      (B) in the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors, whose reasonable determination shall be described in a Board Resolution; and

      (C) in the case of the issuance of securities convertible into or exchangeable for Common Stock, the aggregate consideration received therefor shall be deemed to be the consideration received by the Corporation for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Corporation upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (A) and (B) of this subparagraph (vi)).

    (vii) For the purpose of any computation under this Certificate of Designation, (A) the "Current Market Price" per share at any date shall be deemed to be the average of the daily Closing Price for the Common Stock for the ten (10) consecutive Trading Days commencing fourteen (14) Trading Days before such date, and (B) the "Closing Price" of the Common Stock means the last reported sale price regular way reported on the NASDAQ Stock Market or its successor, or, if not listed or admitted to trading on the NASDAQ Stock Market or its successor, the last reported sale price regular way reported on any other stock exchange or market on which the Common Stock is then listed or eligible to be quoted for trading, or as reported by the National Quotation Bureau Incorporated.

    (viii) In any case in which this Section shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the Holder of any Series B Preferred Stock converted after such record date and before the occurrence of such event the Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such Holder an amount in cash in lieu of a fractional share of Common Stock pursuant to Section 6(h); provided, however, that the Corporation shall deliver to such Holder a due bill or other appropriate instrument evidencing such Holder's rights to receive such additional Common Stock, and such cash, upon the occurrence of the event requiring such adjustment.

    (ix) The Corporation may make such reductions in the Conversion Price, in addition to those required pursuant to other subparagraphs of this Section, as it considers to be advisable so that any event treated for federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients.

    (x) In case of any consolidation with or merger of the Corporation into another corporation, or in case of any sale, lease or conveyance of assets to another corporation of the property of the Corporation as an entirety or substantially as an entirety, lawful and adequate provisions shall be made whereby each Holder of Series B Preferred Stock shall have the right to receive, from such successor, leasing or purchasing corporation, as the case may be, upon the basis and upon the terms and conditions specified herein, in lieu of the Common Stock immediately - theretofore receivable upon the conversion of such Series B Preferred Stock, the kind and amount of shares of stock, other securities, property or cash or any combination thereof receivable upon such consolidation, merger, sale, lease or conveyance by a holder of the number of shares of Common Stock into which such Series B Preferred Stock might have been converted immediately prior to such consolidation, merger, sale, lease or conveyance. In the case of any such consolidation, merger or sale of substantially all the assets, appropriate provision shall be made with respect to the rights and interests of the Holders to the end that the provisions hereof (including provisions for adjustment of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of any conversion rights hereunder.

    (xi) In case of any reclassification or change of the Common Stock issuable upon conversion of Series B Preferred Stock (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination, but including any change in the Common Stock into two or more classes or series of shares), or in case of any consolidation or merger of another corporation into the Corporation in which the Corporation is the continuing corporation and in which there is a reclassification or change (including a change to the right to receive cash or other property) of the Common Stock (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination, but including any change in the Common Stock into two or more classes or series of shares), lawful and adequate provisions shall be made whereby each Holder of Series B Preferred Stock shall have the right to receive, upon the basis and upon the terms and conditions specified herein, in lieu of the Common Stock immediately theretofore receivable upon the conversion of such Series B Preferred Stock, the kind and amount of shares of stock, other securities, property or cash or any combination thereof receivable upon such reclassification, change, consolidation or merger, by a holder of the number of shares of Common Stock into which such Series B Preferred Stock might have been converted immediately prior to such reclassification, change, consolidation or merger.

    (xii) The foregoing subparagraphs (x) and (xi), however, shall not in any way affect the rights a Holder may otherwise have, pursuant to this Section, to receive securities, evidences of indebtedness, assets, property rights or warrants upon conversion of any Series B Preferred Stock.

    (xiii) If the Corporation repurchases (by way of tender offer, exchange offer or otherwise) any Common Stock for a per share consideration which exceeds the Current Market Price of a share of Common Stock on the date immediately prior to such repurchase, the Conversion Price shall be reduced so that such price shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the effectiveness of the Conversion Price reduction contemplated by this subparagraph (xiii) by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such acquisition multiplied by the Current Market Price per share of the Common Stock on the immediately preceding Trading Day, and the denominator shall be the sum of (A) the fair market value (as determined in good faith by the Board of Directors) of the aggregate consideration payable to stockholders as a result of such acquisition, and (B) the product of the number of shares of Common Stock outstanding immediately following such acquisition and the Current Market Price per share of the Common Stock on such immediately preceding Trading Day, such reduction to become effective immediately prior to the opening of business on the day following such acquisition.

    (xiv) If any event occurs as to which the foregoing provisions of this
  Section 6(c) are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board of Directors, fairly protect the conversion rights of the Series B Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the Board of Directors, to protect such conversion rights as aforesaid, but in no event shall any such adjustment have the effect of increasing the Conversion Price, or otherwise adversely affect the Holders.

    (xv) For purposes of Section 6(c), Common Stock owned or held at any relevant time by, or for the account of, the Corporation in its treasury or otherwise, shall not be deemed to be outstanding for purposes of the calculation and adjustments described therein. Shares held in the Disputed Claims Reserve, Division Class 14 Utility Fund Trust Agreement dated April 6, 1993 and the Improvements Fund Trust Agreement dated April 6, 1993 shall not be deemed to be held by, or for the account of, the Corporation.

  (d) Conversion Price Adjustment Deferred. Notwithstanding the foregoing provisions of this Section 6, (i) no adjustment in the number of shares of Common Stock into which any Series B Preferred Stock is convertible shall be required unless such adjustment would require an increase or decrease in such number of shares of at least 1% and (ii) no adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease in the Conversion Price of at least $.01 per share; provided, however, that any adjustments which by reason of this paragraph (d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th share, as the case may be.

  (e) Adjustment Report. Whenever any adjustment is required in the shares into which any Series B Preferred Stock is convertible, the Corporation shall forthwith (i) file with each office or agency then maintained by the Corporation for the transfer of the Series B Preferred Stock a statement describing in reasonable detail the adjustment and the method of calculation used and (ii) cause a notice of such adjustment, setting forth the adjusted Conversion Price and the calculation thereof to be mailed to the Holders at their respective addresses as shown on the stock books of the Corporation. The certificate of any independent firm of public accountants of recognized standing selected by the Board of Directors certifying to the Board of Directors the correctness of any computation under this Section 6 shall be evidence of the correctness of such computation.

  (f) Notice of Certain Events. In the event that:

    (i) the Corporation shall take action to make any distribution to the holders of its Common Stock;

    (ii) the Corporation shall take action to offer for subscription pro rata to the holders of its Common Stock any securities of any kind;

    (iii) the Corporation shall take action to accomplish any capital reorganization, or reclassification of the Capital Stock of the Corporation, or a consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or the sale or transfer of all or substantially all of the assets of the Corporation; or

    (iv) the Corporation shall take action looking to a voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

  then the Corporation shall (A) in case of any such distribution or subscription rights, at least twenty (20) days prior to the date or expected date on which the stock books of the Corporation shall close or a record shall be taken for the determination of Holders entitled to such distribution or subscription rights, and (B) in the case of any such reorganization, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up, at least twenty (20) days prior to the date or expected date when the same shall take place, cause written notice thereof to be mailed to each Holder at his address as shown on the stock books of the Corporation. Such notice in accordance with the foregoing clause (A) shall also specify, in the case of any such distribution or subscription rights, the date or expected date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (B) shall also specify the date or expected date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up, as the case may be.

  (g) Common Stock. For the purposes of this Section 6, the term "Common Stock" shall mean (i) the Common Stock or (ii) any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value or from no par value to par value, or from par value to no par value. If at any time as a result of an adjustment made pursuant to the provisions of Section 6(c), the Holder of any Series B Preferred Stock thereafter surrendered for conversion shall become entitled to receive any the Corporation such other shares so receivable upon conversion of any Series B Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Section 6(c), and the other provisions of this Section 6 with respect to the Common Stock shall apply on like terms to any such other shares.

  (h) Fractional Shares. The Corporation shall not be required to issue fractional shares of Common Stock upon the conversion of any Series B Preferred Stock. If more than one share of Series B Preferred Stock shall be surrendered for conversion at one time by the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares so surrendered. If any fractional interest in a share of Common Stock would be deliverable upon the conversion of any Series B Preferred Stock, the Corporation may pay, in lieu thereof, in cash the Closing Price thereof as of the Business Day immediately preceding the date of such conversion.

  (i) Reservation of Shares. The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued stock, for the purpose of effecting the conversion or redemption of the Series B Preferred Stock, such number of its duly authorized shares of Common Stock (or treasury shares as provided below) as shall from time to time be sufficient for the conversion of all outstanding Series B Preferred Stock into Common Stock at any time. The Corporation shall, from time to time and in accordance with the General Corporation Law of the State of Delaware, cause the authorized number of shares of Common Stock to be increased if the aggregate of the number of authorized shares of Common Stock remaining unissued and the issued shares of such Common Stock reserved for issuance in any other connection shall not be sufficient for the conversion of all outstanding Series B Preferred Stock into Common Stock at any time.

  7. Voting Rights. The Holders of Series B Preferred Stock shall not vote on any matters submitted to the holders of the Common Stock for a vote, except as may be required by law. In any case in which the Holders shall be entitled to vote as a separate class pursuant to Delaware law, each Holder shall be entitled to one vote for each share of Series B Preferred Stock then held.

  8. Repurchase Obligation. (a) Subject to the provisions of Section 8(b), the Series B Preferred Stock shall not be redeemable at the option of the Holder thereof prior to the fourth anniversary of the Original Issue Date. Beginning on the fourth anniversary of the Original Issue Date, each Holder shall have the right, at such Holder's option, exercisable by notice (a "Repurchase Notice"), to require the Corporation to purchase Series B Preferred Stock then held by such Holder, at a repurchase price in cash equal to the Liquidation Preference in effect at such time (the "Repurchase Price"); provided, however, that the number of shares required to be repurchased by the Corporation pursuant to this Section 8(a) ("Put Shares") prior to the fifth anniversary of the Original Issue Date shall not exceed one-third of the total number of shares of Series B Preferred Stock issued by the Corporation, and, prior to the sixth anniversary of the Original Issue Date, the number of Put Shares shall not exceed two-thirds of the total number of shares of Series B Preferred Stock issued by the Corporation.

  (b) Notwithstanding the provisions of Section 8(a), if an Event of Default shall occur at any time or from time to time on or after the Original Issue Date, each Holder shall have the right, at such Holder's option exercisable by Repurchase Notice at any time within sixty (60) days after the happening of each such Event of Default or, if later, receipt of notice from the Corporation of such Event of Default, to require the Corporation to purchase all or any part of the Series B Preferred Stock then held by such Holder as such Holder may elect, at the Repurchase Price.

  (c) The Corporation shall, within thirty (30) days of the occurrence of an Event of Default, give written notice thereof by telecopy, if possible, and by first class mail, postage prepaid, to each Holder, addressed to such Holder at his last address and telecopy number as shown upon the stock books of the Corporation. Each such notice shall specify the Event of Default which has occurred and the date of such occurrence, the place or places of payment, the then effective Conversion Price pursuant to Section 6, the then effective Repurchase Price and the date the right of such Holder to require such repurchase shall terminate. In addition, the Corporation shall, immediately upon becoming aware of any facts or events that could reasonably be expected to result in the occurrence of an Event of Default, give a written notice thereof by telecopy, if possible, and by first class mail, postage prepaid, to the Holders, addressed to such Holders at their last addresses as shown upon the stock books of the Corporation.

  (d) The date fixed for each such repurchase (the "Repurchase Date") shall be the 30th day following the date of the Repurchase Notice relating thereto. The place of payment shall be at an office or agency in the City of New York, New York fixed therefor by the Corporation or, if not fixed, at the principal executive office of the Corporation.

  On or before the Repurchase Date, each Holder who elects to have Series B Preferred Stock held by it purchased shall surrender the certificate representing such shares to the Corporation at the place designated in such notice together with an election to have such purchase made and shall thereupon be entitled to receive payment therefor provided in this Section 8. If less than all the shares represented by any such surrendered certificate are repurchased, a new certificate shall be issued representing the unpurchased shares. Payment of the Repurchase Price for the Put Shares shall be made on the later of the Repurchase Date or the fifth Business Day after the surrender of such certificate. Dividends with respect to the Series B Preferred Stock so purchased shall cease to accrue after the Repurchase Date, such shares shall no longer be deemed outstanding and the Holders thereof shall cease to be stockholders of the Corporation and all rights whatsoever with respect to the shares so purchased shall terminate; provided, however, that if the Corporation defaults in its obligation to pay the Repurchase Price for such Put Shares, interest shall accrue on the amount of such obligation at the Default Dividend Rate until such payment is made (with all interest due).

  (e) Notwithstanding any other provision hereof, if any of the following events shall occur and be continuing: (i) the Company or any of its Significant Subsidiaries shall commence any case, proceeding or other action
(A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company or any of its Significant Subsidiaries shall make a general assignment for the benefit of its creditors;
(ii) there shall be commenced against the Company or any of its Significant Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; (iii) there shall be commenced against the Company or any of its Significant Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; (iv) the Company or any of its Significant Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i),
(ii), or (iii) above; (v) the Company or any of its Significant Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; (vi) the Company or any of its Significant Subsidiaries shall cause to be reinstated the Reorganization Proceedings (as defined in the Note Agreement (as defined in the Investment Agreement)); or (vii) the Confirmation Order (as defined in the Note Agreement) shall be reversed, withdrawn, modified (in any manner adverse to Company or any of its Significant Subsidiaries), or any rehearing shall be ordered with respect thereto by the Bankruptcy Court or by any court having jurisdiction over the Company; then, and in any such event, all Series B Preferred Stock held by such Holder shall be Put Shares and the aggregate Repurchase Price in respect of each such share shall immediately and automatically become due and payable in full without any requirement or pre-condition of delivery of a Repurchase Notice, any such requirement or pre-condition being expressly waived hereby.

  9. Reissuance of Series B Preferred Stock. Series B Preferred Stock that has been issued and reacquired in any manner, including shares surrendered to the Corporation upon conversion, and shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued preferred stock undesignated as to series and may not be re-designated and reissued as part of any series of preferred stock.

  10. Business Day. If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.

  11. Headings of Sections. The headings of the various Sections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

  12. Severability of Provisions. If any right, preference or limitation of the Series B Preferred Stock set forth in this Certificate of Designation (as it may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

  13. Notice. All notices and other communications provided for or permitted to be given to the Corporation hereunder shall be made by hand delivery, next day air courier or certified first-class mail to the Corporation at its principal executive offices at Atlantic Gulf Communities Corporation, 2601 South Bayshore Drive, Miami, Florida 33133-5461, Telecopy number (305) 859-4623, Attention: Chief Financial Officer.

  14. Amendments. This Certificate of Designation may be amended without notice to or the consent of any Holder to cure any ambiguity, defect or inconsistency or to make any other amendment provided that any such amendment does not adversely affect the rights of any Holder. Any provisions of this Certificate of Designation may also be amended by the Corporation with the vote or written consent of Holders representing a majority of the outstanding Series B Preferred Stock.

  The Corporation will, so long as any Series B Preferred Stock is outstanding, maintain an office or agency where such shares may be presented for registration or transfer and where such shares may be presented for conversion and redemption.

  15. Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

  "Bank Warrants" means the 1,500,000 warrants for the purchase of Common Stock issued on September 30, 1996 pursuant to the Prepayment Agreement dated as of September 30, 1996 among the financial institutions listed on the signature pages thereof, The Chase Manhattan Bank and the Corporation.

  "Board of Directors" means the Board of Directors of the Corporation.

  "Board Resolution" has the meaning set forth in Section 6(c)(iii).

  "Business Day" means a day that is not a Saturday, a Sunday or a day on which banking institutions in the State of New York are not required to be open. Unless specifically stated as a Business Day, all days referred to herein shall mean calendar days.

  "Capital Stock" means, with respect to any Person, any and all shares, partnership interests, participations, rights in, or other equivalents (however designated and whether voting or nonvoting) of, such Person's capital stock.

  "Closing Price" has the meaning set forth in Section 6(c)(vii).

  "Common Stock" means shares of Common Stock, par value $.10 per share, of the Corporation.

  "Conversion Date" has the meaning set forth in Section 6(b).

  "Conversion Price" means, initially, $5.75 and, thereafter, such price as adjusted pursuant to Section 6.

  "Corporation" means Atlantic Gulf Communities Corporation, a Delaware corporation.

  "Current Market Price" has the meaning set forth in Section 6(c)(vii).

  "Default Dividend Rate" has the meaning set forth in Section 3(a).

  "Dividend Payment Date" means March 31, June 30, September 30 and December 31 of each year.

  "Dividend Period" means the Initial Dividend Period and, thereafter, each Quarterly Dividend Period.

  "Dividend Record Date" means a day fifteen (15) days preceding the Dividend Payment Date.

  "Event of Default" means (i) any event of default (whatever the reason for such event of default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any governmental authority) under any Instrument creating, evidencing or securing any indebtedness for borrowed money of the Company or any Significant Subsidiary in an amount in excess of $2,500,000 that would enable the creditors or secured parties under such Instrument to declare the principal amount of such indebtedness due and payable prior to its scheduled maturity, and has not been waived by the relevant creditors or secured parties, (ii) the occurrence of a Default Change of Control (as defined in the Investment Agreement), or (iii) one of the events specified in clauses (i) through (vii) of Section 8(e).

  "Holder" means a record holder of one or more outstanding shares of Series B Preferred Stock.

  "Initial Dividend Period" means the dividend period commencing on the Original Issue Date and ending on the second Dividend Payment Date to occur thereafter.

  "Instrument" means any contract, agreement, indenture, mortgage, security, document or writing under which any obligation is evidenced, assumed or undertaken, or any security interest is granted or perfected.

  "Investor Warrants" means the 5,000,000 warrants to acquire Common Stock to be issued to the Investor pursuant to the Investment Agreement.

  "Investment Agreement" means the Investment Agreement dated as of February 7, 1997 by and between AP-AGC, LLC and the Corporation.

  "Junior Stock" has the meaning set forth in Section 2.

  "Liquidation Preference" means, at any time, $10 per share of Series B Preferred Stock, plus accumulated and unpaid Dividends thereon through the date of such determination, whether or not declared and whether or not funds are legally available therefor.

  "Optional Redemption Price" has the meaning set forth in Section 5(a).

  "Original Issue Date" means the date upon which the Series B Preferred Stock is originally issued by the Corporation.
  "Parity Stock" means the Series A Preferred Stock and any class or series of stock the terms of which provide that it is entitled to participate pari passu with the Series B Preferred Stock with respect to any dividend or distribution or upon liquidation, dissolution or winding-up of the Corporation.

  "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, business trust, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof.

  "Put Shares" has the meaning set forth in Section 8(a).

  "Quarterly Dividend Period" shall mean the quarterly period commencing on each March 31, June 30, September 30 and December 31 and ending on each Dividend Payment Date, respectively.

  "Redemption Date", with respect to any Series B Preferred Stock, means the date on which such Series B Preferred Stock is redeemed by the Corporation.

  "Redemption Notice" has the meaning set forth in Section 5(c).

  "Repurchase Date" has the meaning set forth in Section 8(d).

  "Repurchase Notice" has the meaning set forth in Section 8(a).

  "Repurchase Price" has the meaning set forth in Section 8(a).

  "Senior Stock" means any class or series of stock the terms of which provide that it is entitled to a preference to the Series B Preferred Stock with respect to any dividend or distribution or upon voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.

  "Series A Preferred Stock" means the 20% Cumulative Redeemable Convertible Preferred Stock, Series A, par value $.10 per share, of the Corporation.

  "Series B Preferred Stock Certificate" has the meaning set forth in Section 6(b).

  "Series B Preferred Stock" means the 20% Cumulative Redeemable Convertible Preferred Stock, Series B, par value $.01 per share, of the Corporation, which may be issued in accordance with the Investment Agreement.

  "Significant Subsidiary" has the meaning set forth in Regulation S-X under the Securities Exchange Act of 1934, as amended.

  "Subsidiary" means, (i) with respect to any Person, a corporation a majority of whose Capital Stock with voting power under ordinary circumstances to elect directors is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person or by such Person and a Subsidiary of such Person, or (ii) any other Person (other than a corporation) of which at least a majority of the voting interest is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person or by such Person and a Subsidiary of such Person.

  "Trading Day" shall mean a day on which securities are traded or quoted on the national securities exchange or quotation system or in the over-the-counter market used to determine the Closing Price.

                                                                     ANNEX C TO
                                                                     APPENDIX A

      Warrants           Certificate No. W-[A][B][C]-1

                          WARRANT FOR THE PURCHASE OF
                                COMMON STOCK OF
                     ATLANTIC GULF COMMUNITIES CORPORATION
                           (VOID AFTER      , 2004)

THE WARRANTS (AND THE COMMON STOCK ISSUABLE UPON EXERCISE THEREOF) REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF SUCH REGISTRATION OR THE AVAILABILITY OF AN EXEMPTION FROM SUCH REGISTRATION. THIS WARRANT MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED EXCEPT UPON COMPLIANCE WITH THE REQUIREMENTS FOR TRANSFER SET FORTH HEREIN AND IN AN INVESTMENT AGREEMENT DATED AS OF FEBRUARY 7, 1997 BETWEEN THE ISSUER AND AP-AGC, LLC. THE COMMON STOCK ISSUABLE UPON EXERCISE HEREOF IS ENTITLED TO THE BENEFITS OF CERTAIN REGISTRATION RIGHTS UNDER SUCH INVESTMENT AGREEMENT.

                               ----------------

  THIS IS TO CERTIFY THAT, for value received, AP-AGC, LLC ("AP-AGC"), or registered assigns (collectively, the "Holder"), is the registered owner of the number of Warrants set forth above, each of which entitles the Holder, subject to the terms and conditions set forth hereinafter, to purchase one share of Common Stock, par value $.10 per share (the "Common Stock"), of Atlantic Gulf Communities Corporation, a corporation organized under the laws of the State of Delaware (the "Company") having a place of business at 2601 South Bayshore Drive, Miami, Florida 33133-5461, at a purchase price per share referred to herein as the "Exercise Price." The number of shares of Common Stock which may be received upon the exercise of this certificate (this "Warrant Certificate") and the Exercise Price for each such share of Common Stock are subject to adjustment from time to time as hereinafter set forth. Each share of Common Stock issuable upon the exercise of each of the Warrants (collectively, the "Warrant Shares") when issued and paid for pursuant to the provisions of this Warrant shall be duly authorized, validly issued, fully paid and nonassessable, shall be free from all taxes, liens and charges with respect to the issuance thereof and shall be free of any preemptive or similar rights. The Company shall cause the Warrant Shares to be listed or eligible to be quoted for trading on the NASDAQ Stock Market or on any other stock exchange or market on which Common Stock is then listed or eligible to be quoted for trading.

  Each Warrant evidenced hereby is originally acquired pursuant to an Investment Agreement dated as of February 7, 1997, between the Company and AP-AGC (the "Investment Agreement"), pursuant to which AP-AGC and the Company are also entering into a Secured Note Agreement dated as of February 7, 1997 (the "Note Agreement"), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

  Each Warrant is subject to the following terms and provisions:

  Section 1. Exercise of Warrant.

  (a) Subject to the provisions hereof, the Warrants evidenced hereby may be exercised at the discretion of the Holder in whole or in part at any time or from time to time on or after February 7, 1997 (the "Initial Exercise Date") to and including February 7, 2004 (the "Expiration Date") or, if either day is not a Trading Day, then on the next succeeding Trading Day, by presentation and surrender hereof to the Company at the office or agency of the Company maintained for that purpose pursuant to Section 11 (the "Warrant Office"), with the Notice of Election to Exercise (the "Exercise Notice") attached hereto duly executed and accompanied by payment to the Company of the Exercise Price for the number of Warrant Shares specified in such Exercise Notice.

  (b) The Exercise Price for the Common Stock which each Warrant entitles the Holder to purchase shall initially be equal to $5.75. The Exercise Price set forth in the preceding sentence is subject to adjustment as set forth in Sections 5 and 6.

  (c) Upon receipt by the Company of this Warrant Certificate at the Warrant Office, together with a properly completed Exercise Notice and payment of the Exercise Price as provided above, the Holder shall be deemed to be the holder of record of the Warrant Shares issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares shall not then be actually delivered to the Holder. The Company shall deliver such certificates to the Holder as promptly as possible thereafter, but in any event within five business days of receipt of the Exercise Notice. The Company shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 1 except that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of the Warrant Shares in a name other than that of the Holder of the Warrant evidenced hereby who shall have surrendered the same in exercise of the subscription right evidenced hereby. If Warrant Shares are issued prior to the time that an appropriate registration statement with respect to the Warrant Shares has become effective under the Securities Act of 1933, as amended (the "Securities Act"), the Warrant Shares so issued shall have stamped or imprinted thereon a legend in the form of Exhibit A. Any holder of Warrant Shares so legended shall be entitled to have such legend removed, upon surrender of Warrant Shares to the Company or the transfer agent for the Common Stock, upon effectiveness of such a registration statement or upon receipt by the Company of an opinion of counsel to the Holder to the effect that such legend is no longer required.

  (d) Upon any partial exercise of the number of Warrants to which this Warrant Certificate entitles the Holder, there shall be issued to the Holder hereof a new Warrant Certificate in respect of the shares as to which this Warrant Certificate shall not have been exercised, subject to the provisions of Section 3. Such new Warrant Certificate shall be identical to this Warrant Certificate, except as to the number of shares of Common Stock covered thereby.

  Section 2. Exchange, Transfer, Assignment or Loss of Warrant Certificate; Temporary Warrant Certificates.

  (a) In case this Warrant Certificate shall be mutilated, lost, stolen, or destroyed, the Company may, in its discretion, issue and deliver in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen, or destroyed, a new Warrant Certificate of like tenor and representing an equivalent right or interest, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and indemnification reasonably satisfactory to it.

  (b) The Warrant Certificates shall be numbered and shall be registered in a Warrant Register maintained by the Company as they are issued. The registered owner on the Warrant Register may be treated by the Company and all other persons dealing with the Warrants evidenced hereby as the absolute owner hereof for any purpose and as the person entitled to exercise the right represented hereby, or to the transfer hereof on the books of the Company, any notice to the contrary notwithstanding and, until such transfer on such books, the Company may treat the registered owner on the Warrant Register as the owner for all purposes. The Company may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any registration of transfer of Warrant Certificates.

  (c) This Warrant Certificate may be subdivided or combined with other Warrant Certificates evidencing the same rights as the rights evidenced hereby and thereby upon presentation and surrender hereof at the Warrant

Office together with a written notice signed by the Holder hereof specifying the denominations in which new Warrant Certificates are to be issued. Upon presentation and surrender of any Warrant Certificates, together with such written notice, for subdivision or combination, the Company will issue a new Warrant Certificate or Certificates, in the denominations requested, entitling the holders thereof to purchase the same aggregate number of shares of Common Stock as the Warrant Certificate or Certificates so surrendered. Such new Warrant Certificates will be registered in the name of the Holder submitting such request and delivered to such Holder. Any Warrant Certificate surrendered for subdivision or combination shall be cancelled promptly upon the issuance of such new Warrant Certificate(s). The term "Warrant Certificate" as used herein includes any Warrant Certificates into which this Warrant Certificate may be subdivided, combined or exchanged.

  Section 3. Fractional Interests.

  (a) The Company shall not be required to issue fractions of Warrants or to issue Warrant Certificates which evidence fractional Warrants.

  (b) The Company shall not be required to issue fractions of shares of Common Stock in the exercise of Warrants. If any fraction of a Warrant Share would, but for the provisions of this Section, be issuable on the exercise of any Warrant (or specified portion thereof), the Company shall purchase such fraction for an amount in cash equal to the same fraction of the Current Market Price (as defined in Section 5(g)) per share of Common Stock.

  (c) The Holder, by acceptance of this Warrant Certificate, expressly waives his right to receive any fractional Warrant or any fractional share upon exercise of a Warrant.

  Section 4. Reservation of Warrant Shares, etc.

  The Company represents that, as of the date hereof, it has sufficient Common Stock reserved for issuance upon exercise of all outstanding Warrants, and agrees that, at all times during the period within which the rights represented by this Warrant Certificate may be exercised, there shall be reserved for issuance and/or delivery upon exercise of the Warrants evidenced by this Warrant Certificate, free from preemptive rights, such number of shares of authorized but unissued or treasury shares of Common Stock, or other stock or securities deliverable pursuant to Section 5, as shall be required for issuance or delivery upon exercise of the Warrants evidenced hereby. The Company further agrees (i) that it will not, by amendment of its certificate of incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by the Company and (ii) to promptly take all action as may from time to time be required to permit the Holder to exercise the Warrants evidenced hereby and the Company duly and effectively to issue the Warrant Shares as provided herein upon the exercise hereof. Without limiting the generality of the foregoing, the Company agrees that it will not take any action which would result in Warrant Shares when issued not being validly and legally issued and fully paid and nonassessable and that it will take all such action as may be necessary to assure that the Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the NASDAQ Stock Market or any other stock exchange or market upon which the Common Stock may be listed; provided, however, that the Company shall not be required to effect a registration under federal or state securities laws with respect to such exercise except as provided in the Investment Agreement. The Company further agrees that it will not increase the par value of the Common Stock while the Warrants evidenced hereby are outstanding, although such par value may be reduced at any time.

  Section 5. Anti-Dilution.

  The Exercise Price and the number of shares of Common Stock purchasable upon the exercise hereof shall be subject to adjustment from time to time as provided in this Section. Unless otherwise indicated, all calculations under this Section 5 shall be made to the nearest $0.01 or 1/100th of a share, as the case may be.

  (a) In case the Company shall (i) declare a dividend or make a distribution on the outstanding Common Stock in capital stock of the Company, (ii) subdivide or reclassify the outstanding Common Stock into a greater number of shares (or into other securities or property), or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares (or into other securities or property), the number of Warrant Shares issuable upon the exercise of each Warrant shall be adjusted so that the Holder of each Warrant shall be entitled to purchase the kind and number of shares of Common Stock or other securities or property of the Company determined by multiplying the number of Warrant Shares issuable upon exercise of each Warrant immediately prior to such event by a fraction, the numerator of which shall be the total number of outstanding shares of Common Stock immediately after such event, and the denominator of which shall be the total number of outstanding shares of Common Stock immediately prior to such event. An adjustment made pursuant to this paragraph (a) shall become effective immediately after the effective date of such event, retroactive to the record date, if any, for such event. Any Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the time of the record date for such dividend for purposes of calculating the number of outstanding shares of Common Stock under paragraphs (b) and (c) below. Adjustments pursuant to this paragraph shall be made successively whenever any event specified above shall occur. Whenever the number of Warrant Shares issuable upon exercise of a Warrant is adjusted pursuant to this paragraph, the Exercise Price payable upon exercise of each Warrant shall be adjusted by multiplying the Exercise Price in effect immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Warrant Shares issuable upon the exercise of each Warrant immediately prior to such adjustment, and the denominator of which shall be the number of Warrant Shares issuable immediately thereafter.

  (b) In case the Company shall fix a record date for the issuance of rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase Common Stock (or securities convertible into or exchangeable of Common Stock) (other than Series B Preferred Stock) at a price per share (or having a conversion price or exchange price per share, subject to normal antidilution adjustments) less than the Current Market Price (as defined in paragraph (g) below) of the Common Stock on such record date, the number of Warrant Shares thereafter issuable upon exercise of each Warrant shall be determined by multiplying the number of Warrant Shares theretofore issuable upon exercise of each Warrant by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of additional shares of Common Stock offered for subscription or purchase in connection with such rights, options or warrants, and the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered would purchase at the Current Market Price as of such record date. Such adjustment shall be made whenever such rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants. Whenever the number of Warrant Shares issuable upon exercise of a Warrant is adjusted pursuant to this paragraph, the Exercise Price payable upon exercise of each Warrant shall be adjusted by multiplying the Exercise Price in effect immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Warrant Shares issuable upon the exercise of each Warrant immediately prior to such adjustment, and the denominator of which shall be the number of Warrant Shares issuable immediately thereafter.

  (c) In case the Company shall fix a record date for the making of a distribution to all holders of Common Stock (i) of shares of any class other than Common Stock, (ii) of evidences of indebtedness of the Company or any Subsidiary, (iii) of assets or other property or (iv) of rights or warrants (excluding rights or warrants resulting in an adjustment pursuant to paragraph
(b) above, and the right to acquire Series B Preferred Stock in the rights offering thereof), then in each such case the number of Warrant Shares thereafter issuable upon exercise of each Warrant shall be determined by multiplying the number of Warrants Shares theretofore issuable upon the exercise of each Warrant by a fraction, the numerator of which shall be the Current Market Price per share of Common Stock as of the record date for such distribution, and the denominator of which shall be the then Current Market Price per share of Common Stock, less the then fair market value (as determined by the Board of Directors, whose reasonable determination shall be described in a Board Resolution) of the portion of the securities, evidences of indebtedness, assets, property or rights or warrants so distributed, the case may be, which is applicable to one share of Common Stock. Such adjustment shall be made successively whenever such a record date is fixed. Whenever the number of Warrant Shares issuable upon exercise of a Warrant is adjusted pursuant to this paragraph, the Exercise Price payable upon exercise of each Warrant shall be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Warrant Shares issuable upon the exercise of each Warrant immediately prior to such adjustment, and the denominator of which shall be the number of Warrant Shares purchasable immediately thereafter.

  (d) In case the Company shall issue its Common Stock for a consideration per share less than the Current Market Price per share on the date the Company fixes the offering price of such additional shares, the Exercise Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Exercise Price in effect immediately prior thereto by a fraction, of which the numerator shall be the total number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares plus the number of shares of Common Stock which the aggregate consideration received (determined as provided in paragraph (f) below) for the issuance of such additional shares would purchase at the Current Market Price per share, and the denominator shall be the number of shares of Common Stock outstanding immediately after the issuance of such additional shares. Such adjustment shall be made successively whenever such an issuance is made; provided, however, that the provisions of this paragraph shall not apply (i) to Common Stock issued to the Company's employees or former employees or their estates under bona fide employee benefit plans adopted by the Board of Directors and approved by the holders of Common Stock if required by law, if such Common Stock would otherwise be covered by this paragraph, but only to the extent that the aggregate number of shares excluded hereby shall not exceed, on a cumulative basis since the Initial Exercise Date, [NUMBER TO BE AGREED BEFORE CLOSING] (including 822,000 shares as of the Initial Exercise Date to be issued pursuant to employee and director stock options outstanding as of the Initial Exercise Date to purchase Common Stock), (ii) to Common Stock to be issued pursuant to the Bank Warrants, (y) to Common Stock to be issued pursuant to the Investor Warrants and (iii) to Common Stock to be issued upon conversion of Series A Preferred Stock or Series B Preferred Stock, adjusted, as appropriate, in each case, connection with any stock split, merger, recapitalization or similar transaction.

  (e) In case the Company shall issue any securities convertible into or exchangeable for Common Stock (excluding (A) securities issued in transactions resulting in an adjustment pursuant to paragraphs (b) and (c) above, (B) Series A Preferred Stock, (C) Series B Preferred Stock and (D) upon conversion of any of such securities) for a consideration per share of Common Stock deliverable upon conversion or exchange of such securities (determined as provided in paragraph (f) below and subject to normal anti-dilution adjustments) less than the Current Market Price per share in effect immediately prior to the issuance of such securities, the Exercise Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Exercise Price in effect immediately prior thereto by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such securities plus the number of shares of Common Stock which the aggregate consideration received (determined as provided in paragraph (f) below) for such securities would purchase at the Current Market Price per share, and the denominator shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the maximum number of shares of Common Stock deliverable upon conversion of or in exchange for such securities at the initial conversion or exchange price or rate. Such adjustment shall be made successively whenever such an issuance is made.

  Upon the termination of the right to convert or exchange such securities, the Exercise Price shall forthwith be readjusted to such Exercise Price as would have been obtained had the adjustments made upon the issuance of such convertible or exchangeable securities been made upon the basis of the delivery of only the number of shares of Common Stock actually delivered upon conversion or exchange of such securities and upon the basis of the consideration actually received by the Company (determined as provided in paragraph (f) below) for such securities.

  (f) For purposes of any computation respecting consideration received pursuant to paragraphs (d) and (e) above, the following shall apply:

    (i) in the case of the issuance of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deductions be made for any customary commissions, discounts, placement fees or other expenses reasonably incurred by the Company for any underwriting or placement of the issue or otherwise in connection therewith;

    (ii) in the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as reasonably determined by the Board of Directors, whose determination shall be described in a Board Resolution; and

    (iii) in the case of the issuance of securities convertible into or exchangeable for Common Stock, the aggregate consideration received therefor shall be deemed to be the consideration received by the Company for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Company upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (i) and (ii) of this paragraph (f)).

  (g) For the purpose of any computation under this Warrant, the "Current Market Price" per share at any date shall be deemed to be the average of the daily Sale Price for the Common Stock for the 10 consecutive Trading Days commencing 14 Trading Days before such date.

  (h) In any case in which this Section shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (i) issuing to the Holder of any Warrant exercised after such record date and before the occurrence of such event the additional Common Stock issuable upon such exercise by reason of the adjustment required by such event over and above the Common Stock issuable upon such exercise before giving effect to such adjustment and (ii) paying to such Holder an amount in cash in lieu of a fractional share of Common Stock pursuant to Section 3; provided, however, that the Company shall deliver to such Holder a due bill or other appropriate instrument evidencing such Holder's rights to receive such additional Common Stock, and such cash, upon the occurrence of the event requiring such adjustment.

  (i) No adjustment in the Exercise Price shall be required with respect to Common Stock issued upon exercise of the Warrants unless such adjustment would require a decrease of at least $.01; provided, however, that any such adjustment which is not required to be made shall be carried forward and taken into account in any subsequent adjustment.

  (j) The Company may make such reductions in the Exercise Price, in addition to those required pursuant to other paragraphs of this Section, as it considers to be advisable so that any event treated for federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients.

  (k) In case of any consolidation with or merger of the Company into another corporation, or in case of any sale, lease or conveyance of assets to another corporation of the property of the Company as an entirety or substantially as an entirety, such successor, leasing or purchasing corporation, as the case may be, shall be bound by this Warrant Certificate and shall execute and deliver to the Holder hereof simultaneously therewith a new Warrant Certificate, reasonably satisfactory in form and substance to such Holder, providing that the Holder of each Warrant then outstanding shall have the right thereafter to exercise such Warrant solely for the kind and amount of shares of stock, other securities, property or cash or any combination thereof receivable upon such consolidation, merger, sale, lease or conveyance by a holder of the number of shares of Common Stock for which such Warrant might have been exercised immediately prior to such consolidation, merger, sale, lease or conveyance.

  (l) In case of any reclassification or change of the Common Stock issuable upon exercise of the Warrants (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination, but including any change in the Common Stock into two or more classes or series of shares), or in case of any consolidation or merger of another corporation into the Company in which the Company is the continuing corporation and in which there is a reclassification or change (including a change to the right to receive cash or other property) of the Common Stock (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination, but including any change in the Common Stock into two or more classes or series of shares), the Company shall execute and deliver to the Holder hereof simultaneously therewith a new Warrant Certificate, satisfactory in form and substance to such Holder, providing that the Holder of each Warrant then outstanding shall have the right thereafter to exercise such Warrant solely for the kind and amount of shares of stock, other securities, property or cash or any combination thereof receivable upon such reclassification, change, consolidation or merger by a holder of the number of shares of Common Stock for which such Warrant might have been exercised immediately prior to such reclassification, change, consolidation or merger.

  (m) The foregoing paragraphs (k) and (1), however, shall not in any way affect the rights a Holder may otherwise have, pursuant to this Section, to receive securities, evidences of indebtedness, assets, property rights or warrants upon exercise of a Warrant.

  (n) Whenever there shall be any change in the Exercise Price under any paragraph of this Section, and no specific means of adjusting the number of Warrant Shares issuable upon exercise of each Warrant is provided in such paragraph, then there shall be an adjustment (to the nearest hundredth of a share) in the number of shares of Common Stock purchasable upon exercise of this Warrant Certificate, which adjustment shall become effective at the time such change in the Exercise Price becomes effective and shall be made by multiplying the number of shares of Common Stock purchasable upon exercise of this Warrant Certificate immediately before such change in the Exercise Price by a fraction, the numerator of which is the Exercise Price immediately before such change, and the denominator of which is the Exercise Price immediately after such change. If, following the declaration of a record date for the distribution of any rights, warrants or other securities or property to be distributed to holders of Common Stock, such rights, warrants or other securities or property are not so issued, the Exercise Price then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to issue such rights or warrants, to the Exercise Price which would then be in effect if a record date for such issuance had not been fixed.

  (o) If the Company repurchases any Common Stock for a per share consideration which exceeds the Current Market Price of a share of Common Stock on the date immediately prior to such repurchase, then the Company shall issue additional Warrants to the holder having the Exercise Price in effect on the Trading Day immediately prior to such repurchase. The additional Warrants issued pursuant to the preceding sentence shall entitle the Holder to purchase the number of shares of Common Stock equal to the result obtained by dividing
(A) the product of (w) the number of shares of Common Stock repurchased at a price in excess of the Current Market Price and (x) the amount by which the per-share repurchase price exceeds such Current Market Price, by (B) the amount by which (y) such Current Market Price exceeds (z) the Exercise Price in effect as of the date immediately preceding such repurchase.

  (p) If any event occurs as to which the foregoing provisions of this Section are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board of Directors, fairly protect the purchase rights of the Warrants in accordance with the essential intent and principles of such provisions, then such Board of Directors shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of such Board, to protect such purchase rights as aforesaid, but in no event shall any such adjustment have the effect of increasing the Exercise Price or decreasing the number of shares of Common Stock subject to purchase upon exercise of this Warrant, or otherwise adversely affect the Holders. Under no circumstances (other than (A)(x) a reverse stock split, (y) a recapitalization in which all holders of Common Stock (and securities exercisable for or convertible into Common Stock, with respect to such exercise or conversion provisions) are treated equally and (z) a merger, in each case in which each outstanding share of Common Stock is converted into less than one share of Common

Stock (including, in the case of a merger, of the entity surviving such merger), or (B) as provided in Section 6) shall any adjustment pursuant to this Section have the effect of raising the Exercise Price or lowering the number of Warrant Shares issuable upon exercise of a Warrant.

  (q) If, after one or more adjustments to the Exercise Price pursuant to this
Section 5, the Exercise Price cannot be reduced further without falling below the lowest positive exercise price legally permissible for warrants to acquire Common Stock, the Company shall make further adjustment to compensate the holder, consistent with the foregoing principles, as the Board of Directors, acting in good faith, deems necessary, including an increase in the number of Warrant Shares issuable upon exercise of outstanding Warrants and/or a cash payment to the Holder.

  (r) For purposes of any adjustment to be made pursuant to this Section 5, Common Stock owned or held at any relevant time by, or for the account of, the Company in its treasury or otherwise, shall not be deemed to be outstanding for purposes of the calculation and adjustments described therein, but shares held in the Disputed Claims Reserve, Division Class 14 Utility Fund Trust Agreement dated April 6, 1993 and the Improvements Fund Trust Agreement dated April 6, 1993 shall not be deemed to be held by, or for the account of, the Company.

  Section 6. Additional Adjustment of Exercise Price.

  (a) The Company will cause the financial statements for the Company and its consolidated Subsidiaries for the fiscal year ending on December 31, 1998 to be audited by Ernst & Young, LLP, or another national independent accounting firm, and a manually signed copy of such financial statements to be delivered by the Company to the Holders as soon as practicable following December 31, 1998, but in no event later than March 31, 1999 (the date such financial statements are so delivered, the "Adjustment Date").

  (b) The Exercise Price shall be reduced, effective as of the Adjustment Date, by subtracting the Adjustment Amount from the Exercise Price; provided, however, that (i) the Exercise Price shall only be adjusted pursuant to this
Section 6 if the Adjustment Amount is a positive number; (ii) in no event shall the adjustment required by this Section 6 result in an Exercise Price lower than [$2.00 FOR CLASS A] [$3.00 FOR CLASS B] [$4.00 FOR CLASS C] (as adjusted pursuant to Section 5, the "Base Exercise Price"), and if the adjustment required pursuant to this Section 6 would result in an Exercise Price lower than the Base Exercise Price, then the Exercise Price shall be reduced to the Base Exercise Price; and (iii) if the closing price for the Common Stock (adjusted pursuant to Section 5) is greater than $9.75 both (A) on the last trading day of 1998 and (B) on an average basis over the three months ending on December 31, 1998, then no adjustment shall be made pursuant to this Section 6.

  The "Adjustment Amount" equals the product of (i) $.0175 and (ii) the quotient obtained by dividing (A) the difference between (x) the Actual Cumulative Operating Cash Flow and (y) the Target Cumulative Operating Cash Flow by (B) $100,000, where:

  "Target Cumulative Operating Cash Flow" equals $62,443,000;

  "Actual Cumulative Operating Cash Flow" equals the sum of the Actual Operating Cash Flow for the year ending December 31, 1997 and the Actual Operating Cash Flow for the year ending December 31, 1998, minus 0.15 times the Excess 1998 Operating Cash Flow;

  "Actual Operating Cash Flow" for any year means the net cash proceeds derived by the Company from the operation in the ordinary course of its business and from the bulk asset sales contemplated by the Business Plan, calculated in all respects the same as, and using the same accounting principles and practices and classification systems and techniques as were used in, the calculation of the Target Cumulative Operating Cash Flow, as described in summary format in Exhibit B to this Warrant. By way of clarification, all revenue and cost items shall be associated for purposes of calculating the Actual Operating Cash Flow with the same activities/categories (such as "Net Subdivision Homesites") as they were in calculating the Target Cumulative Operating Cash Flow.

  "Excess 1998 Operating Cash Flow" means the Actual Operating Cash Flow for the year ending December 31, 1998 minus $3,028,000.

  (c) No adjustment shall be made to the number of Warrant Shares issuable upon exercise of a Warrant as a result of an adjustment to the Exercise Price pursuant to this Section 6; provided, however, that this paragraph shall not prevent adjustments otherwise required pursuant to another Section of this Warrant from being made.

  (d) If Company is involved in a merger, consolidation or similar transaction, or to the extent that all or substantially all of the assets of the Company are sold, in either case prior to the Adjustment Date, then an adjustment to the Exercise Price shall be made pursuant to this Section 6 on a pro rata basis by dividing both the Target Cumulative Operating Cash Flow and the Actual Cumulative Operating Cash Flow derived by the Company's business through the close of business on the date immediately prior to the effective date of such transaction by a fraction, the numerator of which shall be the number of days elapsed from the Initial Exercise Date through the business day immediately prior to the effective date of such transaction and the denominator of which shall be the number of days from the Initial Exercise Date through February 28, 1999.

  Section 7. Notice of Adjustments.

  (a) Prior to the earlier to occur of (i) the declaration of a record date for, or (ii) the announcement and/or consummation of, any event or action that would result in an adjustment pursuant to Section 5 or Section 6, the Company shall notify the Holder of such intended record date, announcement, event or action. Such notice must be reasonably calculated to be delivered not less than 20 nor more than 90 days prior to the applicable event.

  (b) Whenever the Exercise Price is adjusted as provided in Section 5 or
Section 6:

    (i) the Company shall compute the adjusted Exercise Price in accordance with Section 5 or Section 6 and shall prepare a certificate signed by the chief financial officer of the Company setting forth the adjusted Exercise Price and showing in reasonable detail the facts upon which such adjustment is based, including, if appropriate, a statement of the consideration received or to be received by the Company for, and setting forth the amount of, any additional Common Stock issued since the last such adjustment and the number of shares of Common Stock for which the Warrants evidenced hereby are exercisable at the then Exercise Price, and such certificate shall forthwith be filed at the Warrant Office;

    (ii) a notice stating that the Exercise Price and number of shares for which each Warrant may be exercised have been adjusted and setting forth the adjusted Exercise Price and number of shares for which each Warrant may be exercised shall be communicated by telegram, telex, telecopier or any other means of electronic communication capable of producing a written record, or shall be delivered by hand or mailed as soon as practicable by the Company to the Holder at its last address as it shall appear upon the Warrant Register provided for in Section 2; and

    (iii) the Company shall provide to the Holder such additional information, including worksheets used in the calculation of any adjustment made pursuant to Section 5 or Section 6, as the Holder may reasonably request for the purpose of confirming the accuracy of such adjustment.

  Section 8. No Rights as Shareholders; Notice to Holder.

  Nothing contained herein shall be construed as conferring upon the Holder the right to vote or to receive dividends or to receive notice as shareholders in respect of the meetings of shareholders for the election of directors of the Company or any other matter, or any rights whatsoever as shareholders of the Company. If, however, at any time prior to the expiration of the Warrants and prior to their exercise, any of the following shall occur:

  (a) The Company shall authorize the issuance to all holders of Common Stock of rights, options or warrants to subscribe for or purchase Common Stock, or of any other subscription rights or warrants (other than the rights offering of Series B Preferred Stock contemplated by the Investment Agreement); or

  (b) The Company shall authorize the distribution to all holders of Common Stock of evidences of its indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends payable in Common Stock); or

  (c) The Company shall propose any consolidation or merger to which the Company is a party and for which approval of any stock of the Company is required, or the conveyance or transfer of all or substantially all the properties and assets of the Company, whether in one transaction or in a series of transactions (whether by sale, lease or other disposition), or any reclassification or change of outstanding Common Stock issuable upon exercise of the Warrants (other than a change in par value or from par value to no par value); or

  (d) The Company shall propose the voluntary or involuntary dissolution, liquidation or winding up of the Company;

then the Company shall cause to be given to the Holder at its address appearing on the Warrant Register, at least 15 days prior to the applicable record date hereinafter specified, by first class mail, postage prepaid, and, if possible, by telecopy transmission, a written notice stating (i) the date as of which the holders of record of Common Stock entitled to receive any such rights, options, warrants or distribution are to be determined, or (ii) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or consummated, and the date as of which it is expected that the holders of record of Common Stock shall be entitled to exchange their shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up. The failure to give the notice required by this Section or any defect therein shall not affect the legality or validity of any distribution, right, option, warrant, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any action.

  Section 9. Restrictions on Transfer of the Warrants and Warrant Shares.

  Until such time as an appropriate registration statement covering the Warrants or the Warrant Shares has become effective under the Securities Act, the Holder will not dispose of either the Warrants evidenced hereby or the Warrant Shares, as the case may be, unless (i) the transferee has agreed to be bound by the restrictions contained herein on such Warrants or Warrant Shares, as the case may be, and (ii) except in the case of a transfer by the Holder to an Affiliate, the Company shall have received an opinion of counsel (which shall be reasonably satisfactory to the Company) to the effect that the sale or other proposed disposition of the Warrants or Warrant Shares may be accomplished without such registration under the Securities Act, which opinion may be conditioned upon (x) acceptance by the transferee of a Warrant Certificate or Certificates or Warrant Shares bearing a legend similar to that set forth in Exhibit A and (y) a certificate of the transferee stating that the Warrant(s) or Warrant Share(s) being acquired by such transferee are being acquired by such transferee for its own account and not with a view to, or for resale in connection with, the distribution thereof in violation of the Securities Act.

  Section 10. Execution of Warrant Certificates.

  Each Warrant Certificate shall be executed on behalf of the Company by the manual or facsimile signature of the present or any future Chairman of the Board of Directors, President or Vice President of the Company.

  Section 11. Maintenance of Office or Agency.

  The Company will maintain a Warrant Office in [New York, New York], where this Warrant Certificate may be presented or surrendered for subdivision, combination, registration of transfer, or exchange and where notices and demands to or upon the Company in respect of the Warrants evidenced hereby may be served. The Company hereby initially designates [TO BE DESIGNATED] as the agency of the Company for such purpose.

  Section 12. Severability.

  If any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality, and enforceability of any such provision in every other respect and the other remaining provisions hereof shall not be in any way impaired or affected, it being intended that all of the Holder's rights and privileges shall be enforceable to the fullest extent permitted by law.

  Section 13. Governing Law.

  The Warrants shall be governed by and construed in accordance with the laws of the State of Delaware.

  Section 14. Definitions.

  For all purposes of this Warrant Certificate, in addition to the other terms defined elsewhere herein, unless the context otherwise requires:

  "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

  "Appraisal Procedure" means a procedure whereby two independent appraisers or other experts qualified to conduct the evaluation or calculation required ("Appraisers"), one chosen by the Company and one by the Holder entitled to use the Appraisal Procedure (or, to the extent more than one Holder is so entitled, by a majority in interest of the Holders so entitled), shall mutually agree upon the determinations then the subject of appraisal, evaluation or calculation. Each party shall deliver a notice to the other appointing its Appraiser within 15 days after the Appraisal Procedure is invoked. If within 30 days after appointment of the two Appraisers they are unable to agree upon the amount in question, a third independent Appraiser shall be chosen within 10 days thereafter by the mutual consent of such first two Appraisers or, if such first two Appraisers fail to agree upon the appointment of a third Appraiser, such appointment shall be made by the American Arbitration Association, or any organization successor thereto, from a panel of arbitrators having experience in the appraisal, evaluation or calculation of the subject matter to be determined. The decision of the third Appraiser so appointed and chosen shall be given within 30 days after the selection of such third Appraiser. If three Appraisers shall be appointed and the determination of one Appraiser is disparate from the middle determination by more than twice the amount by which the other determination is disparate from the middle determination, then the determination of such Appraiser shall be excluded, the remaining two determinations shall be averaged and such average shall be binding and conclusive on the Company and the Holders; otherwise the average of all three determinations shall be binding and conclusive on the Company and the Holders. The costs of conducting any Appraisal Procedure shall be borne by the Holders requesting such Appraisal Procedure, except (a) the fees and expenses of the Appraiser appointed by the Company and any costs incurred by the Company shall be borne by the Company and (b) if such Appraisal Procedure shall result in a determination that is disparate by 5% or more from the Company's initial determination, all costs of conducting such Appraisal Procedure shall be borne by the Company.

  "Bank Warrants" means the 1,500,000 warrants for the purchase of Common Stock issued on September 30, 1996 pursuant to the Prepayment Agreement dated as of September 30, 1996 among the financial institutions listed on the signature pages thereof, The Chase Manhattan Bank and the Company.

  "Board of Directors" means either the Board of Directors of the Company or any duly authorized committee of that board.

  "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification and delivered to each of the Holders of the Warrants.

  "Business Plan" means the 1997-1998 Business Plan of the Company previously delivered to the Investor and certified to the Investor by the Company on the date of issuance of this Warrant.

  "Common Stock" means any stock of any class of the Company which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, and which is not subject to redemption by the Company. However, subject to Section 5, shares issuable on exercise of the Warrants evidenced hereby, as contemplated by the first paragraph of this Warrant Certificate, shall include only shares of the class designated as Common Stock of the Company as of the date of this Warrant or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which are not subject to redemption by the Company; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications. As used in this Warrant Certificate, "shares" shall include fractions thereof to the extent that fractional shares of the Company are outstanding.

  "Investment Agreement" means the Investment Agreement dated as of February 7, 1997 by and between AP-AGC and the Company.

  "Investor Warrants" means the 5,000,000 warrants to acquire Common Stock to be issued to AP-AGC pursuant to the Investment Agreement.

  "Person" shall mean any individual, firm, partnership, association, group (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934, as amended, as in effect on the date of this Warrant), corporation or other entity.

  "Sale Price" of the Common Stock means the last reported sale price regular way reported on the NASDAQ Stock Market or its successor, or, if not listed or admitted to trading on the NASDAQ Stock Market or its successor, the last reported sale price regular way reported on any other stock exchange or market on which the Common Stock is then listed or eligible to be quoted for trading, or as reported by the National Quotation Bureau Incorporated.

  "Series B Preferred Stock" means the 20% Cumulative Redeemable Convertible Preferred Stock, Series B, par value $.01 per share, of the Company, which may be issued in accordance with the Investment Agreement.

  "Subsidiary" means any subsidiary of the Company, a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly owned by the Company, by one or more subsidiaries of the Company or by the Company and one or more subsidiaries of the Company.

  "Trading Day" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on the exchange or market where the Warrants are listed or sold.

  Section 15. Fees and Expenses.

  All fees and expenses incurred by the Holder in connection with the Holder's ownership of Warrants and securities or other property received upon exercise thereof which relate to (i) any required regulatory filings, (ii) registration fees, (iii) stock exchange or NASDAQ listing fees, and (iv) reasonable fees and expenses of counsel to the Company in connection with the foregoing, shall be paid by the Company.

  Section 16. Contest and Appraisal Rights.

  Upon each determination of fair market value or other evaluation or calculation required hereunder (including calculation of the Adjustment Amount), the Company shall promptly give notice thereof to all Holders, setting forth in reasonable detail the calculation of such fair market value or valuation (or Adjustment Amount) and the method and basis of determination thereof, as the case may be. If any Holders of Warrants to purchase at least 100,000 shares of Common Stock (including, for purposes of determining such level of ownership, all Warrants owned by affiliates of such Holders) shall disagree with such determination and shall, by notice to the Company given within 15 days after the Company's notice of such determination, elect to dispute such determination, such dispute shall be resolved in accordance with the Appraisal Procedure.

  Section 17. Additional Warrants to be Issued at Current Exercise Price.

  Notwithstanding any other provision of this Warrant, to the extent the Holder is entitled to receive additional Warrants in accordance with the terms hereof, the Warrants so issued shall have terms identical to this Warrant, except that (i) the initial Exercise Price for such additional Warrants shall be deemed to be the Exercise Price in effect on the date such additional Warrants are issued and (ii) the amount and kind of securities and/or other property issuable upon exercise of such Warrants shall be deemed to be the amount and kind of securities and/or other property issuable upon exercise of the Warrants outstanding immediately prior to issuance of such additional Warrants.

Dated: ________, 1997                     ATLANTIC GULF COMMUNITIES
                                           CORPORATION


                                          By: _________________________________
                                            Name:
                                            Title

ATTEST:


_____________________________________
               Secretary

                        NOTICE OF ELECTION TO EXERCISE

  The undersigned hereby irrevocably elects to exercise the within Warrant to
the extent of purchasing     shares of Common Stock and hereby makes payment
of the Exercise Price in cash in the amount of $   .

                                          NAME OF HOLDER:


                                          _____________________________________

                                                  (Please Print)

                                          By: _________________________________

Date: _________, 199.

                    Instructions for Registration of Stock



Name: _______________________________
    (please type or print in block
               letters)


Address: ____________________________

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF SUCH REGISTRATION OR THE AVAILABILITY OF AN EXEMPTION FROM SUCH REGISTRATION. SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED EXCEPT UPON COMPLIANCE WITH THE REQUIREMENTS FOR TRANSFER SET FORTH HEREIN.

                       EXHIBIT B TO WARRANT CERTIFICATE

                     ATLANTIC GULF COMMUNITIES CORPORATION
                    CALCULATION PRINCIPLES AND POLICIES FOR
        WARRANT ADJUSTMENT FORMULA AND OPERATING CASH FLOW TARGETS (1)

  Target Cumulative Operating Cash Flow was calculated as follows (capitalized terms having the meanings set forth in the attached Warrant):

 Target for Year ended 12/31,

                                                     1997             1998
                                                ---------------  --------------
   Net GDC Bulk Asset Sales (2)................ $ 54,743,000.00  $         0.00
   Utility Trust...............................   10,000,000.00            0.00
   Net Subdivision Homesites (3)...............    9,000,000.00   11,128,000.00
   Overhead (4)................................  (14,328,000.00)  (8,100,000.00)
                                                ---------------  --------------
   Total Operating Target......................   59,415,000.00    3,028,000.00
   Cumulative Total Target..................... $ 59,415,000.00  $62,443,000.00

 Target Cumulative Operating Cash Flow = $62,443,000.00

  (1) Operating Cash Flow excludes capital transactions such as financings, refinancings, any equity issuances, sale in bulk of assets or subdivisions and any other transactions not in the ordinary course of business, except for GDC Bulk Asset Sales and Utility Trust proceeds as set forth above.

  (2) Includes the net cash proceeds from the sale or non-recourse financing of any mortgages (Seller Paper) generated from GDC bulk asset sales, but excludes any sales of assets or financings classified as "Scattered Homesites" (bulk or otherwise) in the Business Plan. For the purpose of this calculation, mortgages will be treated as follows: Cash Flow payments will be discounted at 15% per year, as long as the aggregate principal outstanding of mortgages at any time is less than $10,000,000.00, otherwise the incremental amount of mortgages will be treated in the same manner but using a 20% discount rate.

  (3) "Net Subdivision Homesites" as described in the Business Plan, subject to any further Business Plan changes approved by the Board of Directors and AP-AGC.

  (4) "Overhead" as described in the Business Plan.

                                                                     APPENDIX B

                    [TALLWOOD ASSOCIATES, INC. LETTERHEAD]

February 7, 1997

Board of Directors
Atlantic Gulf Communities Corporation
2601 South Bayshore Drive
Miami, Florida 33133-5461

Gentlemen:

  We understand that a transaction has been proposed (the "Proposed Transaction") whereby Atlantic Gulf Communities Corporation (the "Company") would issue 25,000 shares of Series A Redeemable Cumulative Convertible Preferred Stock (the "Preferred Stock") to Apollo Real Estate Investment Fund, L.P. or an entity affiliated therewith or advised thereby ("Apollo") and warrants to purchase up to 5,000,000 shares of common stock of the Company (the "Warrants") for an aggregate purchase price of $25 million. The Preferred Stock would have a dividend rate of 20% per annum and would be convertible into common stock of the Company ("Common Stock") at a conversion price of $5.75 per share subject to adjustments. The Warrants would have an initial exercise price of $5.75 per share subject to adjustments. The terms and conditions of the Proposed Transaction are set forth in more detail in the Letter of Intent including the Term Sheet attached thereto, dated as of January 14, 1997, between the Company and Apollo (the "Letter of Intent"), the Investment Agreement (including the exhibits thereto), dated as of February 7, 1997, between the Company and Apollo (the "Agreement"), and the Secured Note Agreement (including the exhibits thereto), dated as of February 7, 1997, between Apollo and the Company and certain of its subsidiaries (the "Secured Note Agreement").

  You have asked Tallwood Associates, Inc. ("Tallwood") whether, in its opinion, the terms and conditions of the Proposed Transaction, including the terms and conditions of the Preferred Stock and the Warrants, are fair to the stockholders of the Company from a financial point of view.

  Tallwood, as part of its investment banking and financial advisory business, is regularly engaged in the assistance of companies in obtaining financing, refinancing and restructuring of indebtedness and in valuing businesses and their securities in connection with mergers and acquisitions, underwritings, secondary distributions of listed and unlisted securities, private placements and for other corporate purposes.

  In conducting our analysis, we have, among other things: a) reviewed (i) the Letter of Intent, the Agreement, including the Certificate of Designation of the Series A Preferred Stock, the Warrant Certificate, and the Secured Note Agreement; (ii) the Company's cash flow projections and underlying assumptions reflecting a liquidation scenario, the Company's cash flow, income statement and balance sheet projections and underlying assumptions reflecting a growth scenario assuming the Proposed Transaction is not consummated and the Company's cash flow, income statement and balance sheet projections and underlying assumptions reflecting a growth scenario assuming the Proposed Transaction is consummated; (iii) a cash flow and valuation model prepared by Apollo; (iv) the Company's Forms 10-K for the years ended December 31, 1993, December 31, 1994 and December 31, 1995, the Company's Forms 10-Q for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996, and unaudited financial information for the period ended December 31, 1996; (v) the terms and conditions of other transactions that we deem similar to the Proposed Transaction; (vi) reported market prices and trading volumes of the Common Stock for the past 25 months; (vii) a list of prospective investors contacted by BT Securities Corporation ("BTSC") in connection with a proposed $160 recapitalization of the Company; and (viii) other information that we believe to be relevant to our analysis, that was publicly available or furnished to us by the Company, including information provided to us during discussions with its management, directors and advisors; and (b) interviewed (i) the Company's senior management, as to the business and prospects of the Company and as to the possible benefits of the Proposed Transaction; (ii) certain of Apollo's senior management, as to the possible benefits of the Proposed Transaction; and (iii) senior executives of BTSC, the Company's financial advisor, in connection with the Proposed Transaction, as to the possible benefits of the Proposed Transaction and as to BTSC's efforts over the past 14 months to secure financing for the Company's proposed recapitalization. We have also considered such other information, financial studies, analyses, and investigations and financial, economic and market criteria which we deem relevant.

  In performing its analysis and rendering its opinion, Tallwood relied upon the accuracy and completeness of all information provided to it, whether obtained from private or public sources, including that from the Company, Apollo and BTSC, and upon the assurances of management of the Company that they are not aware of any facts that would make such information materially inaccurate or misleading and did not attempt to independently verify any such information or undertake an independent appraisal of the Company or its assets, nor have we been furnished with any such appraisals. With respect to financial forecasts examined by us, we have assumed that these have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the Company's management as to the expected future financial performance of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, Tallwood does not have any obligation to update, revise or reaffirm this opinion to reflect such developments.

  This opinion does not address the business decision of the Board of Directors of the Company to engage in the Proposed Transaction or constitute a recommendation to any stockholder of the Company as to how such stockholder should vote on the Proposed Transaction. We have advised the Board of Directors of the Company that, based on the terms of Tallwood's engagement by the Company, we do not believe that any person (including any stockholder of the Company), other than the Company and the Board of Directors of the Company, has the legal right to rely upon this letter to support any claim against Tallwood arising under applicable state law and that, should any such claim be brought against Tallwood by any such person, this assertion would be raised as a defense. In the absence of applicable state law, the availability of such a defense would be resolved by a court of competent jurisdiction. Resolution of the question of the availability of such a defense, however, would have no effect on the rights and responsibilities of the Board of Directors of the Company under applicable state law. Furthermore, the availability of such a defense to Tallwood would have no effect on the rights and responsibilities of either Tallwood or the Board of Directors of the Company under the federal securities laws.

  We have assumed (which assumption we have no reason to believe is unreasonable but have made no independent investigation with respect thereto) that the fair market value as of February 6, 1997 of one share of Common Stock is $4.69, which equals the current last reported closing sale price of the Common Stock as reported on the NASDAQ National Market. No opinion is expressed herein nor should one be implied as to the fair market value of such Common Stock or as to the price or trading range at which such shares may trade at any time.

  We are acting as financial advisor to the Company and the Board of Directors of the Company in connection with rendering this opinion and will receive a fee from the Company for such services. We have provided other services to the Company in the past for which we received customary compensation. Principals or employees of Tallwood may actively trade the securities of the Company for their own accounts and, accordingly, may at any time hold a long or short position in such securities.

  This opinion is delivered to you based on your understanding that it is for the benefit and use of the Board of Directors of the Company in considering the Proposed Transaction and that the Company will not use this opinion for any other purpose and will not reproduce, disseminate or refer to this opinion without our prior written consent, except as provided by law; provided, however, that the opinion may be included in a proxy statement distributed in connection with a meeting of the Company's stockholders to consider and act on the

Proposed Transaction and, as a result, the opinion will be described in such proxy statement and reproduced in such proxy statement in full. On the basis of, and subject to the foregoing, we are of the opinion that the terms and conditions of the Proposed Transaction, including the terms and conditions of the Preferred Stock and the Warrants, are fair to the stockholders of the Company from a financial point of view as of the date hereof.

                                          Very truly yours,

                                                                     APPENDIX C

   PROPOSAL TO AMEND THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO
             EFFECT THE PROPOSED REVERSE AND FORWARD STOCK SPLITS

A. 1-FOR-100 REVERSE STOCK SPLIT

  Resolved, that the Board finds it advisable that Article Fourth of the Company's restated certificate of incorporation be amended to effect a reverse stock split of the Company's issued and outstanding common stock as of the close of business on the effective date of the amendment, pursuant to which each 100 shares then outstanding will be converted into one share, and to effect a forward split of the Company's common stock as of 6:00 a.m. (Florida time) on the day following the effective date of the Reverse Split, pursuant to which each share of common stock then outstanding as of such date and time will be converted into 100 shares of the Company's common stock and directs that the proposed stock splits be submitted to the stockholders for their consideration and approval.

  Resolved further, that prior to the Company's annual meeting of stockholders in 1997, on the condition that no other amendment to the Company's restated certificate of incorporation shall have been filed after April 15, 1996 effecting a reverse stock split of the Common Stock, Article Fourth of the Company's restated certificate of incorporation shall be amended by the addition of the following provisions:

  As of 5:00 p.m. (Florida time) on the effective date of this amendment, each share of the Corporation's Common Stock held of record shall be and hereby is automatically reclassified and changed, without further action, into one-one hundredth ( 1/100) of a share of the Corporation's Common Stock, provided that no less than one whole share shall be issued pursuant to such reclassification and change. Each holder of a certificate or certificates which immediately prior to the effective date of the amendment represented Common Stock of the Corporation in respect of which the holder who would otherwise be entitled to less than one whole share as a result of such reclassification and change shall be entitled to receive, upon surrender of such certificate or certificates, the cash value of such fractional shares based upon the average closing price per share of the Corporation's Common Stock as reported on the NASDAQ National Market for the 10 trading days preceding the effective date of this amendment. As of 6:00 a.m. (Florida time) on the day following the effective date of this amendment, each share of the Corporation's Common Stock and any fraction thereof held by a record holder of one or more shares shall be and hereby is automatically reclassified and changed, without further action, into the Corporation's Common Stock, on the basis of one hundred (100) new shares of Common Stock per share of Common Stock held of record immediately after the effective date of the amendment. Any fractional share of the Corporation's new Common Stock resulting from such change shall be rounded to the nearest whole share. From and after the effective date of the amendment, the amount of capital represented by the Corporation's Common Stock immediately after the effectiveness of this amendment shall be the same as the amount of capital represented by such shares immediately prior to the effectiveness of this amendment, until thereafter reduced or increased in accordance with applicable law.

  Resolved further, that at any time prior to the filing with the Secretary of State of the State of Delaware of the foregoing amendment to Article Fourth of the Company's restated certificate of incorporation effecting a 100-to-one reverse stock split followed by a 100-to-one forward stock split of the Company's common stock, notwithstanding authorization of the proposed amendment by the Company's stockholders, the Board may abandon such proposed amendment without further action by the stockholders, if for any reason the Board deems it advisable to abandon such foregoing amendment.

  Resolved further, that the Board recommends that the stockholders approve the proposed stock splits.

B. 1-FOR-200 REVERSE STOCK SPLIT

  Resolved, that the Board finds it advisable that Article Fourth of the Company's restated certificate of incorporation be amended to effect a reverse stock split of the Company's issued and outstanding common stock as of the close of business on the effective date of the amendment, pursuant to which each 200 shares then outstanding will be converted into one share, and to effect a forward split of the Company's common stock as of 6:00 a.m. (Florida time) on the day following the effective date of the Reverse Split, pursuant to which each share of common stock then outstanding as of such date and time will be converted into 200 shares of the Company's common stock and directs that the proposed stock splits be submitted to the stockholders for their consideration and approval.

  Resolved further, that prior to the Company's annual meeting of stockholders in 1997, on the condition that no other amendment to the Company's restated certificate of incorporation shall have been filed after April 15, 1996 effecting a reverse stock split of the Common Stock, Article Fourth of the Company's restated certificate of incorporation shall be amended by the addition of the following provisions:

  As of 5:00 p.m. (Florida time) on the effective date of this amendment, each share of the Corporation's Common Stock held of record shall be and hereby is automatically reclassified and changed, without further action, into one-two hundredth ( 1/200) of a share of the Corporation's Common Stock, provided that no less than one whole share shall be issued pursuant to such reclassification and change. Each holder of a certificate or certificates which immediately prior to the effective date of the amendment represented Common Stock of the Corporation in respect of which the holder who would otherwise be entitled to less than one whole share as a result of such reclassification and change shall be entitled to receive, upon surrender of such certificate or certificates, the cash value of such fractional shares based upon the average closing price per share of the Corporation's Common Stock as reported on the NASDAQ National Market for the 10 trading days preceding the effective date of this amendment. As of 6:00 a.m. (Florida time) on the day following the effective date of this amendment, each share of the Corporation's Common Stock and any fraction thereof held by a record holder of one or more shares shall be and hereby is automatically reclassified and changed, without further action, into the Corporation's Common Stock, on the basis of two hundred (200) new shares of Common Stock of the Corporation per share of Common Stock held of record immediately after the effective date of the amendment. Any fractional share of the Corporation's new Common Stock resulting from such change shall be rounded to the nearest whole share. From and after the effective date of the amendment, the amount of capital represented by the Corporation's Common Stock immediately after the effectiveness of this amendment shall be the same as the amount of capital represented by such shares immediately prior to the effectiveness of this amendment, until thereafter reduced or increased in accordance with applicable law.

  Resolved further, that at any time prior to the filing with the Secretary of State of the State of Delaware of the foregoing amendment to Article Fourth of the Company's restated certificate of incorporation effecting a 1-for-200 reverse stock split followed by a 200-for-1 forward stock split of the Company's common stock, notwithstanding authorization of the proposed amendment by the Company's stockholders, the Board may abandon such proposed amendment without further action by the stockholders, if for any reason the Board deems it advisable to abandon such foregoing amendment.

  Resolved further, that the Board recommends that the stockholders approve the proposed stock splits.

                                                                Preliminary Copy
PROXY

                     Atlantic Gulf Communities Corporation

           Annual Meeting of Stockholders to be held on May 28, 1997

          The undersigned, a stockholder of Atlantic Gulf Communities Corporation, a Delaware corporation (the "Company"), hereby acknowledges receipt of the proxy statement dated April ___, 1997 and appoints James W. Apthorp, J. Larry Rutherford and Thomas W. Jeffrey or any of them, attorneys and proxies of the undersigned, with full power of substitution to vote and act for the undersigned at the Company's annual meeting of stockholders to be held at the ______________________ Hotel, _________________________, Miami, Florida on
Wednesday, May 28, 1997 at 9:30 a.m. (Florida time), and at any adjournment thereof, in respect of all of the Company's common stock registered in the name of the undersigned as fully as the undersigned could vote and act if personally present, as directed below, and in their discretion, on any other matters which may properly come before the meeting or any adjournment thereof. This proxy, when properly executed, will be voted as directed herein. However, if no direction is given, this proxy will be voted FOR proposals 1, 2 and 3 below.

                     THIS PROXY IS SOLICITED ON BEHALF OF
                       THE COMPANY'S BOARD OF DIRECTORS

                        (To be Signed on Reverse Side)

1. To consider and vote upon a proposal to approve an Amended and Restated Certificate of Incorporation of the Company which would, among other things, (a) increase the number of authorized shares of the Company common stock from 15,665,000 shares to 50,000,000 and (b) authorize the Company's issuance of 1,025,000 shares of preferred stock, of which 25,000 shares would be designated Series A Preferred Stock, with a liquidation preference of $1,000 per share, and 1,000,000 shares would be designated Series B Preferred Stock, with a liquidation preference of $10 per share; and thereby enable the Company to effect a certain investment transaction involving, among other things, (a) the issuance to an Investor of 25,000 shares of Series A Preferred Stock, in the aggregate amount of $25,000,000 and warrants to purchase up to 5,000,000 shares of Common Stock, (b) the grant to the Investor of representation on the Company's board of directors, and (c) to make available for sale to existing stockholders in a rights offering up to 1,000,000 shares of Series B Preferred Stock, in the aggregate amount of $10,000,000.

     FOR  [_]         AGAINST  [_]       ABSTAIN  [_]

2.   Election of Class 2  Directors         FOR  [_]  WITHHELD  [_]

     Nominees: James W. Apthorp, Jerome J. Cohen and Lawrence B. Seidman

     For, except vote withheld from the following nominee(s):

     _________________________________________


3. Proposal to amend the Company's restated certificate of incorporation (a) to effect, as determined by the board of directors in its discretion, either of two different reverse stock splits of the Company's outstanding common stock as of the close of business on the effective date of the amendment, pursuant to which either (i) each 100 shares then outstanding will be converted into one share, or (ii) each 200 shares then outstanding will be converted into one share and (b) to effect a forward split of the common stock as of 6:00 a.m. (Florida time) on the day following the effective date of the reverse split, pursuant to which each share of common stock then outstanding as of such date will be prior to the effective date of the reverse stock split.

     FOR  [_]         AGAINST  [_]       ABSTAIN  [_]


     Signature(s)_____________________________ Date ________, 1997

Please date this proxy and sign exactly as name appears herein. Joint owners must each sign. When signing as attorney, executor, administrator, trustee, guardian or other representative capacity, please give full title.